    As filed with the Securities and Exchange Commission on October 19, 2001
                                Registration No.
                                                -------------------------------
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             -----------------------

                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                             6711                   63-0574085
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                              420 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                          ----------------------------
                                 ALTON E. YOTHER
                             SOUTHTRUST CORPORATION
                              420 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 254-5000

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

      PAUL S. WARE, ESQ.                         WAYNE A. WHITHAM, JR., ESQ.
BRADLEY ARANT ROSE & WHITE LLP                WILLIAMS, MULLEN, CLARK & DOBBINS
 2001 PARK PLACE, SUITE 1400                     TWO JAMES CENTER, 16TH FLOOR
    BIRMINGHAM, AL 35203                            RICHMOND, VA 23218-1320
       (205) 521-8000                                   (804) 643-1991
      ---------------------------------------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                    Proposed maximum      Proposed maximum
            Title of each class of             Amount to be          offering price      aggregate offering          Amount of
         securities to be registered            registered              per unit                price            registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $2.50 per share.........................  4,532,646 Shares(1)          *                $100,843,240.40 (3)       $25,210.81
Rights to Purchase Series 1999 Junior
 Participating Preferred Stock............  2,266,323 Rights(2)
===================================================================================================================================

*   Not applicable.

(1) This registration statement covers (i) the maximum number of shares of the common stock of the registrant that is expected to be issued in connection with the merger of Community Bankshares Incorporated with and into a subsidiary of the registrant based on a conversion ratio known at the time of filing this registration statement, and (ii) the maximum number of shares of common stock reserved for issuance under various option plans of Community Bankshares Incorporated, but which may be issued prior to the consummation of the merger to the extent such options are then currently exercisable.

(2) Represents one-half right issued in respect of each share of common stock of the registrant to be issued.

(3) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(f)(1) under the Securities Act of 1933. Determined as of October 15, 2001.

                          ----------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                     [Logo]
                        COMMUNITY BANKSHARES INCORPORATED

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Community Bankshares Incorporated:

         The board of directors of Community Bankshares Incorporated has approved a merger of Community Bankshares Incorporated into SouthTrust of Alabama, Inc., a subsidiary of SouthTrust Corporation. We have scheduled a vote on the merger to be held at a special shareholders meeting. The special meeting will be held on November 29, 2001, at 5:00 p.m. at the Holiday Inn Select, Koger South Conference Center, 1021 Koger Center Boulevard, Richmond, Virginia. You are cordially invited to attend the meeting.

         Upon completion of the merger, you will receive either 1.5608 shares of SouthTrust Corporation common stock or a cash payment in exchange for each share of Community Bankshares common stock that you hold. The stock conversion ratio represents a value of $________ per Community Bankshares common share based on the ________, 2001 closing price of SouthTrust common stock. At your option, but subject to certain limitations, you may elect to receive a cash payment equal to $34.03 in exchange for each share of Community Bankshares common stock you own instead of receiving shares of SouthTrust common stock. Regardless of whether or not you make the foregoing election to receive cash, there is another scenario under which you would be required to accept a cash payment (which payment may be substantially less than $34.03 per share) in exchange for each share of Community Bankshares common stock you own. The stock conversion ratio, as well as the two separate scenarios under which you may receive cash for some or all of your shares of Community Bankshares common stock, are described in the section titled "Effect of the Merger on Community Bankshares Common Stock" on page __ of this material.


The board of directors has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote "FOR" the approval of the merger agreement. The merger agreement cannot be approved unless the holders of two-thirds of the shares of Community Bankshares common stock entitled to vote at the meeting approve it. We are sending this material to you to ask for your vote in favor of the merger agreement.

This proxy statement describes the merger agreement and the merger in more detail. Enclosed with this material are the notice of meeting and the proxy card for the meeting. Please read all of these materials carefully.


This document is also the prospectus for up to 4,532,646 shares of SouthTrust common stock to be issued pursuant to the merger.

- Shares of SouthTrust common stock are quoted on The Nasdaq Stock Market under the symbol "SOTR".

- Our financial advisors, Keefe, Bruyette & Woods, Inc. and McKinnon & Company, Inc., have issued their opinions to the board of directors that the consideration is fair from a financial point of view to the Community Bankshares shareholders.

- We expect that the merger generally will be treated as a tax-free transaction for Community Bankshares, SouthTrust and Community Bankshares shareholders except to the extent Community Bankshares shareholders receive cash in exchange for their shares. Bradley Arant Rose & White LLP, counsel to SouthTrust, will issue an opinion concerning the federal income tax consequences of the merger. The opinion and the federal income tax consequences of the merger are described in greater detail in the section titled "Federal Income Tax Consequences" on page __ of this document.

         Regardless of whether you plan to attend the special meeting of Community Bankshares shareholders being held on November 29, 2001, we urge you to complete, sign and return promptly the enclosed proxy card.


         /s/ SAM T. BEALE                     /s/ NATHAN S. JONES, 3RD
     ------------------------             --------------------------------------
             SAM T. BEALE                         NATHAN S. JONES, 3RD
               Chairman                   President and Chief Executive Officer

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this proxy document is ______, 2001, and it is being mailed or otherwise delivered to Community Bankshares shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION


         This document incorporates important business and financial information about SouthTrust and Community Bankshares from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this material, other than certain exhibits to those documents, by requesting them in writing or by telephone from SouthTrust or Community Bankshares, as applicable, at the following addresses:

      SouthTrust Corporation            Community Bankshares Incorporated
       420 North 20th Street                    P. O. Box 29569
     Birmingham, Alabama 35203                 Richmond, VA 23242
    Attention: Alton E. Yother              Attention: Ray A. Fleming
          (205) 254-5000                         (804) 360-2222


         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY NOVEMBER 21, 2001 IN ORDER TO RECEIVE THEM BEFORE THE MEETING.

         See "Where You Can Find More Information" on page __ for further information.

                        Community Bankshares Incorporated
                             11500 West Broad Street
                               Richmond, VA 23233
                                 (804) 360-2222
                  --------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 29, 2001

                  --------------------------------------------

         Notice is hereby given that a special meeting of shareholders of Community Bankshares Incorporated, a Virginia corporation, will be held on November 29, 2001 at 5:00 p.m. at the Holiday Inn Select, Koger South Conference Center, 1021 Koger Center Boulevard, Richmond, Virginia for the following purposes:

                  1. to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of September 21, 2001, which provides for the merger of Community Bankshares with and into SouthTrust of Alabama, Inc., a subsidiary of SouthTrust Corporation. In the merger, each share of Community Bankshares common stock outstanding on the effective date of the merger will be either (i) converted into
         1.5608 shares of SouthTrust common stock or (ii) converted into a right to receive a cash payment in an amount determined in accordance with the merger agreement. You can find a copy of the merger agreement in Exhibit A to the accompanying materials. Please see the section titled "Effect of the Merger on Community Bankshares Common Stock" on page __ of the accompanying materials for more details on the number of SouthTrust shares or amount of cash you would be entitled to receive in the merger.

                  2. to transact other business, if any, that may properly come before the meeting or any adjournments or postponements of the meeting.

         Only those persons who hold shares of Community Bankshares common stock at the close of business on October 22, 2001 are entitled to notice of and to vote at the meeting or at any adjournment or postponement of the meeting. The meeting may be adjourned or postponed more than once without further notice being given to shareholders of Community Bankshares other than an announcement being made at the meeting or at any adjournment or postponement of the meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the meeting will be available at Community Bankshares Incorporated, 11500 West Broad Street, Richmond, Virginia 23233, for a period of ten days prior to the meeting, and will also be available for inspection at the meeting.

         We look forward to seeing you at the meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the meeting.

                                     By Order of the Board of Directors


                                     Richard C. Huffman, Secretary
Richmond, Virginia
_________, 2001

WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT COMMUNITY BANKSHARES MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS



COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER.............................................................................1

SUMMARY  .................................................................................................................2

SELECTED FINANCIAL INFORMATION............................................................................................6
         Selected financial information about SouthTrust..................................................................6
         Selected financial information about Community Bankshares........................................................7
         Selected pro forma information...................................................................................8
         Unaudited comparative per share data.............................................................................9

A WARNING ABOUT FORWARD-LOOKING INFORMATION..............................................................................10

THE SPECIAL MEETING......................................................................................................11
         The Record Date; Quorum Requirement.............................................................................11
         Voting Rights and Votes Required................................................................................11
         Voting at the Special Meeting; Proxies..........................................................................11
         Solicitation of Proxies.........................................................................................12
         Effect of "Abstentions" and "Broker Non-Votes"..................................................................12

THE MERGER...............................................................................................................13
         General  .......................................................................................................13
         Effective Time of the Merger....................................................................................13
         Background of the Merger........................................................................................14
         Community Bankshares' Reasons for the Merger....................................................................14
         SouthTrust's Reasons for the Merger.............................................................................15
         Opinions of Financial Advisors to Community Bankshares..........................................................15
         Interests of Certain Persons in the Merger......................................................................26
         Effect of the Merger on Community Bankshares Stock Options......................................................32
         Effect of the Merger on the Community Bankshares Employee Stock Ownership Plan..................................32
         Distribution of SouthTrust Stock Certificates...................................................................33
         Timing of Completion of the Merger..............................................................................33
         Regulatory Approvals............................................................................................34
         Conditions to be Satisfied or Waived before the Merger Can be Completed.........................................35
         Conduct of Business by Community Bankshares Pending the Merger..................................................36
         Other Covenants and Agreements..................................................................................37
         Waiver and Amendment............................................................................................38
         Termination of the Merger Agreement.............................................................................38
         Resales of Shares of SouthTrust Common Stock....................................................................39
         Anticipated Accounting Treatment................................................................................39
         Dissenters' Rights..............................................................................................39
         SouthTrust Stock Option Agreement...............................................................................40
         Expenses .......................................................................................................42

FEDERAL INCOME TAX CONSEQUENCES..........................................................................................42
         Conversion to SouthTrust Common Stock...........................................................................43
         Optional Cash Election or All Cash Scenario.....................................................................44

DESCRIPTION OF SOUTHTRUST CAPITAL STOCK..................................................................................44
         General  .......................................................................................................44
         SouthTrust Common Stock.........................................................................................45
         SouthTrust Preferred Stock......................................................................................47

MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO
         SOUTHTRUST COMMON STOCK AND COMMUNITY BANKSHARES COMMON STOCK...................................................48
         Market Price....................................................................................................48

         Dividends.......................................................................................................49

COMPARISON OF RIGHTS OF
         STOCKHOLDERS OF SOUTHTRUST AND
         SHAREHOLDERS OF COMMUNITY BANKSHARES............................................................................50
         Voting Rights...................................................................................................50
         Rights on Liquidation...........................................................................................50
         Rights of Pre-emption...........................................................................................51
         Rights to Call a Special Meeting of the Shareholders............................................................51
         Shareholders' Rights to Amend Corporate Governing Documents.....................................................52
         Election and Classification of the Board of Directors...........................................................52
         Nomination of Directors by Shareholders.........................................................................52
         Rights to Remove a Director.....................................................................................52
         Shareholders' Rights to Reports.................................................................................53
         Effect of the Issuance of Preferred Stock.......................................................................53
         Rights Attached to Capital Stock................................................................................53

SUPERVISION AND REGULATION...............................................................................................54
         SouthTrust......................................................................................................54
         Community Bankshares............................................................................................57

WHERE YOU CAN FIND MORE INFORMATION......................................................................................58

OTHER EXPERTS AND COUNSEL................................................................................................60

SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER MATTERS....................................................................60

                  COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER


Q.   WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in these materials, please indicate on your proxy card how you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the meeting to be held on November 29, 2001.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares held by it in "street name" only if you provide instructions to it on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q.   WHAT IF I DON'T VOTE?

A. - If you fail to respond, it will have the same effect as a vote against the merger.

     - If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

     - If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. There are three ways in which you may revoke your proxy and change your vote prior to the special meeting:

     - You may send a written notice to the Secretary of Community Bankshares stating that you would like to revoke your proxy;

     -  You may complete and submit a new proxy card.

     - You may attend the meeting and vote in person, if you are a holder of record. Simply attending the meeting, however, will not revoke your proxy.

     If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q.   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, SouthTrust will send you written instructions explaining how you should exchange your stock certificates.

Q.   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect the merger to be completed during the fourth quarter of 2001. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Community Bankshares must approve the merger agreement and the merger, and SouthTrust must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q.   WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN COPIES OF THESE MATERIALS?

A. You should contact Alton E. Yother of SouthTrust, telephone (205) 254-5000 or Ray A. Fleming of Community Bankshares, telephone (804) 360-2222.

                                     SUMMARY


                  This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire document and other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page __ on how to obtain copies of those documents. In addition, the merger agreement, as amended, is attached as Exhibit A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.


INFORMATION REGARDING SOUTHTRUST AND COMMUNITY BANKSHARES

SOUTHTRUST CORPORATION
420 NORTH 20TH STREET
BIRMINGHAM, ALABAMA 35203
(205) 254-5000

SouthTrust is a Delaware corporation and a registered financial holding company, and one of its wholly owned subsidiaries is SouthTrust of Alabama, Inc., an Alabama corporation. SouthTrust of Alabama owns SouthTrust Bank, an Alabama banking corporation. SouthTrust, through its subsidiaries, engages in a full range of banking services from more than 650 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. As of June 30, 2001, SouthTrust had consolidated total assets of approximately $46.5 billion, which ranked it as the 19th largest bank holding company in the United States.

SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

SouthTrust routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this document, discussions, and in some cases, negotiations and due diligence activities leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and, depending on the terms of these transactions, may dilute the SouthTrust common stock to be issued to you in the merger.


COMMUNITY BANKSHARES INCORPORATED
P. O. BOX 29569
RICHMOND, VIRGINIA 23242
(804) 360-2222

Community Bankshares is a Virginia corporation and a registered bank holding company. Community Bankshares' wholly owned subsidiary is Commerce Bank, a Virginia banking corporation. As of the date of this document, the bank has 12 retail branch offices in central Virginia in addition to its headquarters office. The bank operates five off-site ATMs in addition to six ATMs at branch offices. The bank also has one mortgage office and a separate operations center. As of June 30, 2001, Community Bankshares had consolidated assets of $416 million, deposits of $372 million and shareholder equity of $42 million.

RECOMMENDATIONS OF COMMUNITY BANKSHARES' BOARD AND OPINION OF FINANCIAL ADVISOR (SEE PAGE __)

The Community Bankshares board believes that the merger is in your best interests and has unanimously approved the merger agreement. The Community Bankshares board recommends that you vote "FOR" approval of the merger agreement.

In deciding to approve the merger, Community Bankshares' board considered the opinions of its financial advisors, Keefe, Bruyette & Woods, Inc. and McKinnon & Company, Inc., that as of the date of their opinions, the consideration is fair, from a financial point of view, to the shareholders of Community Bankshares. Because the market price of SouthTrust common stock currently is well above $15.00 per share, the fairness opinions do not address the all-cash scenario. The full text of their opinions are attached as Exhibits B-1 and B-2 of this material, and you are urged to read the opinions in their entirety.

MEETING TO BE HELD ON NOVEMBER 29, 2001 (SEE PAGE --)

The meeting of Community Bankshares shareholders will be held at 5:00 p.m. on November 29, 2001 at the Holiday Inn Select, Koger South Conference Center, 1021 Koger Center Boulevard, Richmond, Virginia. At the meeting, you will be asked to consider and vote to approve the merger agreement (which provides for the merger of Community Bankshares into SouthTrust of Alabama).

RECORD DATE SET AT OCTOBER 22, 2001; MORE THAN TWO-THIRDS (2/3) VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE __)

You can vote at the meeting if you owned Community Bankshares common stock at the close of business on October 22, 2001. As of that date, there were ________ shares of Community Bankshares common stock issued and outstanding and entitled to be voted at the meeting. The affirmative vote of the holders of more than two-thirds (2/3) of the shares of Community Bankshares common stock entitled to be cast on the merger agreement is required. IF YOU DO NOT VOTE YOUR SHARES OF COMMON STOCK, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

As of the close of business on the record date, our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately ____ shares of Community Bankshares common stock, which represents approximately ___% of our stock issued and outstanding on that date.

The merger does not have to be approved by SouthTrust Corporation's stockholders.

SOUTHTRUST BANK WILL BE THE SURVIVING BANK (SEE PAGE __)

Community Bankshares will be merged with and into SouthTrust of Alabama, and SouthTrust of Alabama will be the surviving corporation after the merger. The directors and officers of SouthTrust of Alabama before the merger will continue to serve as the directors and officers of SouthTrust of Alabama after the merger. In a related transaction, Commerce Bank will be merged with and into SouthTrust Bank. Certain officers of Commerce Bank will become officers of SouthTrust Bank.

MERGER CONSIDERATION (SEE PAGE __)

When the merger is complete, each of your shares of Community Bankshares common stock will be converted into the right to receive either shares of SouthTrust common stock or a cash payment.

Conversion to SouthTrust Common Stock

Generally, upon completion of the merger, each of your shares of Community Bankshares common stock will be converted into the right to receive 1.5608 shares of SouthTrust common stock. The conversion ratio is fixed except for any adjustments made in the event of a stock split, reverse stock-split or stock dividend issued by SouthTrust. The market price of SouthTrust common stock may change at any time.

Consequently, the value of the SouthTrust common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the meeting.

In the case of fractional shares, you will receive cash instead of a fractional share. For example, if you hold 100 shares of Community Bankshares common stock, you will receive 156 shares of SouthTrust common stock, plus a cash payment equal to 0.08 of a share of SouthTrust common stock.

Optional Cash Election

As an alternative to receiving shares of SouthTrust common stock, you may elect to receive a cash payment equal to $34.03 for each share of Community Bankshares common stock you own. The merger agreement provides, however, that only 40% of the outstanding shares of Community Bankshares common stock may be converted into cash payments. As a result, you may not receive cash for all of your Community Bankshares shares even if you make the cash election.

All Cash Scenario

If shares of SouthTrust's common stock trade below $15.00 for a specified time period before the special meeting, all of your shares of Community Bankshares common stock will be exchanged for cash regardless of whether or not you made the cash election referred to above. The amount of the cash payment will be calculated in accordance with a formula set forth in the merger agreement. You should be aware that the cash payment under this scenario would be less than the $34.03 per share price under the optional cash election. On October __, 2001, shares of SouthTrust common stock closed at $___ on the Nasdaq.

Community Bankshares Options

At the effective time of the merger, all outstanding options to acquire shares of Community Bankshares common stock will be canceled, and the holders of Community Bankshares options will be entitled to receive a cash payment for each Community Bankshares share subject to an option equal to the difference between
1.5608 times the market value of a share of SouthTrust common stock less the exercise price for which the option holder is entitled to acquire the share of Community Bankshares common stock.

FEDERAL INCOME TAX CONSEQUENCES FOR COMMUNITY BANKSHARES SHAREHOLDERS (SEE PAGE __)

The merger will result in different consequences for you with respect to United States federal income tax depending on whether you receive shares of SouthTrust common stock or cash in exchange for your shares of Community Bankshares common stock.

Conversion to SouthTrust common stock

We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger if you receive SouthTrust common stock for your Community Bankshares common stock, except in connection with any cash that you may receive instead of a fractional share of SouthTrust common stock. Your holding period for the SouthTrust common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of SouthTrust common stock, generally will include your holding period for the shares of Community Bankshares common stock you exchange in the merger.

Cash consideration

The opinion of Bradley Arant Rose & White LLP does not address the federal income tax consequences to holders of Community Bankshares common stock who receive cash pursuant to a cash election. You may recognize gain or loss in the event that you receive cash in exchange for your shares of Community Bankshares.

This tax treatment may not apply to all Community Bankshares shareholders, including shareholders who are non-U.S. persons or dealers in securities. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

COMMUNITY BANKSHARES SHAREHOLDERS DO NOT HAVE DISSENTER'S RIGHTS AS A RESULT OF THE MERGER (SEE PAGE __)

The shareholders of Community Bankshares do not have dissenters' rights to obtain an appraised value of their shares in connection with the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE __)

Some of the directors and executive officers of Community Bankshares have interests in the merger that are different from, or in addition to, your interests. Among those are certain employment agreements, as well as certain rights to indemnification and the rights to participate in the employee benefit plans of SouthTrust. Also, certain executive officers of Community Bankshares will have certain rights to change-of-control payments if the merger occurs.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE __)

Completion of the merger is subject to various conditions, which include:

- approval of the merger agreement by Community Bankshares' shareholders and the sole stockholder of SouthTrust of Alabama;

- receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

-    no actual or threatened causes of action concerning the merger agreement;
     and

-    receipt of the legal opinion concerning the tax implications of the merger.

COMMUNITY BANKSHARES HAS GRANTED SOUTHTRUST AN OPTION TO PURCHASE SHARES OF COMMUNITY BANKSHARES COMMON STOCK (SEE PAGE __)

In connection with the merger agreement, Community Bankshares granted SouthTrust an option to purchase up to 577,907 shares of Community Bankshares common stock at a price of $41.41 per share. The option is exercisable upon the occurrence of certain events generally involving a competing transaction with a third party to acquire Community Bankshares or a significant amount of its stock or assets. As of the date of this document, we know of no such event that has occurred. The option could have the effect of discouraging other companies from offering to acquire Community Bankshares. We have attached the stock option agreement as Exhibit C to this document.

REGULATORY APPROVALS SOUTHTRUST MUST OBTAIN FOR THE MERGER (SEE PAGE __)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the Alabama State Banking Department, and the Virginia State Corporation Commission. SouthTrust has filed applications with the Federal Reserve Board, Alabama State Banking Department and the Virginia State Corporation Commission for approval of the merger. In addition, the merger is subject to the approval of or notice to other regulatory authorities. We cannot be certain when or if SouthTrust will obtain the regulatory approvals.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE __)

Community Bankshares and SouthTrust can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Community Bankshares' shareholders have approved it. Either the SouthTrust board or the Community Bankshares board may decide, without the consent of the other, to abandon the merger if:

- the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days;

- the other party makes an inaccurate representation or warranty and fails to correct it within 30 days of giving notice of the inaccuracy;

-    the merger has not been completed by February 28, 2002;

- a governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way;

-    Community Bankshares' shareholders fail to approve the merger agreement; or

- certain conditions to the obligations of Community Bankshares and SouthTrust to complete the merger cannot be satisfied.


NO SOLICITATION (SEE PAGE __)

Community Bankshares has agreed that Community Bankshares will not, directly or indirectly, solicit or encourage an acquisition proposal by any other person.

SHAREHOLDER RIGHTS (SEE PAGE __)

Currently, your rights as a Community Bankshares shareholder are governed by Virginia law, and our articles of incorporation and bylaws. After the merger, you will become a SouthTrust stockholder and your rights as a stockholder will be governed by Delaware law, as well as SouthTrust's restated certificate of incorporation and restated bylaws.


MARKET PRICE INFORMATION

SouthTrust common stock is traded on Nasdaq under the symbol "SOTR." Community Bankshares common stock is traded on Nasdaq under the symbol "CBIV." The following tables set forth the historical price of SouthTrust common stock and Community Bankshares common stock as of the date preceding the first public announcement of the merger and as of the most recent date practicable preceding this document.

                                         SouthTrust
                                        Common Stock
                                      Last Sales Price
                                      ----------------
June 28, 2001                         $ 26.040
October __, 2001                      $

                                         Community
                                         Bankshares
                                        Common Stock
                                      Last Sales Price
                                      ----------------
June 28, 2001                         $ 31.500
October __, 2001                      $

                         SELECTED FINANCIAL INFORMATION


SELECTED FINANCIAL INFORMATION ABOUT SOUTHTRUST

     The table below presents selected historical consolidated financial information about SouthTrust. The historical income statement data for the five fiscal years ended December 31, 1996 to 2000 is derived from audited consolidated financial statements of SouthTrust. The per share data contained in the table below has been adjusted to reflect the 2-for-1 stock split for SouthTrust common stock declared on April 18, 2001. The financial data for the interim periods ended June 30, 2000, and June 30, 2001, is derived from the unaudited historical consolidated financial statements of SouthTrust and reflect, in the opinion of management of SouthTrust, all adjustments of a normal recurring nature necessary for a fair presentation of the unaudited interim period data. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. You should read the following table in conjunction with the consolidated financial statements of SouthTrust, and the notes relating to the consolidated financial statements, contained in documents included elsewhere in this document or incorporated into this document by reference. See "Where You Can Find More Information" on page
__.


                         SOUTHTRUST AND ITS SUBSIDIARIES

                                                                                                                Six Months
                                                            Years Ended December 31,                           Ended June 30,
                                    -------------------------------------------------------------------  ------------------------
                                        2000           1999           1998        1997         1996         2001         2000
                                    ------------   ------------   -----------  -----------  -----------  -----------  -----------
INCOME STATEMENT DATA
  (in thousands, except per share data):
  Interest income ................  $  3,394,088   $  2,906,447   $ 2,557,462  $ 2,232,252  $ 1,804,220  $ 1,656,349  $ 1,657,151
  Interest expense ...............     2,008,351      1,539,538     1,386,256    1,186,079      938,194      931,410      950,188
                                    ------------   ------------   -----------  -----------  -----------  -----------  -----------
    Net interest income ..........     1,385,737      1,366,909     1,171,206    1,046,173      866,026      724,939      706,963
  Provision for loan losses ......        92,827        141,249        94,796       90,613       90,027       48,559       54,844
                                    ------------   ------------   -----------  -----------  -----------  -----------  -----------
  Net interest income after
    provision for loan losses ....     1,292,910      1,225,660     1,076,410      955,560      775,999      676,380      652,119
  Non-interest income ............       516,751        444,296       385,748      270,306      253,518      268,942      232,058
  Securities gains (losses) ......       (11,068)          (739)           94          201        1,291        1,879          484
  Non-interest expense ...........     1,087,196      1,010,501       914,443      748,216      643,298      550,221      532,428
                                    ------------   ------------   -----------  -----------  -----------  -----------  -----------
  Income before income taxes .....       711,397        658,716       547,809      477,851      387,510      396,980      352,233
  Income taxes ...................       229,067        215,543       179,199      171,143      132,807      129,506      114,273
                                    ------------   ------------   -----------  -----------  -----------  -----------  -----------
    Net income ...................  $    482,330   $    443,173   $   368,610  $   306,708  $   254,703  $   267,474  $   237,960
                                    ============   ============   ===========  ===========  ===========  ===========  ===========

  Net income per diluted
    common share .................  $       1.43   $       1.32   $      1.13  $      1.02  $      0.90  $      0.78  $      0.71
  Cash dividends declared
    per common share .............          0.50           0.44          0.38         0.34         0.30         0.28         0.25
  Average diluted common
    shares outstanding
    (in thousands) ...............       337,812        337,556       328,296      302,016      284,308      342,895      337,480

BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets ...................  $ 45,146,531   $ 43,262,512   $38,133,774  $30,906,445  $26,223,193  $46,534,992  $44,344,503
  Total loans, net of unearned
    income .......................    31,396,156     31,697,841    27,317,506   22,474,785   19,331,132   32,242,631   32,043,373
  Total deposits .................    30,702,539     27,739,345    24,839,892   19,586,584   17,305,493   29,824,435   28,627,591
  Total shareholders' equity .....     3,352,460      2,927,429     2,738,266    2,194,641    1,734,892    3,599,639    3,064,848

SELECTED FINANCIAL INFORMATION ABOUT COMMUNITY BANKSHARES

         The following table presents selected historical consolidated financial information for Community Bankshares. Our historical income statement data for the five fiscal years ended December 31, 1996 to 2000 is derived from our audited consolidated financial statements. The financial data for the interim periods ended June 30, 2000 and June 30, 2001, are derived from the unaudited historical consolidated financial statements of Community Bankshares and reflect, in the opinion of our management, all adjustments of a normal recurring nature necessary for a fair presentation of unaudited interim period data. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period. You should read the following table in conjunction with our financial statements, and the notes relating to our financial statements, which are incorporated in this document by reference. See "Where You Can Find More Information" on page __.

                    COMMUNITY BANKSHARES AND ITS SUBSIDIARIES

                                                                                                         Six Months
                                                               Years Ended December 31,                 Ended June 30,
                                                    ------------------------------------------------  ------------------
                                                      2000      1999      1998      1997      1996      2001      2000
                                                    --------  --------  --------  --------  --------  --------  --------
INCOME STATEMENT DATA
(in thousands, except per share data):
  Interest income ................................  $ 31,716  $ 26,611  $ 23,822  $ 21,268  $ 20,060  $ 15,631  $ 14,988
  Interest expense ...............................    14,325    10,660     9,657     8,650     8,348     7,487     6,450
                                                    --------  --------  --------  --------  --------  --------  --------
    Net interest income ..........................    17,391    15,951    14,165    12,618    11,712     8,144     8,538
  Provision for loan losses ......................       690       559       453        52       532       200       399
                                                    --------  --------  --------  --------  --------  --------  --------
  Net interest income after
    provision for loan losses ....................    16,701    15,392    13,712    12,566    11,180     7,944     8,139
  Other income ...................................     2,543     2,303     2,273     1,666     1,683     1,475     1,343
  Other expenses .................................    10,861     9,877     8,840     7,992     7,264     5,556     5,130
                                                    --------  --------  --------  --------  --------  --------  --------
  Income before income taxes .....................     8,383     7,818     7,145     6,240     5,599     3,863     4,352
  Income taxes ...................................     2,627     2,407     2,153     1,968     1,712     1,078     1,345
                                                    --------  --------  --------  --------  --------  --------  --------
    Net income ...................................  $  5,756  $  5,411  $  4,992  $  4,272  $  3,887  $  2,785  $  3,007
                                                    ========  ========  ========  ========  ========  ========  ========

  Net income per diluted
    common share .................................  $   2.09  $   1.95  $   1.76  $   1.48  $   1.36  $   0.99  $   1.09
  Cash dividends declared
    per common share .............................      0.77      0.63      0.52      0.31      0.10      0.40      0.37
  Average diluted common shares
    outstanding (in thousands) ...................     2,750     2,780     2,837     2,880     2,862     2,812     2,759

BALANCE SHEET DATA (at period end)
(in thousands):
  Total assets ...................................  $396,039  $358,836  $329,912  $270,237  $251,011  $416,417  $381,848
  Total loans, net of
    unearned income ..............................   292,069   265,967   202,903   177,982   164,861   299,136   280,739
  Total deposits .................................   352,531   318,427   294,002   237,529   221,909   371,903   341,835
  Total shareholders' equity .....................    38,763    34,164    34,120    31,041    27,339    41,632    35,793

SELECTED PRO FORMA INFORMATION

         The following table presents unaudited pro-forma combined financial information for SouthTrust and Community Bankshares that has been prepared to give you a better picture of the possible financial position of the combined company had the merger already taken place at the beginning of each fiscal period described below. This information is known as "pro forma" information and has been prepared by combining certain selected historical information about us and SouthTrust together. This pro forma information has been prepared for illustrative purposes only. You should not rely on this information as being indicative of the financial results the combined company would have had if the merger had already been completed or will have in the future if the merger is completed. This information should be read in conjunction with our financial statements and the consolidated financial statements of SouthTrust and the respective related notes incorporated in this document by reference. The per share pro forma information contained in the table below has been adjusted to reflect the 2-for-1 stock split for SouthTrust common stock declared on April 18, 2001. See "Where You Can Find More Information" on page __.

                         PRO FORMA COMBINED INFORMATION
                       SOUTHTRUST AND COMMUNITY BANKSHARES

                                                       Year Ended
                                                       December 31,       Six Months
                                                          2000           June 30, 2001
                                                     --------------      --------------
INCOME STATEMENT DATA
    (in thousands, except per share data):
Interest income ...............................      $    3,425,804      $    1,671,980
Interest expense ..............................           2,022,676             938,897
                                                     --------------      --------------
   Net interest income ........................           1,403,128             733,083
Provision for loan losses .....................              93,517              48,759
                                                     --------------      --------------
Net interest income after provision
   for loan losses ............................           1,309,611             684,324
Non-interest income ...........................             508,226             272,296
Non-interest expense ..........................           1,073,558             542,891
                                                     --------------      --------------
Income before income taxes ....................             744,279             413,729
Income taxes ..................................             236,924             133,205
                                                     --------------      --------------
   Net income .................................             507,355             280,524
                                                     ==============      ==============

Net income per diluted common share ...........      $         1.48      $         0.81
Average diluted common shares outstanding
   (in thousands) .............................             342,104             347,284


BALANCE SHEET DATA
   (in millions)
Total assets ..................................      $       45,608      $       47,016
Total loans, net of unearned income ...........      $       31,688      $       32,542
Total deposits ................................      $       31,056      $       30,196
Total stockholders' equity ....................      $        3,451      $        3,699

The pro forma figures have been adjusted to reflect the impact of Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Accordingly, pro forma earnings and earnings per share information have been adjusted to remove the effect of goodwill amortization.

UNAUDITED COMPARATIVE PER SHARE DATA

         The following table shows information about the net income per share, cash dividends per share and book value per share of SouthTrust and of Community Bankshares on an historical basis and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information, we assumed that we had been merged as of the beginning of the periods presented. SouthTrust's pro forma amounts represent the pro forma amounts of the two companies combined. We used the conversion ratio of 1.5608 in computing the Community Bankshares pro forma equivalent amounts. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America, or GAAP. The information in the following table has been adjusted to reflect the 2-for-1 stock split for SouthTrust common stock declared on April 18, 2001.

         We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented. The information for interim periods does not necessarily reflect results that would be expected for the entire year or any other interim period. You should read the information in the following table in conjunction with our financial statements and the financial statements of SouthTrust, and the respective related notes, incorporated in this document by reference, and with the unaudited pro forma combined information contained on the preceding page. See "Where You Can Find More Information" on page __.

                                                                Year Ended                 Six Months Ended
                                                            December 31, 2000                June 30, 2001
                                                            -----------------              ----------------
Net income per diluted common share:
         SouthTrust.................................              $  1.43                        $  0.78
         Community Bankshares.......................                 2.09                           0.99
         SouthTrust pro forma combined..............                 1.48                           0.81
         Community Bankshares pro forma equivalent                   2.31                           1.26


Cash dividends per common share:
         SouthTrust.................................              $  0.50                        $  0.28
         Community Bankshares.......................                 0.77                           0.40
         SouthTrust pro forma combined..............                 0.50                           0.28
         Community Bankshares pro forma equivalent                   0.78                           0.44

Book value per common share (period end):
         SouthTrust.................................              $  9.92                        $ 10.59
         Community Bankshares(1)....................                14.17                          15.01
         SouthTrust pro forma combined..............                10.08                          10.74
         Community Bankshares pro forma equivalent                  15.73                          16.76


-------------------

(1) Includes unallocated shares held in Community Bankshares' Employee Stock Ownership Plan.

The pro forma figures have been adjusted to reflect the impact of Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Accordingly, pro forma earnings and earnings per share information have been adjusted to remove the effect of goodwill amortization.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         This document contains information about possible or assumed future results of operation or the performance of SouthTrust after the merger is completed. These forward-looking statements may be made directly in this document or may be contained in documents that are incorporated by reference from other documents into this document. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes", "expects", "anticipates", "estimates" or similar expressions.

         These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect the future financial results and performance of SouthTrust. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide on the merger.

         Listed below are events and factors that may cause the forward-looking statements to be inaccurate:

         - SouthTrust may have trouble or be delayed in obtaining regulatory approvals for the merger;

         - SouthTrust may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

         - after the merger, SouthTrust may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;

         - SouthTrust may have trouble integrating our businesses or retaining key personnel;

         - competition among depository and other financial institutions may increase significantly;

         -        adverse changes in the securities markets may occur;

         - changes in inflation and in the interest rate environment may reduce SouthTrust's margins or reduce the fair value of SouthTrust's investments;

         - adverse changes in general economic conditions, either nationally or in the combined company's market areas, may occur;

         - adverse legislative or regulatory changes that adversely affect SouthTrust's business may occur;

         - after the merger, SouthTrust may experience difficulties in entering new markets successfully and capitalizing on growth opportunities; or

         - technological changes and systems integration may be more difficult or expensive than SouthTrust expects.

         - currency fluctuations, exchange controls, market disruptions and other effects resulting from the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and actions by the United States and other governments in reaction thereto.

                               THE SPECIAL MEETING


         At the special meeting, you will be asked to consider the approval of the proposed merger with SouthTrust. SouthTrust and Community Bankshares have agreed that Community Bankshares will be merged into SouthTrust of Alabama. The merger cannot be completed unless our shareholders approve it. Your board is providing this document to you in connection with our solicitation of proxies for use at the meeting of our shareholders and at any adjournments or postponements thereof. The meeting of our shareholders will take place on November 29, 2001, at 5:00 p.m., local time, at the Holiday Inn Select, Koger South Conference Center, 1021 Koger Center Boulevard, Richmond, Virginia, unless it is postponed or adjourned to a later date. We encourage all of our shareholders to vote on the proposal to approve the merger, and we hope that the information contained in this document will help you decide how you wish to vote at the meeting. SouthTrust is also providing this document to you as a prospectus in connection with the offer and sale by SouthTrust of its shares of common stock as a result of Community Bankshares' merger into SouthTrust of Alabama.


THE RECORD DATE; QUORUM REQUIREMENT

         Your board of directors has determined that only those persons or entities who are recorded in our records as holding shares of Community Bankshares common stock as of the close of business on October 22, 2001, are entitled to notice of and entitled to vote at the special meeting. This notice of special meeting accompanies this proxy statement.

         Before any business may be transacted at the meeting, a sufficient number of our shareholders who between them hold at least a majority of the issued and outstanding shares of Community Bankshares common stock entitled to vote at the meeting must be present, either in person or by proxy, at the meeting. As of the record date, there were ___________ shares of Community Bankshares common stock issued and outstanding. Accordingly, at least _________ shares of Community Bankshares common stock must be present at the meeting.


VOTING RIGHTS AND VOTES REQUIRED

         Each share of Community Bankshares common stock held by you is entitled to one vote on every matter to be considered at the meeting. Approval of the merger requires the affirmative vote of our shareholders who hold more than two-thirds (2/3) of the issued and outstanding shares of Community Bankshares common stock (i.e. _______ shares of Community Bankshares common stock). IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

         As of the close of business on the record date our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately _______ shares of Community Bankshares common stock, which represents approximately ___% of the shares of Community Bankshares common stock issued and outstanding on that date. Each of our directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Community Bankshares common stock owned by him or her FOR the proposal to approve the merger at the special meeting.


VOTING AT THE SPECIAL MEETING; PROXIES

         If you wish to vote on the merger proposal you may either attend the meeting and vote your shares of Community Bankshares common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the meeting in accordance with your instructions. Every shareholder is welcome and encouraged to attend the meeting. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this document and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the meeting, your shares of Community Bankshares common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of Community Bankshares common stock will be voted "FOR" the proposal to approve the merger. Your board of directors is not aware of any other matter to be presented for action by our shareholders at the meeting. If, however, other matters do properly come before the meeting, your shares will be voted or not voted on such other matters by the persons named in your proxy in their discretion and best judgment.

         In the event a quorum is not present at the time the meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the meeting or may adjourn the meeting with or without a vote of our shareholders. If we propose to adjourn the meeting by a vote of our shareholders, the persons named in the enclosed form of proxy will vote all Community Bankshares common stock for which they have voting authority in favor of an adjournment.

         You may revoke your proxy at any time prior to its exercise at the meeting by:

         - writing to us and notifying us that you wish to revoke your written proxy

         - properly completing, signing and returning to us another proxy that is dated after any proxy or proxies previously granted by you, or

         -        attending the meeting and voting in person.


All written notices of revocation and other communications about your proxy should be addressed to us as follows:

                        Community Bankshares Incorporated
                                 P. O. Box 29569
                            Richmond, Virginia 23242
                            Attention: Ray A. Fleming

All notices of revocation of proxies must be received by us as originals sent by hand delivery, U.S. mail or overnight courier. You may not revoke your proxy by sending us your written notice by any other means, including facsimile, telex or any form of electronic communication.

         If you grant a proxy by completing, signing and returning to us the enclosed proxy card, you are not prevented from attending the special meeting and voting in person. However, your attendance at the meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the meeting. If you instructed your broker to vote your shares of Community Bankshares common stock, you must contact your broker and follow your broker's directions in order to change your vote.

         Please do not send your stock certificates representing the shares of Community Bankshares common stock held by you to us at this time. If the merger is approved at the meeting, SouthTrust's exchange agent, American Stock Transfer & Trust Company, will send you a letter of transmittal with instructions that will describe how you can surrender your stock certificates and exchange your shares of Community Bankshares common stock for shares of SouthTrust common stock or cash, as appropriate, after the merger is completed.

SOLICITATION OF PROXIES

         This proxy solicitation is being made by your board of directors. The cost of solicitation of proxies will be borne by Community Bankshares. We have engaged ADP to assist us in proxy solicitations regarding the meeting. ADP will perform these services at an anticipated cost of approximately $2,500 plus expenses. Proxies may also be solicited personally or by telephone, fax, or telegraph by our directors, officers, and employees, without additional compensation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Community Bankshares common stock.

EFFECT OF "ABSTENTIONS" AND "BROKER NON-VOTES"

         We intend to count "abstentions" and "broker non-votes" only for the purpose of determining if a quorum is present at the meeting; they will not be counted as votes cast on the proposal to approve the merger agreement. An "abstention" will occur if your shares are deemed to be present at the meeting, either because you attend the meeting or because you have properly completed and returned a proxy, but you do not vote on any matter at the meeting. A "broker non-vote" will occur if your shares are held by a broker or nominee and the shares are deemed to be present at the meeting but you have not instructed your broker or nominee how to vote. Brokerage firms that hold shares in street name for a client may not vote the client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. Accordingly, abstentions and broker non- votes will have the same effect as a vote against a proposal.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT OUR SHAREHOLDERS DO THE SAME. WE ENCOURAGE ALL OF OUR SHAREHOLDERS TO VOTE FOR THE PROPOSAL TO APPROVE THE MERGER.


                                   THE MERGER

         The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire document and the merger agreement completely and carefully. A copy of the merger agreement without any exhibits or schedules is attached as Exhibit A to this document.


GENERAL

         Your board of directors has unanimously adopted the merger agreement and approved the merger. If the merger is completed:


         - Community Bankshares will be merged into SouthTrust of Alabama and will cease to exist as a separate corporate entity;

         - SouthTrust of Alabama, as the surviving entity, will succeed to all of our assets and liabilities;

         - the merged entity will be an Alabama corporation and will operate under the name "SouthTrust of Alabama, Inc.";

         - the current officers and directors of SouthTrust of Alabama will be the officers and directors of the merged entity;

         - your shares of Community Bankshares common stock will be exchanged for shares of SouthTrust common stock or a right to receive a cash payment, subject to certain limitations;

         - to the extent they receive shares of SouthTrust common stock (instead of cash), our shareholders will become stockholders of SouthTrust; and

         - the operations of Community Bankshares and Commerce Bank will be merged into the operations of SouthTrust and its subsidiaries.

         At the time of the merger, each share of Community Bankshares common stock that you currently hold will be converted into the right to receive either
1.5608 shares of SouthTrust common stock or a cash payment. See "Effect of the Merger on Community Bankshares Common Stock" on page ___.

         No fractional shares of SouthTrust common stock will be issued in the merger. If you are entitled to receive a fractional share of SouthTrust common stock, then, in lieu thereof, you will receive a cash payment. The cash payment will equal the product of (i) the fractional interest that you would otherwise be entitled to receive, and (ii) the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding completion of the merger. As to Community Bankshares' stock options, they will be canceled at the effective time of the merger. The holders of Community Bankshares options will be entitled to receive a cash payment for each Community Bankshares share subject to an option equal to the difference between 1.5608 times the market value of a share of SouthTrust common stock less the exercise price for which the optionholder is entitled to acquire the share of Community Bankshares common stock.

EFFECTIVE TIME OF THE MERGER

         We will consummate the merger if it is approved by our shareholders, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been met. See "Regulatory Approvals" on page __ for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process. The merger will become effective on the date and at the time when articles of merger are filed with the Secretary of State of Alabama and the Virginia State Corporation Commission, unless a later date is specified in the articles of merger. SouthTrust intends to file the articles of merger on the first business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and (ii) the date on which the shareholders of Community Bankshares approve the merger agreement, although SouthTrust and Community Bankshares may agree to another date.

         If the merger is not completed by February 28, 2002, or any other later date as agreed to by the parties, either party may terminate the merger agreement, provided the terminating party has not breached any provision of the merger agreement. See "Termination of the Merger Agreement" on page __ for more details of how the merger agreement may be terminated.

BACKGROUND OF THE MERGER

         Over the past several years, Community Bankshares has faced increasing competition in the Richmond metropolitan area from both strong regional banking institutions and Virginia-based institutions as well as a variety of non-bank companies offering financial products and services. Community Bankshares recognized that in order to remain competitive and continue to provide a superior return to its shareholders, it would need to invest substantially in additional technology, provide a broader array of products to customers and increase the overall scale of its operations.

         Management and the board of directors of Community Bankshares has, over time, remained open to considering strategic transactions that would create opportunities for expansion and growth, and an appropriate level of value for our stockholders. Our willingness to consider potential transactions has included not only transactions in which we would be an equal or dominant partner, but transactions in which we would become a strategic partner of a larger financial institution. We have received informal inquiries from a variety of financial institutions from time to time, and have always evaluated these opportunities by asking whether they would be likely to provide the level of stockholder value that we believe Community Bankshares' franchise should command. From time to time, investment banking firms have provided the board with information regarding market conditions for financial institutions generally and various strategic opportunities that might be available to Community Bankshares.

         In March 2001, the Community Bankshares board met to review and consider various strategic alternatives to enhance shareholder value. The alternatives examined included:

               -   continued independence;
               -   the acquisition of other banking franchises;
               -   a merger with a comparably sized financial institution; and
               -   a merger with a larger financial institution.

         Based on careful consideration of the challenges faced by Community Bankshares, the Community Bankshares board determined that an alliance with larger financial institution would best build value for Community Bankshares' shareholders. To assist with this initiative, the board elected to retain Keefe, Bruyette & Woods, Inc. and McKinnon & Company, Inc. as its financial advisors.

         In April 2001, our financial advisors prepared a confidential memorandum describing Community Bankshares in detail and contacted eleven potential acquirors from Pennsylvania to Alabama. Eight potential acquirors asked to review the confidential memorandum. On May 7, 2001, the deadline for delivering expressions of interest, Community Bankshares received two proposals, one of which was from SouthTrust. SouthTrust's proposal had a higher value than the other proposal.

         On May 9, 2001, the Community Bankshares board met with its investment advisors and counsel to review the two proposals and decided to continue discussions with both potential acquirors.

         In May and June 2001, we continued discussions with SouthTrust and the other potential acquiror. On June 28, 2001 the board voted to enter into a nonbinding letter of intent for the acquisition of Community Bankshares by SouthTrust. The letter of intent provided that each share of Community Bankshares Common Stock would be exchanged for 1.5904 shares of SouthTrust common stock. The letter of intent was publicly announced on June 29, 2001.

         Throughout the summer, negotiations continued between the parties. On August 13, 2001, SouthTrust advised Community Bankshares that SouthTrust was revising its proposal to reduce the conversion ratio from 1.5904 to 1.5608. The principal reason for the reduction was that our earnings for the quarter ended June 30, 2001 were below SouthTrust's expectations. On August 15, 2001 the Community Bankshares board agreed to amend the letter of intent with the lower conversion ratio because the revised conversion ratio still provided a higher value than the other proposal we had received. On August 27, 2001 the letter of intent was extended a second time to allow for continued negotiation of the terms of the merger agreement.

         After August 27, 2001, Keefe, Bruyette & Woods, Inc. negotiated for the right to exchange up to 40% of our common stock for cash, which KBW and the Community Bankshares board believed would help mitigate any reductions in the aggregate consideration to be received in the merger in the event of a decline in the market price of SouthTrust common stock.

         While negotiations were in progress, the September 11 terrorist attacks occurred, which closed the United States financial markets until September 17, 2001. In response to market uncertainties at the time, the parties added Article 2A to the merger agreement to provide for an alternative structure of an all cash transaction if the price of SouthTrust common stock fell to less than $15.00 per share.

         On September 18, 2001, the Community Bankshares board met to review the merger terms and approved the merger agreement, subject to the requirement that at least 40% of the Community Bankshares common stock could be exchanged for a minimum cash amount. SouthTrust agreed to pay $34.03 in cash for up to 40% of the Community Bankshares common stock and the merger agreement was signed and announced on September 21, 2001.

COMMUNITY BANKSHARES' REASONS FOR THE MERGER

         In determining to approve the merger agreement and the stock option agreement and the transactions contemplated therein and to recommend its approval to the Community Bankshares shareholders, the board reviewed and considered a number of factors, including, without limitation, the following:

         -        SouthTrust's offer was the highest offer received;

         - the financial condition, results of operations, cash flow, business and prospects of Community Bankshares and SouthTrust;

         - the operating environment for Community Bankshares, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in the industry;

         - Community Bankshares' ability to achieve greater operational scale and increase its financial resources to enable substantial investments in technology and increase Community Bankshares' profitability ratios, which are necessary to remain competitive in the long-term;

         - Community Bankshares board's belief that the terms of the merger agreement are attractive in that the merger agreement allows Community Bankshares shareholders to become shareholders of a combined institution that will be a leading bank in Virginia and the southeast, and the fact that SouthTrust's common stock is widely held and will therefore provide our shareholders with a more actively traded investment;

         - the Community Bankshares board's assessment that the combined company resulting from the merger would better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger bank (as compared to Community Bankshares remaining independent), thereby affording access to greater financial, managerial and technological resources and an ability to offer an expanded range of products and services;

         - the Community Bankshares board's review of strategic alternatives to enhance shareholder value, including potential transactions with other parties and remaining independent, which alternatives the Community Bankshares board believed were not likely to result in greater shareholder value than the merger, based on, among other things, the Community Bankshares board's knowledge of Community Bankshares and SouthTrust and on the information presented to it by its financial advisors;

         - the financial presentation and opinion of Keefe, Bruyette & Woods, Inc. and McKinnon & Company, Inc. rendered to the Community Bankshares board as to the fairness, from a financial point of view, of the consideration to holders of Community Bankshares common stock (see "Opinions of Financial Advisers to Community Bankshares");

         - the expectation that the Merger will generally be a tax-free transaction to Community Bankshares and its shareholders, to the extent the Community Bankshares shareholders receive shares of SouthTrust common stock in exchange for their shares of Community Bankshares common stock (see "Federal Income Tax Consequences"); and

         - the Community Bankshares board's belief, after consultation with its legal counsel, that the regulatory approvals necessary to consummate the merger could be obtained (see "Regulatory Approvals").

         In reaching its determination to approve and recommend the merger, the Community Bankshares board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Community Bankshares board is not intended to be exhaustive but is believed to include all material factors considered by the Community Bankshares board.

SOUTHTRUST'S REASONS FOR THE MERGER

         SouthTrust is engaging in the merger because the merger is consistent with SouthTrust's expansion strategy within the southern United States. The acquisition of Community Bankshares will augment SouthTrust's existing market share in Virginia and will enhance its competitive position in central Virginia.

OPINIONS OF FINANCIAL ADVISORS TO COMMUNITY BANKSHARES

         Keefe, Bruyette & Woods, Inc.

         Community Bankshares engaged Keefe, Bruyette & Woods, Inc., or KBW, to act as its financial advisor. KBW agreed to assist Community Bankshares in analyzing and effecting a transaction with SouthTrust. Community Bankshares selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Community Bankshares and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

         On September 18, 2001, the Community Bankshares board of directors held a meeting to evaluate the proposed merger with SouthTrust. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing on October 11, 2001) that, as of that date, the consideration was fair to Community Bankshares and its shareholders from a financial point of view. Such opinion was reconfirmed in writing as of the date of this document.

         The full text of KBW's updated written opinion dated as of the date of this material is attached as Exhibit B-1 to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Exhibit B-1. Community Bankshares' shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

         KBW'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE COMMUNITY BANKSHARES SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY

COMMUNITY BANKSHARES SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE AT
THE COMMUNITY BANKSHARES SPECIAL MEETING ON THE MERGER OR ANY RELATED MATTER.

         In rendering its opinion, KBW:

         -   reviewed, among other things,

             -   the Merger Agreement,
             - Annual Reports to shareholders and Annual Reports on Form 10-K of SouthTrust,
             - Annual Reports to shareholders and Annual Reports on Form 10-K of Community Bankshares,
             -   Quarterly Reports on Form 10-Q of SouthTrust,
             -   Quarterly Reports on Form 10-Q of Community Bankshares;

         - held discussions with members of senior management of Community Bankshares and SouthTrust regarding
             -   past and current business operations,
             -   regulatory relationships
             -   financial condition, and
             -   future prospects of the respective companies;

         - reviewed the market prices, valuation multiples publicly reported financial conditions and results of operations for Community Bankshares and SouthTrust and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

         - compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

         - performed other studies and analyses that it considered appropriate.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Community Bankshares as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for SouthTrust and Community Bankshares are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of SouthTrust or Community Bankshares, and KBW did not examine any books and records or review individual credit files.

         The projections furnished to KBW and used by it in certain of its analyses were prepared by Community Bankshares' senior management. Community Bankshares does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

         For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

         - the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

         - the representations and warranties of each part in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

         - each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

         - all conditions to the completion of the merger will be satisfied without any waivers; and

         - in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

         KBW further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW's opinion is not an expression of an opinion as to the prices at which shares of Community Bankshares common stock or shares of SouthTrust common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

         In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Community Bankshares and SouthTrust. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Community Bankshares board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Community Bankshares board of directors or management of Community Bankshares with respect to the fairness of the consideration.

         The following is a summary of the material analyses presented by KBW to the Community Bankshares board on September 18, 2001 in connection with its September 18, 2001 oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Community Bankshares board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

         TRANSACTION SUMMARY. KBW calculated the merger consideration to be paid as a multiple of Community Bankshares' book value per share and last twelve months' earnings per share and as a "Core Deposit Premium." Core Deposit Premium equals the difference between the aggregate merger consideration and Community Bankshares' tangible equity divided by total domestic, non-brokered deposits less time deposit accounts greater than $100,000. Since June 30, 2001, SouthTrust has completed the acquisition of CENIT Bancorp, Inc. and announced the acquisition of Bank of Tidewater. KBW has adjusted throughout its analyses the financial data for SouthTrust as of June 30, 2001 to reflect these acquisitions. Additionally, KBW has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on a conversion ratio of
1.5608 SouthTrust shares for 100% of Community Bankshares shares. Based on these assumptions, this analysis indicated that Community Bankshares shareholders would receive shares of SouthTrust common stock worth $36.15 for each share of Community Bankshares common stock held, and that this amount would represent a multiple of 2.41 times book value per share, 18.0 times last twelve months' earnings per share, and a core deposit premium of 19.2%.

         KBW also analyzed the per share transaction value as a premium to the closing price of Community Bankshares common stock prior to the announcement of the merger. The analyses performed indicated the per share transaction value as a premium to the closing price of Community Bankshares common stock on June 21, 2001 was 33.9%.

         SELECTED TRANSACTION ANALYSIS. KBW reviewed certain financial data related to a set of comparable regional bank transactions with announced value greater than $50 million since June 30, 2000 (15 transactions).

         KBW compared multiples of price to various factors for the SouthTrust-Community Bankshares merger to the same multiples for the comparable group's mergers at the time those mergers were announced. The results were as follows:

                            COMPARABLE TRANSACTIONS:

                                                                                           SOUTHTRUST / COMMUNITY
                                     AVERAGE         MINIMUM           MAXIMUM                BANKSHARES MERGER
                                     -------         -------           -------             ----------------------
Premium to Market Price               32.3%            9.8%             67.0%                       33.9%

Price / Book Value                   240.6%          122.0%            391.0%                      240.9%

Core Deposit Premium                  19.3%            8.8%             38.0%                       19.2%

Price / Latest Twelve Months'         18.1x           13.2x             23.4x                       18.0x
EPS

         KBW also analyzed the financial data for the period ended June 30, 2001, for Community Bankshares and the twelve months reporting period prior to the announcement of each transaction for each acquiree in the Selected Transactions Analysis. The results were as follows:

                              COMPARABLE ACQUIREES:

                                                                                                      COMMUNITY
                                         AVERAGE            MINIMUM            MAXIMUM                BANKSHARES
                                         -------            -------            -------                ----------
Equity / Assets                           9.04%              5.58%              16.61%                  10.00%

NPA's  + 90 days / Assets                 0.51%              0.01%               0.94%                   0.94%

Return on Average Assets                  1.16%              0.62%               1.52%                   1.41%

Return on Average Equity                 13.33%              8.59%              18.74%                  14.53%

Net Interest Margin                       4.44%              2.86%               5.78%                   4.58%

Efficiency Ratio                          59.5%              38.7%               70.7%                   56.0%

         No company or transaction used as a comparison in the above analysis is identical to SouthTrust, Community Bankshares or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

         DISCOUNTED DIVIDEND ANALYSIS. Using discounted dividend analysis, KBW estimated the present value of the future stream of dividends that Community Bankshares could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management and an assumed level of expense savings was achieved. KBW then estimated the terminal values for Community Bankshares stock at the end of the period by applying multiples ranging from 10.0 times to 12.0 times projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 12.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Community Bankshares common stock. This discounted dividend analysis indicated reference ranges of between $31.85 and $43.08 per share of Community Bankshares common stock. These values compare to the consideration offered by SouthTrust to Community Bankshares in the merger of $36.15 per share of Community Bankshares common stock based on the market value of SouthTrust common stock on October 11, 2001.

         RELATIVE PRICE/EARNINGS RATIO. KBW also analyzed the quarter-end price of SouthTrust common stock relative to the split-adjusted KBW earnings estimate for the coming twelve months from June 30, 1996 to June 30,

2001. KBW then compared the SouthTrust forward price earnings ratio to that of the Keefe Bank Index over the five-year period. The SouthTrust forward price-earnings multiple traded at a premium to the Keefe Bank Index price-earnings multiple in ten of the twenty-one quarters. On average, SouthTrust's forward price-earnings multiple was 0.2 less than the Keefe Bank Index's. At June 30, 2001, SouthTrust's forward price-earnings multiple was 16.5 times versus 14.9 times for the Keefe Bank Index.

         SELECTED PEER GROUP ANALYSIS. KBW compared the financial performance and market performance of SouthTrust to those of a group of comparable holding companies. The comparisons were based on:

         -        various financial measures:

                  -        earnings performance

                  -        operating efficiency

                  -        capital

                  -        asset quality

         -        various measures of market performance

                  -        price to book value

                  -        price to earnings

                  -        dividend yields

To perform this analysis, KBW used the financial information as of and for the quarter ended June 30, 2001 and market price information as of October 11, 2001. The seven companies in the peer group were U.S. regional banks with total assets ranging from $20.0 billion to $110.0 billion.

         KBW's analysis showed the following concerning SouthTrust's financial performance:

                              SELECTED PEER GROUP:

                                          AVERAGE              MINIMUM              MAXIMUM             SOUTHTRUST
                                          -------              -------              -------             ----------
Return on Average Equity                   17.06%               13.51%               19.20%                15.53%

Return on Average Assets                    1.39%                1.13%                1.67%                 1.19%

Net Interest Margin                         3.90%                3.56%                4.11%                 3.54%

Efficiency Ratio                           56.00%               51.00%               61.00%                55.00%

Leverage Ratio                              7.01%                6.69%                8.10%                 6.50%

Equity / Assets                             8.56%                7.56%                9.71%                 7.97%

Loans / Deposits                          102.00%               94.00%              114.00%               109.00%

NPAs / Assets                               0.58%                0.43%                0.83%                 0.55%

Loan Loss Reserve / NPAs                  163.00%              120.00%              201.00%               179.00%

Loan Loss Reserve / Total Loans             1.34%                1.20%                1.52%                 1.41%

         KBW's analysis showed the following concerning SouthTrust's market performance:

                              SELECTED PEER GROUP:

                                          AVERAGE              MINIMUM              MAXIMUM             SOUTHTRUST
                                          -------              -------              -------             ----------
Price / Book Value per Share                204%                 161%                 247%                  212%

Price / 2001 GAAP Estimated                12.4x                11.4x                13.8x                 14.4x
EPS

Price / 2001 Cash Estimated
EPS                                        11.4x                10.5x                12.6x                 13.4x

Price / 2002 GAAP Estimated
EPS                                        11.3x                10.6x                12.4x                 13.2x

Price / 2002 Cash Estimated
EPS                                        10.4x                 9.5x                11.4x                 12.3x

Dividend Yield                              3.9%                 2.6%                 5.2%                  2.4%

         KBW also compared the financial performance and market performance of Community Bankshares to those of a group of comparable holding companies. The comparisons were based on:

         -        various financial measures:

                           -        earnings performance

                           -        operating efficiency

                           -        capital

                           -        asset quality

         -        various measures of market performance including:

                           -        price to book value

                           -        price to earnings

                           -        dividend yields

         To perform the financial performance analysis, KBW used the financial information as of and for the quarter ended June 30, 2001. The twelve companies in the peer group were banks located in Virginia with total assets ranging from $300 million to $1 billion.

         KBW's analysis showed the following concerning Community Bankshares' financial performance:

                              SELECTED PEER GROUP:

                                                                                                    COMMUNITY
                                        AVERAGE            MINIMUM           MAXIMUM                BANKSHARES
                                        -------            -------           -------                ----------
Return on Average Equity                 15.84%             10.80%             20.53%                  13.43%

Return on Average Assets                  1.31%              0.92%              1.95%                   1.34%

Net Interest Margin                       4.13%              2.36%              4.87%                   4.09%

Efficiency Ratio                         62.00%             46.00%             82.00%                  58.00%

Leverage Ratio                            8.53%              5.44%             11.00%                  10.11%

Equity / Assets                           8.65%              5.06%             11.40%                  10.00%

Loans / Deposits                         82.00%             63.00%             97.00%                  80.00%

NPAs / Assets                             0.23%              0.04%              0.77%                   0.47%

Loan Loss Reserve / NPAs                442.00%            139.00%          1,704.00%                 167.00%

Loan Loss Reserve / Total Loans           1.21%              0.91%              1.55%                   1.08%

To perform the market performance analysis, KBW used the financial information as of and for the quarter ended March 31, 2001 and market price information as of June 21, 2001. The twelve companies in the peer group were banks located in Virginia with total assets ranging from $300 million to $1 billion.

         KBW's analysis showed the following concerning Community Bankshares' market performance:

                              SELECTED PEER GROUP:

                                       AVERAGE            MINIMUM            MAXIMUM           COMMUNITY BANKSHARES
                                       -------            -------            -------           --------------------
Price / Book Value per Share             159%               115%               230%                    183%

Price / LTM GAAP EPS                    12.2x              10.0x              16.8x                    12.6x

Price / LTM Cash EPS                    12.0x               9.5x              16.5x                    12.6x

Dividend Yield                           2.9%               0.0%               4.2%                    3.0%

         CONTRIBUTION ANALYSIS. KBW analyzed the relative contribution of each of Community Bankshares and SouthTrust to the pro forma balance sheet and income statement items of the combined entity, including assets, loans, deposits, equity, latest twelve months' earnings, and estimated 2001 net income. KBW relied on First Call projections for SouthTrust's and management estimates for Community Bankshares' 2001 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Community Bankshares based on an conversion ratio of 1.5608 for 100% of Community Bankshares' shares. The results of KBW's analysis are set forth in the following table:

                                                                             Community
         Category                                       SouthTrust           Bankshares
         --------                                       ----------           ----------
         Total Assets                                      99.1%                0.9%

         Gross Loans                                       99.1%                0.9%

         Total Deposits                                    98.8%                1.2%

         Equity                                            98.9%                1.1%

         Latest Twelve Months' Earnings                    98.9%                1.1%

         2001 Estimated Net Income                         98.9%                1.1%

         Estimated Pro Forma Ownership                     98.8%                1.2%

         FINANCIAL IMPACT ANALYSIS. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to SouthTrust's estimated GAAP and cash earnings per share. The analysis also indicated that the merger is expected to be accretive to SouthTrust's book value per share and dilutive to tangible book value per share. This analysis was based on First Call's 2002 published earnings estimates. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

         OTHER ANALYSES. KBW reviewed the relative financial and market performance of SouthTrust and Community Bankshares to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance, stock liquidity and research coverage for SouthTrust.

         The Community Bankshares board of directors has retained KBW as an independent contractor to act as financial adviser to Community Bankshares regarding the merger. No instructions or limitations were given or imposed in connection with the scope of the examination or investigations made by KBW in arriving at its findings. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Community Bankshares and SouthTrust. KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community Bankshares and SouthTrust for KBW's own account and for the accounts of its customers.

         Community Bankshares and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Community Bankshares has agreed to pay to KBW at the time of closing a cash fee equal to $550,000. Additionally, Community Bankshares has agreed to pay KBW a cash fee of $50,000 concurrently with the first to be executed of an agreement in principle or a definitive agreement and a cash fee of $50,000 after the mailing of any proxy statement or registration statement relating to the merger. Pursuant to the KBW engagement agreement, Community Bankshares also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

         In connection with its written opinion as of the date of this material, KBW confirmed the appropriateness of its reliance on the analyses used to render its October 11, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         KBW's opinion dated as of the date of this document is based solely upon the information available to KBW and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in the opinion of KBW. KBW has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date hereof.

         McKinnon & Company, Inc.

         GENERAL. Community Bankshares' board of directors retained McKinnon & Company in an engagement letter dated April 4, 2001 to serve as its financial advisor and to evaluate the terms of any proposed merger agreement, and McKinnon & Company has rendered its opinion to the board of directors of Community Bankshares that the terms of the merger agreement are fair from a financial point of view to the Community Bankshares shareholders. In developing its opinion, McKinnon & Company reviewed and analyzed material bearing upon the financial and operating conditions of Community Bankshares, SouthTrust, and on a pro forma basis, Community Bankshares and SouthTrust combined, and material proposed in connection with the merger agreement including, among other things, the following:

         -        the merger agreement;

         -        the registration statement;

         - Community Bankshares' and SouthTrust's financial results for fiscal years 1999 and 2000 and their earnings releases for the quarters ended March 31 and June 30, 2001;

         - information obtained through direct and indirect participation in meetings and telephone conferences with senior management of Community Bankshares and SouthTrust regarding past and current business operations of, and outlook for, Community Bankshares and SouthTrust, including trends, the terms of the proposed merger, and related matters;

         - the reported price and trading activity of Community Bankshares and SouthTrust stock and financial and stock market information for Community Bankshares and SouthTrust with similar information for certain other companies, and securities that are publicly traded;

         - the financial terms of certain recent business combinations which McKinnon & Company deemed comparable in whole or in part;

         - the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company affiliations and acquisitions in Maryland, North Carolina, the District of Columbia, Virginia, Texas and the United States in recent years and the deal price relative to the seller's price one day prior to the announcement of the deals; and

         - other published information and other factors and information which McKinnon & Company deemed relevant.

         No instruction or limitations were given or imposed in connection with the scope of the examination or investigations made by McKinnon & Company in arriving at its findings. McKinnon & Company has performed such other studies and analyses it deemed appropriate, including an analysis of the pro forma financial impact of the merger on Community Bankshares and SouthTrust. A copy of McKinnon & Company's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Exhibit B-2 to this document and should be read in its entirety.

         McKinnon & Company used the information gathered to evaluate the financial terms of the merger using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis and dilution analysis.

         COMPARABLE ACQUISITION ANALYSIS. McKinnon & Company compared the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in ten bank and bank holding company mergers and acquisitions in Maryland, North Carolina, the District of Columbia and Virginia since December 31, 2000, three bank mergers in 2000 in Virginia, Maryland and Texas and 114 bank and bank holding companies in the United States since December 31, 2000, representing all such transactions known to McKinnon & Company to have occurred during this period involving banks and bank holding companies, excluding mergers of equals transactions, with the proposed merger and found the consideration to be received from SouthTrust's to be within the relevant pricing ranges acceptable for such recent transactions.

                                 U.S.      (1) D.C. &      (2)          (3)             (4)            (5) BANKS
                  COMMUNITY      ALL        VIRGINIA       N.C.        BANKS           BANKS           SOUTHTRUST
                 BANKSHARES/    BANKS         BANKS       BANKS       ASSETS           ASSETS           VA.-TEXAS           BANKS
                  SOUTHTRUST     2001         2001         2001      $1 BIL.+       $200-700 MIL.   12/2000-8/15/2001       PEER*
                 ------------------------------------------------------------------------------------------------------------------
Deals                    1         114            6            4            2                9                 2                 5

Deal Price/
Book Value          272.44      189.70       196.63       183.47       266.95           200.30            206.58            220.34

Deal Price/
Tangible Book       272.44      197.56       236.25       193.69       300.69           220.51            240.08            245.97

Deal Price/
TM Earnings          20.55       18.90        19.48        20.59        22.64            18.42             18.04             19.02

Deal Price/
 Deposits            31.59       21.08        28.97        26.46        32.23            25.92             21.17             24.35

Deal Price/
 Assets              28.22       17.57        22.68        19.71        24.55            20.07             17.11             19.36

(1)      D.C. and Virginia Banks 2001:  Salem Community Bankshares/FNB Corp.
                                        * James River Bankshares/First Virginia
                                          Banks
                                        F&M National/BB&T
                                        * Century Bankshares/United Bankshares
                                        * Cenit Bancorp/SouthTrust
                                        Virginia Capital Bancshares

(2)      N.C. Banks 2001:               BOC Financial Corp./ Bank of Davie
                                        Park Meridian Financial/Regions
                                          Financial
                                        Pine Level Bank/Heritage Bancshares,
                                          Inc.
                                        Centura Bank/Royal Bank of Canada

(3)      Banks Assets $1 Bil. +:        F&M/BB&T Centura Banks/Royal Bank of
                                          Canada

(4)      3 Other Comparable:            *Union National (Md.)/Mercantile
                                        *Atlantic Financial/F&M National
                                        Bay Bancshares (Texas)/SouthTrust

(5)      SouthTrust/Bank of Tidewater subsequently announced August 31, 2001:
         317.46 Deal Price/Book; 20.29 Deal Price/LTM Earnings: 25.98 Deal Price/Deposits; 23.47 Deal Price/Assets National.

         McKinnon & Company determined that the price to book, price to tangible book, multiple of trailing twelve months earnings, price to deposits, and price to assets ratios for the proposed merger were all superior to the median ratio for all the comparable groups except the group above $1 billion in assets. The ratios for the proposed merger were slightly superior to those for the banks over $1 billion in assets in price to book and price to assets, and were slightly below in price to tangible book and price to deposits.

         MARKET COMPARABLE ANALYSIS. McKinnon & Company analyzed the performance, stock market data and financial condition for SouthTrust as of August 10, 2001 with corresponding information for the following large and small financial institutions: five large southeastern and national banks - Bank of America Corp., First Union Corporation, SunTrust Banks, Inc., Wachovia Corporation, and BB&T Corp.; three financial institutions with a market capitalization of $15 billion to $20 billion - SunTrust Banks, Inc., Wachovia Corporation and BB&T Corp.; with sixty-seven smaller banks in Virginia, Maryland, Pennsylvania, the District of Columbia, West Virginia and North Carolina; the overall group of seventy-two banks including the large and small comparable groups; and two financial institutions with a market capitalization of $2 billion to $15 billion - BB&T Corp. and First Virginia Banks, Inc.

                                           Average of
                                           Large Bank     Mkt. Cap.    Average of Small   Overall      Mkt. Cap.
                            SouthTrust        Group      15-20 Bil.       Bank Group       Banks       2-15 Bil.
                            ----------     ----------    ----------    ----------------   -------      ---------
Banks                             1               5            3               67             72              2

Price/
   Book Value                264.11%         246.22%      269.21%          158.83%        164.90%        316.91%

Price/2000 Earnings           18.32x          16.89x       19.43x           14.43x         14.76x         20.05x
         LTM Earnings         17.47x          18.01x       20.69x              NA             NA          18.13x

Price/
  2001 E Earnings             16.27x          14.38x       15.13x           12.92x         13.06x         15.50x

Mkt. Capitalization/
       Total Assets           19.62%          19.15%       21.76%           15.18%         15.51%         24.95%

Return on Avg. Equity         15.72%          16.67%       16.75%           11.90%         12.29%         14.46%

Return on Avg. Assets          1.09%           1.17%        1.23%            1.22%          1.21%          1.33%

Dividend Yield                 2.14%           2.92%        2.79%            2.88%          2.87%          3.02%

         The analysis revealed that SouthTrust traded at a premium to banks included in the comparable groups based on price to earnings and price to book. However, SouthTrust's trading price premium was somewhat less appreciable when compared to the trading prices of banks of similar size and market capitalization. Due to its higher stock price, SouthTrust had a lower dividend yield than the comparable groups.

         CONTRIBUTION ANALYSIS - PRO FORMA. McKinnon & Company compared the contributions of Community Bankshares to the pro forma company relative to the appropriate ownership of the pro forma company. The analysis indicated that Community Bankshares shareholders would own approximately 1.24% of the pro forma shares of SouthTrust. Community Bankshares' appropriate contributions are listed below by category:

                                                                  Community
                                                                  Bankshares
                                                                 Contribution
                                                                 ------------
Assets                                                               0.87%

Loans                                                                0.91%

Deposits                                                             1.21%

Equity                                                               1.14%

Last twelve months earnings without cost savings                     1.07%
Projected year 1 earnings without cost savings                       1.17%

Last twelve months earnings with cost savings (1)                    1.50%
Projected year 1 earnings with cost savings (1)                      1.54%

ProForma Ownership                                                   1.24%

(1) Includes estimated cost savings of 31% of Community Bankshares' last twelve months' non-interest expense base attributable to the merger; excludes one-time charges.

         PRESENT VALUE ANALYSIS. McKinnon & Company performed an analysis to determine a range of present values per share of Community Bankshares common stock assuming Community Bankshares continued to operate as an independent community bank. This range was determined by present valuing the estimated value of Community Bankshares common stock at the end of year 2005. McKinnon & Company used earnings reported by Community Bankshares for 2000. The net income projections were grown using earnings growth rate of 8% for years 2000 through 2005. The future value of Community Bankshares common stock at the end of year 2005 was determined by applying a range of price-to-earnings multiples of 12.0 to 17.0 to year 2005 projected earnings. These values were discounted to present value using discount rates of 12% to 18%, which McKinnon & Company viewed as the appropriate discount rate range for a commercial bank with Community Bankshares' characteristics. Based upon the above assumptions, the value of Community Bankshares common stock ranged from approximately $21.87 to $36.07 per share on a stand-alone basis.

                        TERMINAL PRICE/EARNINGS MULTIPLE

Discount
  Rate          12.0x           13.0x        14.0x          15.0x           16.0x          17.0x
--------        -----           -----        -----          -----           -----          -----
12.00%         $28.24          $29.81       $31.37         $32.94          $34.51         $36.07

14.00%          25.87           27.28        28.69          30.10           31.51          32.92

16.00%          23.76           25.03        26.30          27.57           28.84          30.11

18.00%          21.87           23.02        24.16          25.31           26.45          27.60

         The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by McKinnon & Company to the Community Bankshares board of directors or of the analyses performed by McKinnon & Company. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, McKinnon & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses contributed to McKinnon & Company's opinion that the terms of the merger agreement are fair from a financial point of view to the Community Bankshares shareholders.

         The Community Bankshares board selected McKinnon & Company as an investment advisor because it is an investment banking firm that specializes in Virginia community banks. In 14 years McKinnon & Company has been lead managing underwriter in approximately 40 public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon & Company, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks and thrifts, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estate and corporate recapitalizations. McKinnon & Company is also a market maker in Virginia community bank stocks listed on The Nasdaq National Market, The Nasdaq SmallCap Market and the OTC Bulletin Board, including Community Bankshares common stock. McKinnon & Company has served in an investment banking and financial advisory capacity for Community Bankshares or its predecessor banks, including managing two public stock offerings and financial advisor on two mergers. McKinnon & Company believes it has a thorough working knowledge of the banking industry throughout Virginia. McKinnon & Company is not a market maker in SouthTrust's common stock on The Nasdaq National Market.

         Pursuant to an engagement letter dated April 4, 2001, between Community Bankshares and McKinnon & Company, in exchange for its services, McKinnon & Company shall receive a contingent fee of 0.5% of the market value paid for Community Bankshares, payable at the closing or effective date of the merger, net of $100,000 and $200,000 previously paid to McKinnon & Company and Keefe, Bruyette & Woods, Inc., respectively, to date. Based on a value of $40.89 per share of Community Bankshares, McKinnon & Company's total fee would be approximately $537,500. The investment advisory fees are legal obligations of Community Bankshares and are 1% of the fair market value of the consideration to be paid to the shareholders of Community Bankshares on the date the merger becomes effective for McKinnon & Company's and KBW's services as independent financial advisors in connection with the merger, including the rendering of fairness opinions to Community Bankshares' board of directors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         General

         Certain members of the management and the boards of directors of Community Bankshares and Commerce Bank have interests in the merger that are in addition to any interests they may have as shareholders of Community Bankshares generally. These interests include, among others, provisions in the merger agreement relating to indemnification of Community Bankshares' and Commerce Bank's directors and officers, certain employee benefits and certain employment agreements, as described below.

         SouthTrust has agreed in the merger agreement that for a period of three years after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Community Bankshares and Commerce Bank against all liabilities arising out of actions or omissions occurring at or prior to completion of the merger to the same extent and subject to the same conditions as set forth in Community Bankshares' and Commerce Bank's articles of incorporation and bylaws. In addition, SouthTrust has agreed that after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Community Bankshares and Commerce Bank against all liabilities arising out of actions or omissions occurring after completion of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in the restated certificate of incorporation and bylaws of SouthTrust, under such directors' and officers' liability insurance policies as SouthTrust may then make available and by applicable law. Subject to certain conditions, SouthTrust has further agreed in the merger agreement to use its best efforts to maintain in effect for three years after completion of the merger Community Bankshares' existing directors' and officers' liability insurance policy.

         Following completion of the merger and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of Community Bankshares or Commerce Bank or any of their respective subsidiaries whom SouthTrust or any of its affiliates employ will be eligible to participate in the employee benefit plans of SouthTrust, including welfare and fringe benefit plans, on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, except that:

         - with respect to each SouthTrust group health plan, SouthTrust will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Community Bankshares, Commerce Bank or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's group health plan for such current year, and SouthTrust will waive all waiting periods under those plans for pre-existing conditions;

         - credit for each such employee's past service with Community Bankshares, Commerce Bank or any of their respective subsidiaries prior to the completion of the merger will be given by SouthTrust to each such employee, as if such service had been performed for SouthTrust, for purposes of:

                  - determining vacation, severance, sick leave and other leave benefits and accruals in accordance with the established policies of SouthTrust;

                  - establishing eligibility for participation in and vesting under SouthTrust's welfare and fringe benefit plans and for purposes of determining the scheduling of vacations and other determinations that are made based on length of service;

                  - determining eligibility to participate in and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the SouthTrust Pension Plan and the SouthTrust Discount Stock Payroll Purchase Plan; and

         - for benefit accrual purposes under the SouthTrust Pension Plan, each such employee will receive credit for all service performed for SouthTrust after January 1, 2002.

         Employment Agreements for Certain Executive Officers and Employees

         As a condition to SouthTrust's obligation to complete the merger, certain executive officers and employees of Community Bankshares and Commerce Bank must enter into new employment agreements with SouthTrust Bank.

         Commerce Bank (or its predecessors by merger) previously entered employment agreements with each of the following executive officers: Nathan S. Jones, III, H. E. Richeson, Zirkle Blakey, III, Ray A. Fleming, John M. Wiatt, Jr., Joseph F. Uzzle and Larry D. McCoy. As a condition to SouthTrust's obligation to complete the merger, each of Mr. Jones, Mr. Richeson, Mr. Blakey, Mr. Fleming and Mr. Wiatt must enter new employment agreements with SouthTrust Bank in substantially the form set forth in Exhibit 8.9 to the merger agreement. Each of those new employment agreements will become effective upon completion of the merger and will replace and supersede any and all other employment agreements between Commerce Bank and the executives. In addition, the existing employment agreements between Commerce Bank and each of Mr. McCoy and Mr. Uzzle must be terminated as of the effective time of the merger if SouthTrust and each of Mr. McCoy and Mr. Uzzle agree on replacement employment agreements to become effective upon completion of the merger. The terms of the existing employment agreements and the replacement employment agreements for each of Mr. Jones, Mr. Richeson, Mr. Blakey, Mr. Fleming, Mr. Wiatt, Mr. Uzzle and Mr. McCoy provide that the executive will be entitled to receive a change in control payment if the merger is completed and certain other conditions are met.

         Nathan S. Jones, III

         Mr. Jones' new employment agreement with SouthTrust Bank will provide that SouthTrust will employ Mr. Jones for a period commencing on the closing date of the merger and ending on the date that is the earlier of (1) thirty days after the date on which all of Commerce Bank's operational systems are converted to SouthTrust Bank's operational systems, or (2) six months after the closing date of the merger. Under the terms of the new employment agreement, SouthTrust Bank will pay to Mr. Jones a base annual salary of $190,000, plus a lump sum change in control payment equal to (1) 2.99 times the base salary and cash bonuses paid to Mr. Jones by Commerce Bank for the twelve months ending on the closing date of the merger, plus (2) a cash amount equal to the actuarial equivalent of any additional retirement pension to which Mr. Jones would have been entitled under certain retirement plans or programs of Commerce Bank, without regard to any vesting provisions, had Mr. Jones accumulated three additional years of continuous service at his base salary rate in effect on the closing date of the merger. The change in control payment is subject to limitation if any part of it is non-deductible under Section 280G of the Internal Revenue Code. The change in control payment, minus applicable withholding, would be paid by SouthTrust Bank to Mr. Jones on the earlier of (1) the date that is thirty days after the date on which all of Commerce Bank's operational systems are converted to SouthTrust Bank's operational systems, (2) six months after the closing date of the merger, or (3) in the event his employment under the new employment agreement is terminated by SouthTrust Bank under certain circumstances, then on the first normal payroll date following the date of such termination. Mr. Jones will also be entitled to participate on the same basis as other similarly situated executive personnel of SouthTrust and its affiliates in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to such employees. The new employment agreement would also provide Mr. Jones with particular benefits, including vacation, reimbursement for business expenses, and other perquisites, such as use of an automobile or an automobile allowance and club dues, to which he was entitled during his employment with Commerce Bank.

         In the event Mr. Jones terminates his employment with SouthTrust Bank prior to the end of the term under the new employment agreement, then SouthTrust Bank will be under no further obligation to make payments or provide benefits to Mr. Jones, except for base salary earned but unpaid at the time of his termination, payment for accrued vacation, reimbursable expenses incurred but not yet reimbursed, any earned but unpaid incentive awards due to Mr. Jones and group health coverage that is required to be continued by applicable law.

In the event Mr. Jones' employment is terminated by SouthTrust Bank (with or without cause), or is terminated due to Mr. Jones' death or disability, SouthTrust Bank would still be obligated to pay the change in control payment to Mr. Jones.

         H.E. Richeson

         Mr. Richeson's new employment agreement with SouthTrust Bank will be substantially similar to Mr. Jones' agreement with the following exceptions:

         -        Mr. Richeson's base annual salary will be $165,700;

         - Mr. Richeson's change in control payment will be an amount equal to 2.99 times the highest annual compensation (including only base salary and cash bonuses) paid to Mr. Richeson for any six months ending with his termination, and will not include any amount related to any retirement pension;

         - Mr. Richeson will be entitled to retain certain deferred compensation benefits to which he would be entitled as of the closing of the merger which benefits are equal to $5,000 per month payable for a period of five years commencing on the first day of the month following the earlier of either (1) the date upon which Mr. Richeson attains the age of 65 or (2) the date of his actual retirement.

         Zirkle Blakey, III

         Mr. Blakey's new employment agreement with SouthTrust Bank will be substantially similar to Mr. Jones' agreement with the following exceptions:

         -        Mr. Blakey's base annual salary will be $99,420;

         - Mr. Blakey's change in control payment will be an amount equal to 2.99 times the highest annual compensation (including only base salary and cash bonuses) paid to Mr. Blakey by Commerce Bank (or SouthTrust Bank) for any six months ending on the date of his termination, and will not include any amount related to retirement pension;

         Ray A. Fleming

         Mr. Fleming's new employment agreement with SouthTrust Bank will be substantially similar to Mr. Jones' agreement with the following exceptions:

         -        Mr. Fleming's base annual salary will be $104,940;

         - Mr. Fleming's change in control payment will be an amount equal to (1) 2.99 times the base salary and cash bonuses paid to Mr. Fleming by Commerce Bank for the twelve months ending on the date of his termination, plus (2) a cash amount equal to the actuarial equivalent of any additional retirement pension to which Mr. Fleming would have been entitled under certain retirement plans or programs of Commerce Bank, without regard to any vesting provisions, had Mr. Fleming accumulated three additional years of continuous service at his base salary rate in effect on the date of his termination.

         John M. Wiatt, Jr.

         Mr. Wiatt's new employment agreement with SouthTrust Bank will be substantially similar to Mr. Jones' agreement with the following exceptions:

         -        Mr. Wiatt's base annual salary will be $129,800;

         - Mr. Wiatt's change in control payment will be an amount equal to (1) 2.99 times the base salary and cash bonuses paid to Mr. Wiatt by Commerce Bank for the twelve months ending on the date of his termination, plus (2) a cash amount equal to the actuarial equivalent of any additional retirement pension to which Mr. Wiatt would have been entitled under certain retirement plans or programs of Commerce Bank, without regard to any vesting provisions, had Mr. Wiatt accumulated three additional years of continuous service at his base salary rate in effect on the date of his termination;

         Joseph F. Uzzle

         Mr. Uzzle's existing employment agreement with Commerce Bank provides that in the event that there is a change in control of Commerce Bank and Mr. Uzzle's employment is terminated within one year of such change-in-control either by Commerce Bank or its successor without cause or by Mr. Uzzle for good reason, then he will be entitled to a change in control payment equal to (1) a cash amount equal to 2.99 times the base salary and cash bonuses paid to him by Commerce Bank or its successor for the twelve months ending with his termination, plus (2) a cash amount equal to the actuarial equivalent of any additional retirement pension to which Mr. Uzzle would have been entitled under certain retirement plans or programs of Commerce Bank, without regard to any vesting provisions, had Mr. Uzzle accumulated three additional years of continuous service at his base salary rate in effect on the date of his termination. If SouthTrust Bank and Mr. Uzzle agree upon a replacement employment agreement for him, then such replacement employment agreement may contain additional payment and benefit terms which may be similar to the terms described above for other executives.

         Larry D. McCoy

         Mr. McCoy's existing employment agreement with Commerce Bank provides that in the event that there is a change in control of Commerce Bank and Mr. McCoy's employment is terminated within three years of such change in control either by Commerce Bank or its successor without cause or by Mr. McCoy for good reason, then he will be entitled to a change in control payment equal to a cash amount equal to 2.99 times the highest annual compensation (including only base salary and cash bonuses) paid to him by Commerce Bank or its successor for any six months ending with his termination. If SouthTrust Bank and Mr. McCoy agree upon a replacement employment agreement for him, then such replacement employment agreement may contain additional payment and benefit terms which may be similar to the terms described above for other executives.

EFFECT OF THE MERGER ON COMMUNITY BANKSHARES COMMON STOCK

         Subject to approval of the merger agreement by our shareholders, the receipt of required regulatory approvals, and satisfaction of other conditions, Community Bankshares will be merged with and into SouthTrust of Alabama. Upon completion of the merger, each share of Community Bankshares common stock (excluding shares held by any of Community Bankshares' subsidiaries or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive either (1) 1.5608 shares of SouthTrust common stock or (2) a cash payment.

         Conversion to SouthTrust Common Stock

         Unless you either (1) make an election to receive cash or (2) SouthTrust's common stock trades at or below a certain price for a specified period, each share of Community Bankshares common stock you own will be converted into the right to receive 1.5608 shares of SouthTrust common stock. The conversion ratio is subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust. No fractional shares of SouthTrust common stock will be issued in the merger, and in lieu thereof, each Community Bankshares shareholder that otherwise would have been entitled to receive a fractional share of SouthTrust common stock will be entitled to receive a cash payment in an amount equal to the product of:

         - the fractional part of a share of SouthTrust common stock to which such holder otherwise would have been entitled, and

         - the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding the date of completion of the merger.

         Because the conversion ratio of shares of SouthTrust common stock for Community Bankshares common stock is fixed without regard to the market price of SouthTrust shares, our shareholders will not be compensated for decreases in the market price of SouthTrust common stock that may occur before completion of the merger with respect to those Community Bankshares shares for which you do not receive a cash payment. In the event the market price of SouthTrust common stock increases prior to completion of the merger, the value of the SouthTrust common stock to be received by our shareholders would increase.


         Optional Cash Election

         As an alternative to receiving shares of SouthTrust common stock in exchange for your shares of Community Bankshares common stock, you may elect to receive a cash payment equal to $34.03 for each share of Community Bankshares common stock you own, subject to certain limitations. Enclosed with these materials is an election form with which you can make your election to receive cash for all or a portion of your shares of Community Bankshares common stock upon completion of the merger. If you do not elect to receive cash, you will automatically receive shares of SouthTrust common stock in exchange for your shares of Community Bankshares common stock. The election to receive cash must be made in accordance with the procedures described below.

         An election form to elect to receive cash is being delivered with these materials to each record holder of Community Bankshares common stock as of the record date. Community Bankshares will make available one or more election forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Community Bankshares common stock between the record date for the special meeting and the close of business on the business day prior to the election deadline.

         A cash election will be properly made only if SouthTrust's exchange agent, American Stock Transfer & Trust Company, actually receives a properly completed election form by the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Community Bankshares common stock represented by such election form will be treated like other shares of Community Bankshares common stock with respect to which no cash election is made. Subject to the terms of the merger agreement and the cash election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. Neither SouthTrust nor the exchange agent will be under any obligation to notify any person of any defect in any election form.

         IF YOU WISH TO RECEIVE CASH FOR ANY OR ALL OF YOUR SHARES OF COMMUNITY BANKSHARES COMMON STOCK, THE EXCHANGE AGENT MUST RECEIVE YOUR ELECTION FORM PRIOR TO THE ELECTION DEADLINE. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR CASH ELECTION FORM.

         The merger agreement provides that only 40% of the outstanding shares of Community Bankshares common stock may be converted into cash payments. Thus, if you submit an election to receive cash instead of SouthTrust shares in exchange for your Community Bankshares shares and the same election is made with respect to more than 40% of the outstanding Community Bankshares shares, the number of shares for which you will receive cash will be reduced in proportion to the number of shares for which the cash election is made. Those Community Bankshares shares for which you do not receive cash will be converted into shares of SouthTrust common stock as described above.

         All Cash Scenario

         If the average closing price of a share of SouthTrust's common stock is below $15.00 for the five consecutive business days ending at the close of trading on November 21, 2001, the merger agreement will be amended to provide for a share exchange in which you will receive a cash payment in exchange for all of your Community Bankshares shares, regardless of whether or not you made the cash election described above. The cash payment you would receive for each share of Community Bankshares common stock you own would be determined by first calculating the sum of the following:

         - $34.03 multiplied by the number that is equal to 40% of the aggregate number of shares of Community Bankshares common stock issued and outstanding on November 21, 2001; plus

         - the average closing price of a share of SouthTrust's common stock for the five consecutive business days ending at the close of trading on November 21, 2001, multiplied by 1.5608 and by the number that is equal to 60% of the aggregate number of shares of Community Bankshares common stock issued and outstanding on November 21, 2001.

The sum of the above is then divided by the total number of shares of Community Bankshares common stock outstanding on November 21, 2001, in order to arrive at the cash payment you would receive for each share of Community Bankshares common stock you own. You should be aware that the cash payment under this scenario would be less than the $34.03 per share price under the optional cash election. Remember, you will only receive the cash payment described in this paragraph if a share of SouthTrust's common stock trades below $15.00 for the designated period. Otherwise, you must make the election described above to ensure that you receive cash for at least a portion of your Community Bankshares shares.

         In the event that the merger is converted into an all-cash share exchange, as described above, it will still be a condition to the consummation of that transaction that Community Bankshares shall have received a fairness opinion that the consideration is fair to the shareholders of Community Bankshares from a financial point of view. As of the date of this document, Community Bankshares has received opinions from Keefe, Bruyette & Woods, Inc. and from McKinnon & Company that the consideration is fair, from a financial point of view, to the shareholders of Community Bankshares. It is a condition to the merger that these opinions have not been withdrawn. Community Bankshares has not received any opinion that the cash price to be paid to its shareholders in the event that the all cash scenario occurs is fair to the shareholders of Community Bankshares from a financial point of view. In the event that the structure of the transaction is changed in this way, Community Bankshares will not be obligated to close the transaction unless a fairness opinion has been delivered and has not been withdrawn.

         OUR SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SOUTHTRUST COMMON STOCK BEFORE DECIDING ON HOW TO VOTE WITH RESPECT TO THE MERGER AND BEFORE DECIDING WHETHER OR NOT TO MAKE THE CASH ELECTION. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK ON THE DATE THE MERGER BECOMES EFFECTIVE OR AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK THEREAFTER.

         In addition to price considerations, our shareholders should also take into account the different tax consequences that would result from receiving cash instead of receiving shares of SouthTrust common stock in exchange for your shares of Community Bankshares common stock. See "FEDERAL INCOME TAX CONSEQUENCES" on page ___.

EFFECT OF THE MERGER ON COMMUNITY BANKSHARES STOCK OPTIONS

         At the effective time of the merger, all rights with respect to Community Bankshares shares issuable upon the exercise of outstanding Community Bankshares stock options granted by Community Bankshares under Community Bankshares' stock option plan will be canceled and converted into the right to receive a cash payment. The cash payment for each share of Community Bankshares common stock issuable under an outstanding option will be equal to:

         - 1.5608 multiplied by the closing market price of one share of SouthTrust common stock on the last business day before the effective time of the merger, minus

         - the exercise price of the share of Community Bankshares common stock issuable under the option.

EFFECT OF THE MERGER ON THE COMMUNITY BANKSHARES EMPLOYEE STOCK OWNERSHIP PLAN

         The ESOP in General

         Certain Community Bankshares employees are eligible to participate in the Community Bankshares Employee Stock Ownership Plan, or ESOP. Community Bankshares established the ESOP effective January 1, 1987. The ESOP is a qualified retirement plan under Internal Revenue Code Section 401(a) and the related trust is exempt from taxation under Section 501(a) of the Internal Revenue Code. The ESOP is subject to provisions of the Employee Retirement Income Security Act of 1974, also known as ERISA. The ESOP is administered by Community Bankshares, which has appointed James A. Boyd, Nathan S. Jones, 3rd and Phillip H. Kirkpatrick to serve as trustees for the ESOP pursuant to a trust agreement.

         The ESOP invests primarily in shares of Community Bankshares common stock. As of June 30, 2001, the ESOP held approximately 238,258 shares of Community Bankshares common stock, representing approximately 8.6% of the total outstanding shares of Community Bankshares common stock. The Community Bankshares common stock owned by the ESOP is held by the trustees in trust for the exclusive benefit of ESOP participants and beneficiaries. In 2000, the ESOP borrowed $862,631 from Community Bankers' Bank to purchase 42,992 shares of Community Bankshares common stock (the "2000 Loan"). To secure the repayment of the 2000 Loan, the shares of Community Bankshares common stock purchased with the proceeds of the 2000 Loan were pledged as collateral. The ESOP holds these shares of Community Bankshares common stock purchased with the proceeds of the 2000 Loan in a suspense account pending repayment of the 2000 Loan. Each year, in proportion to the amount repaid by the ESOP, a portion of these shares is released from the suspense account for allocation to the accounts of ESOP participants. As of June 30, 2001, the outstanding balance of the 2000 Loan was $550,000.

         Voting the ESOP Shares

         In accordance with the terms of the ESOP, Section 409(e)(2) of the Internal Revenue Code and applicable law, the ESOP trustees must vote all shares allocated to the accounts of the participants and beneficiaries in accordance with the instructions of such participant or beneficiary (as applicable). If no instructions are given by a participant or beneficiary, the plan provides that the shares allocated to those accounts will not be voted. The trustees, however, have discretionary voting rights with respect to the unallocated shares of Community Bankshares common stock held in the suspense account. The merger agreement provides that independent counsel will be appointed to advise the ESOP's trustees with regard to the exercise of their power and responsibility to vote the unallocated Community Bankshares common stock held in the suspense account.

         Disposition of the ESOP

         The merger agreement provides that upon completion of the merger each share of Community Bankshares common stock held by the ESOP immediately prior to completion of the merger, whether or not allocated to participant or beneficiary accounts, will be converted into the right to receive 1.5608 shares of SouthTrust common stock or a cash payment of $34.03 for each share of Community Bankshares common stock. Additionally, the merger agreement provides that the ESOP will be terminated immediately prior to the merger. In conjunction with the ESOP termination and in a manner consistent with the requirements of the Internal Revenue Code, ERISA, other applicable law and the terms of the ESOP, it is contemplated that the 2000 Loan will be paid off by the ESOP through application of proceeds from the sale of a sufficient amount of shares of SouthTrust common stock from the ESOP suspense account.

         The merger agreement further provides that subject to the requirements of the Internal Revenue Code, ERISA, other applicable law and the terms of the ESOP, any residual sale proceeds and any residual unallocated ESOP shares pledged with respect to the 2000 Loan paid incident to such sale shall be allocated after payment of permissible administrative and trustee expenses (which shall include, but not be limited to, the expenses associated with ESOP trustee counsel) as earnings to the account balances of the participants and beneficiaries of the ESOP. Following the termination of the ESOP and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination, SouthTrust will take appropriate steps to wind up the ESOP and distribute the assets of its trust in accordance with the terms of the ESOP and applicable law.

DISTRIBUTION OF SOUTHTRUST STOCK CERTIFICATES AND CASH

         After completion of the merger, SouthTrust will ensure that its exchange agent, American Stock Transfer & Trust Company, will send transmittal materials to you for use in exchanging certificates representing shares of Community Bankshares common stock for shares of SouthTrust common stock or cash, as the case may be. Each stock certificate representing shares of Community Bankshares common stock will be canceled when they are surrendered to American Stock Transfer & Trust Company. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES REPRESENTING SHARES OF COMMUNITY BANKSHARES COMMON STOCK UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL FORM AND ACCOMPANYING INSTRUCTIONS. You should carefully read and follow the instructions in the transmittal form to ensure proper delivery of your stock certificates representing shares of Community Bankshares common stock to the exchange agent and to ensure the proper issuance of your shares of SouthTrust common stock or a check for the amount of cash to which you are entitled. You will not receive any new certificates representing shares of SouthTrust common stock or any payments in cash unless and until you surrender all of your certificates representing all of your shares of Community Bankshares common stock to the exchange agent for exchange. SouthTrust is not required to pay any dividends or other distributions on SouthTrust common stock with a record date occurring after the effective time of the merger to any former Community Bankshares shareholder who has not delivered his or her Community Bankshares stock certificate for exchange. All paid dividends and other distributions to which a shareholder is entitled will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

         After completion of the merger, we will not record any transfers of shares of Community Bankshares common stock in our corporate records. Certificates representing shares of Community Bankshares common stock presented to us for transfer after the effective time will be canceled and exchanged for certificates representing shares of SouthTrust common stock (and a check for the amount due in lieu of fractional shares, if any) or a check for the amount of cash due, as appropriate.

         Neither SouthTrust, its exchange agent, nor any other person shall be liable to any of our former shareholders for any amount or property delivered in good faith to a public official pursuant to any applicable abandoned property or similar law.

TIMING OF COMPLETION OF THE MERGER

         We are working towards completing the merger as soon as possible. Assuming that the merger is approved by our shareholders and by all applicable regulatory authorities, we anticipate that completion of the merger will occur in the fourth quarter of 2001. However, the merger cannot be completed unless and until:

         -        our shareholders approve the merger agreement;

         -        all conditions to the merger have been waived or satisfied;
                  and

         - the merger has been approved by the Board of Governors of the Federal Reserve System, the Virginia State Corporation Commission and the Alabama State Banking Department.

         The merger timing may be affected by the timing of the regulatory review of any application for approval of the merger. For a more detailed discussion of the regulatory procedures and any potential effects on the timing of the completion, see "Regulatory Approvals" immediately following.

REGULATORY APPROVALS

         In addition to obtaining your approval, the merger cannot be completed unless and until SouthTrust obtains all requisite regulatory approvals. The merger must be approved by the Federal Reserve Board pursuant to the Bank Holding Company Act and the Federal Reserve Act, the Alabama State Banking Department and the Virginia State Corporation Commission. On October 3, 2001, we, together with SouthTrust, submitted an application seeking approval of the merger to the Federal Reserve Board. On October 5, 2001, we submitted applications to the Alabama State Banking Department and the Virginia State Corporation Commission. In reviewing the application, the Federal

Reserve Board is required to consider, among other factors, SouthTrust's and our financial and managerial resources and future prospects and the convenience and needs of the communities to be served after the merger is completed. In addition, the Federal Reserve Board must also take into account the record of performance in meeting the credit needs of the entire community, including low to moderate income neighborhoods, served by us and SouthTrust. The Federal Reserve Board has the authority to deny the merger application if it concludes that the combined entity would have an inadequate capital position. In addition, the Federal Reserve Board may not approve the merger if it:

                  -        would result in a monopoly;

                  - would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

                  - may have the effect in any section of the United States of substantially lessening competition;

                  -        may have the effect of tending to create a monopoly;
                           or

                  -        would result in a restraint of trade;

unless the Federal Reserve Board finds that the anti-competitive effects of the merger are outweighed clearly by public interest and by the probable effect of the merger in meeting the convenience and needs of the communities served. For example, the Federal Reserve Board may consider if the merger can reasonably be expected to produce benefits to the public, such as greater convenience, continued local banking services or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices.

         The Alabama State Banking Department and the Virginia State Corporation Commission must also approve the merger. In their review, the state regulatory authorities will make considerations substantially similar to those made by the Federal Reserve Board.

         The Federal Reserve Board is required to furnish notice of and a copy of the application requesting approval of the merger to the other federal supervisory and regulatory banking agencies and to the appropriate state regulatory authorities, which will have thirty (30) days to submit their views and recommendations on the merger to the Federal Reserve Board. Furthermore, we are required to publish notice of the fact that the application has been filed with the Federal Reserve Board and, if there is sufficient public comment about the merger, the Federal Reserve Board may hold a public hearing about the merger if it determines that such a hearing would be appropriate. If any comments are made or a hearing is called, the period during which the application is subject to review by the Federal Reserve Board may be prolonged and the determination of the Federal Reserve Board on the application for approval may be delayed. In addition, the merger may be challenged on antitrust grounds by a private person, a state attorney general or by the United States Department of Justice. If the Department of Justice commences an antitrust action, it will suspend the effectiveness of the Federal Reserve Board's approval of the merger unless and until a court specifically orders otherwise. The Department of Justice may analyze and conclude differently from the Federal Reserve Board about the competitive effects of the merger and may impose conditions before it will approve of the merger, including requiring the divestiture of assets and branches of any of the parties.

         Assuming Federal Reserve Board approval is granted, the merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of any antitrust action, however, would postpone the effectiveness of the Federal Reserve Board approval until a court specifically orders otherwise.

         Neither we nor SouthTrust are aware of any other material governmental or regulatory approvals or actions that are required to complete the merger, other than those described above. Should any other approval or action be required, it is the current intention of both parties to obtain those approvals or actions. Any approval received from the Federal Reserve Board or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating to the safety and soundness of the banking industry. The approval of the merger by the Federal Reserve Board and state regulatory authorities is not an endorsement or recommendation of the merger.

         WE CANNOT ASSURE YOU THAT ALL REQUISITE REGULATORY APPROVALS WILL BE OBTAINED AND, IF OBTAINED, WHEN THEY WILL BE OBTAINED. WE ALSO CANNOT ASSURE YOU THAT ANY APPROVAL WILL NOT BE CONDITIONED UPON MATTERS THAT WILL CAUSE SOUTHTRUST OR US TO RECONSIDER AND PERHAPS ABANDON THE MERGER; NOR CAN WE ASSURE YOU THAT THERE WILL BE NO CHALLENGE TO THE MERGER OR, IF SUCH A CHALLENGE IS MADE, OF THE RESULT OF SUCH CHALLENGE.

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MERGER CAN BE COMPLETED

         Neither Community Bankshares nor SouthTrust is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

                  - both Community Bankshares shareholders and all applicable regulatory agencies have approved the merger;

                  - there is no temporary, preliminary or permanent order, law or other action that prohibits the merger from being completed or makes the merger illegal;

                  - the shares of SouthTrust common stock to be issued in the merger are validly registered (or a valid exemption from such registration requirements has been obtained) under all applicable state and federal laws and no stop orders suspending the effectiveness of such registration shall have been issued;

                  - there is no fact or event that would have a material adverse impact on a party nor is there a moratorium on banking, state of war, national emergency or suspension of trading that would render the merger impractical;

                  - the representations and warranties of all parties are accurate in all material respects and the obligations and agreements made by all parties have been fully performed;

                  - there is no fact or event that would significantly affect the financial benefit to SouthTrust in completing the merger;

                  - the total number of shares of Community Bankshares common stock outstanding at the time of the merger shall not exceed 2,904,053;

                  - each outstanding Community Bankshares stock option is canceled immediately prior to the merger in exchange for a right to receive a cash payment;

                  - certain employees and executive officers of Community Bankshares and Commerce Bank must enter into employment agreements with SouthTrust Bank and existing employment agreements must be terminated;

                  - there shall not be any material increase in our loan agreements, notes or borrowing arrangements, except those arising in the ordinary course of business;

                  - Community Bankshares shall use its best efforts to cause the parties to various deferred income agreements with the predecessors of Commerce Bank to terminate or amend those agreements on terms acceptable to SouthTrust;

                  - SouthTrust shall be satisfied that the exposure arising out of certain actions taken with respect to the Community Bankshares, Inc. Retirement Savings Plan will not exceed $75,000 in the aggregate;

                  - receipt by each party of an opinion on various legal aspects of the merger from legal counsel representing the other party; and

                  - we shall have received an opinion from legal counsel representing SouthTrust opining that the merger shall qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code, and Keefe, Bruyette & Woods, Inc. and McKinnon & Company, Inc. shall not have withdrawn their fairness opinions, set forth as Exhibits B-1 and B-2 to this document.

CONDUCT OF BUSINESS BY COMMUNITY BANKSHARES PENDING THE MERGER

         We have agreed that until the merger is completed we will take no action that will materially and adversely affect SouthTrust's or our ability to obtain any consents required to complete the merger, to perform any of either of our obligations under the merger agreement or to complete the merger. In addition, we have also agreed that until the merger is completed we will operate our business only in the usual, regular and ordinary course in substantially the same manner as we currently do and that we will preserve our current assets and business relationships and retain the services of our key employees and officers. We have agreed that we will not, without first obtaining SouthTrust's consent:

                  - amend our organizational documents or our authorized capital stock;

                  - issue or grant any options, warrants or other rights to purchase shares of Community Bankshares capital stock;

                  - declare dividends or other distributions on shares of Community Bankshares common stock, except that we may declare regular quarterly cash dividends not in excess of $0.20 per share;

                  - except in the ordinary course of business consistent with past practice, incur any material liability or indebtedness, directly or as guarantor;

                  - make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000, except as otherwise provided in the merger agreement;

                  - sell or otherwise dispose of any of our property or our interest in property that has a book value in excess of or in exchange for consideration of $25,000;

                  - except as otherwise provided in the merger agreement, pay any bonuses to our officers, directors and employees or generally increase the compensation of officers, directors and employees;

                  - except as otherwise provided in the merger agreement, enter into any new or amend any existing employment, consulting, non-competition or independent contractor agreement or enter into or amend any incentive, profit sharing, retirement or other employee benefit plan, except as may be required by law;

                  - enter into or extend any agreement, lease or license relating to property or services that involve an aggregate of $25,000 or more;

                  - except as otherwise contemplated by the merger agreement, acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person;

                  - change the interest paid on our time deposits or on our certificates of deposit, except in accordance with our past practices;

                  - with respect to our investment portfolio, purchase or acquire any investment securities having an average remaining life to maturity greater than five years, or, except as provided in the merger agreement, any asset-backed security; or

                  - commence or settle any action or proceeding, legal, government, or otherwise, against us that involves material money damages or a restriction upon any of our operations

OTHER COVENANTS AND AGREEMENTS

         Mutual Agreements

         Both we and SouthTrust have agreed that each of us will:

                  - use our best efforts to take all action required under the merger agreement to permit the merger to be completed at the earliest possible date;

                  - cooperate in furnishing information for the preparation and filing of this document;

                  - cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger;

                  - not publish any news release or other public announcement or disclosure about the merger without the consent of the other;

                  - advise the other as to our general status and ongoing operations and of any material inaccuracies in data provided to the other; and we, in addition, have agreed to advise SouthTrust of any materially adverse change in our financial condition, assets, business or operations; and

                  - if the merger is not completed, for a period of five years after the merger agreement is terminated, keep as confidential all information relating to, and provided by the other, except as may be required by law and with respect to information that is already in the public domain.

         Agreements of SouthTrust

         SouthTrust has agreed to take all actions necessary to validly register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws all shares of SouthTrust common stock it will issue in the merger. In addition, SouthTrust has agreed to reserve enough shares of SouthTrust common stock to fulfill the share exchange requirements of the merger after it is completed and to cause these additional shares of SouthTrust common stock to be listed on Nasdaq.

         SouthTrust has also agreed that all of our employees and officers who are employed by SouthTrust after the merger is completed will be eligible to participate in SouthTrust's employee benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, subject to various waiting periods and deductions, and such employees and officers will receive credit, for vesting purposes, for all periods of time served as our employees. See "Interests of Certain Persons in the Merger - General" on page ___.

         SouthTrust has agreed in the merger agreement that after the effective time of the merger, it will indemnify, defend and hold harmless each person entitled to indemnification from Community Bankshares and Commerce Bank against all liabilities arising out of actions or omissions occurring at or after the effective time of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in SouthTrust's restated certificate of incorporation and bylaws, under such directors' and officers' liability insurance policy as SouthTrust may then make available, and by applicable law.

         Agreements of Community Bankshares; No Solicitation

         We have agreed that we will not directly, nor ask anyone to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal that may reasonably be expected to lead to any proposal for a merger or other business combination involving Community Bankshares or for the acquisition of a significant equity interest in Community Bankshares or for the acquisition of a significant portion of our assets or liabilities. We have agreed to promptly advise SouthTrust orally and in writing of any inquiries or proposals we receive. We have also agreed to use our best efforts to obtain the consent of any third party that is necessary to transfer and assign all of our right, interest and title in any property or contract to SouthTrust Bank.

WAIVER AND AMENDMENT

         Prior to or at the effective time, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; and
(2) waive or extend the time for compliance or fulfillment by the other of any and all of the other's obligations, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. Furthermore, our obligations may change if the merger agreement is amended. The merger agreement may be amended if both parties execute a written document that amends the existing terms of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

         We may terminate the merger agreement and abandon the merger any time prior to the effective time if both parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either SouthTrust or Community Bankshares if:

                  - the merger has not been completed by February 28, 2002; provided the party wishing to terminate is not then in breach of its representations, warranties, covenants or agreements under the merger agreement, which breach is the cause of or has resulted in the failure of the merger to be completed before February 28, 2002;

                  - any of the representations and warranties of the other party are inaccurate and the inaccuracy cannot be, or has not been, cured within thirty (30) days after notice to cure has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

                  - the other party materially breaches any of its covenants or agreements and the breach cannot be, or has not been, cured within thirty (30) days after notice to cure has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

                  - any of the conditions required to be completed before the merger can be completed cannot be satisfied by February 28, 2002; and have not been waived; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

                  - a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal; or

                  - our shareholders fail to approve the merger agreement.

         If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination. Provisions requiring the parties to keep confidential any information they have obtained, other than through publicly available sources, about the other party will also continue after termination of the merger agreement. In the event the merger agreement is terminated, each party will still remain liable for any uncured willful breach of any of its representations, warranties, covenants or other agreements that gave rise to the termination.

RESALES OF SHARES OF SOUTHTRUST COMMON STOCK

         If the merger is approved and completed, generally, any shares of SouthTrust common stock issued to you will be freely transferable and not subject to any restrictions.

         However, if you are an "affiliate" of Community Bankshares when the merger is completed or you become an "affiliate" of SouthTrust as a result of or after the merger is completed, you will be subject to restrictions that will limit how you may sell your shares of SouthTrust common stock and in some cases may limit the number of shares of SouthTrust common stock that you may sell at any one time.


                             WHAT IS AN "AFFILIATE"?

An "affiliate" of an entity is generally deemed to include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with the entity.

Affiliates may include various executive officers and directors as well as various principal shareholders: for example, shareholders who hold 10% or more of the issued and outstanding capital stock of the entity.

         If you are deemed to be an affiliate of Community Bankshares, you may resell the shares of SouthTrust common stock issued to you in the merger only:

                  - in transactions permitted by Rule 145 under the Securities Act of 1933; or

                  - otherwise as permitted by the Securities Act, such as pursuant to an effective registration statement or in transactions that are otherwise exempt from registration under the Securities Act.

         Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any such resale of any of the shares of SouthTrust common stock received by the affiliate in the merger. This prospectus does not cover resales of SouthTrust's common stock received by any person who may be deemed to be an affiliate of Community Bankshares, and SouthTrust does not intend to register such shares for resale. We have agreed in the merger agreement to use commercially reasonable efforts to cause each person who may be deemed to be an "affiliate" of ours to execute and deliver to SouthTrust an affiliate letter in which the affiliate agrees not to offer, sell or otherwise transfer any of the shares of SouthTrust common stock distributed to them in connection with the merger except in compliance with Rule 145 or in a transaction otherwise exempt from the Securities Act.

If you are deemed to be an affiliate of Community Bankshares before the merger, you should ensure that any subsequent sale or transfer of your shares of SouthTrust common stock is made in compliance with one of the above listed exceptions.


ANTICIPATED ACCOUNTING TREATMENT

         The merger will be accounted for by SouthTrust as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of Community Bankshares will be combined with the earnings of SouthTrust only from and after the effective date of the merger. The pro forma calculations included in this document reflect the impact of adopting Statement of Accounting Financial Standards ("SFAS") Number 141, Business Combinations, and SFAS Number 142, Goodwill and Other Intangible Assets.

DISSENTERS' RIGHTS

         Community Bankshares is a Virginia corporation. The Virginia Stock Corporation Act provides that dissenters' rights are not available to the shareholders of a constituent corporation in a merger if the shares of stock of such corporation are, as of the record date, listed on a national securities exchange or held of record by more than 2,000 shareholders, with certain exceptions not applicable in the merger. You are not entitled to dissenters' rights in connection with the merger because the shares of Community Bankshares common stock are listed on the Nasdaq.

SOUTHTRUST STOCK OPTION AGREEMENT

         General

         As a condition to entering into the merger agreement, SouthTrust required that Community Bankshares enter into a stock option agreement dated as of September 21, 2001, which allows SouthTrust, under certain circumstances, to purchase up to 577,907 shares of Community Bankshares common stock at an exercise price of $41.41 per share. The option may only be exercised upon the occurrence of certain events that are described below.

         Effect of the Stock Option Agreement

         SouthTrust and Community Bankshares entered into the stock option agreement to increase the likelihood that the merger will be completed in accordance with its terms. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in Community Bankshares, even if such persons were prepared to pay a higher price per share of Community Bankshares common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of Community Bankshares, a significant interest in Community Bankshares or a significant portion of its assets, or an agreement to effect such an acquisition, could cause the option to become exercisable and significantly increase the cost of an acquisition to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Community Bankshares than it might otherwise have proposed to pay.

         Terms of Stock Option Agreement

         Following is a brief summary of certain provisions of the stock option agreement, as amended, which is attached hereto as Exhibit C. The summary is not intended to be complete and is qualified by reference to the complete text of the stock option agreement.

         If SouthTrust is not in material breach of the stock option agreement or the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, SouthTrust may exercise the option, in whole or in part, at any time and from time to time, upon the occurrence of a "purchase event," which is generally defined to mean any of the following events:

                  - without SouthTrust's prior written consent, Community Bankshares takes certain actions, including authorizing, recommending or proposing, or entering into an agreement with any third party to effect an "acquisition transaction" which is generally defined to include:

                           -        a merger, consolidation or similar
                                    transaction involving Community Bankshares or any of its subsidiaries (other than transactions solely between Community Bankshares' subsidiaries);

                           - the disposition, by sale, lease, exchange or otherwise, of assets of Community Bankshares or its subsidiaries representing in either case 20% or more of the consolidated assets or deposits of Community Bankshares and its subsidiaries;

                           - the issuance, sale of other disposition by Community Bankshares (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 9.9% or more of the voting power of Community Bankshares or any of its significant subsidiaries; or

                  - any third party acquires or obtains the right to acquire 9.9% or more of the voting power of Community Bankshares or any of its significant subsidiaries;

                  - a proposal is made by a third party to Community Bankshares or its shareholders, publicly or in any writing that becomes disclosed publicly, to engage in an acquisition transaction; or

                  - after a proposal is made by a third party to Community Bankshares or its shareholders to engage in an acquisition transaction, Community Bankshares breaches any representation, warranty, covenant or agreement in the merger agreement and such breach would entitle SouthTrust to terminate the merger agreement.

         The option will terminate upon the earliest to occur of:

                  -        completion of the merger;

                  - termination of the merger agreement in accordance with its terms prior to the occurrence of a purchase event or a preliminary purchase event (as defined below) other than a termination by SouthTrust as a result of a material breach of the merger agreement by Community Bankshares (such termination is referred to as a "default termination");

                  -        one year after a default termination; or

                  - one year after termination of the merger agreement (other than a default termination) following the occurrence of a purchase event or a preliminary purchase event.

         The term "preliminary purchase event" is generally defined to mean any of the following events:

                  - commencement by any third party of a tender offer or exchange offer to purchase 50% or more of the then outstanding shares of Community Bankshares common stock; or

                  - failure of Community Bankshares shareholders to approve the merger agreement, failure of Community Bankshares to hold the meeting, or withdrawal or modification by the Community Bankshares board of directors, in a manner adverse to SouthTrust, of its recommendation that Community Bankshares shareholders approve the merger agreement, in each case after a third party:

                           - proposed to engage in an acquisition transaction with Community Bankshares;

                           -        commenced a tender offer or filed a
                                    registration statement under the Securities
                                    Act of 1933 with respect to an exchange
                                    offer; or

                           - filed an application with any financial institution regulatory authority to engage in an acquisition transaction.

         In the event that Community Bankshares enters into an agreement:

                  - to consolidate with or merge into any person, other than SouthTrust or one of its subsidiaries, and Community Bankshares will not be the continuing or surviving corporation of such consolidation or merger;

                  - to permit any person, other than SouthTrust or one of its subsidiaries, to merge into Community Bankshares and Community Bankshares shall be the surviving or continuing corporation, but, in connection with such merger, the then outstanding shares of Community Bankshares common stock shall be changed into or exchanged for stock or other securities of Community Bankshares or any other person or cash or any other property, or the outstanding shares of Community Bankshares common stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares an share equivalents of the merged company; or

                  - to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than SouthTrust or one of its subsidiaries,

then, and in each such case, the agreement governing such transaction must provide that the option will, upon the completion of any such transaction, be converted into or exchanged for a substitute option, at the election of SouthTrust, to purchase shares of either (i) the corporation acquiring Community Bankshares, (ii) any person that controls the corporation acquiring Community Bankshares, or (iii) if applicable, Community Bankshares.

         Repurchase of the Option

         The stock option agreement permits SouthTrust to require that Community Bankshares repurchase the option (or the substitute option) and any shares issued under the option, for an aggregate price determined in accordance with a formula set forth in the stock option agreement, if:

                  - any person or group shall have acquired beneficial ownership of more than 50% of Community Bankshares common stock;

                  - Community Bankshares completes a merger, consolidation or similar transaction with any person other than SouthTrust or its subsidiaries; or

                  - Community Bankshares completes a sale of substantially all of its assets to any person other than SouthTrust or its subsidiaries.

         Adjustment

         The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of Community Bankshares or certain other events or transactions.


EXPENSES

         SouthTrust and Community Bankshares will be responsible and pay for their own expenses incurred by them in connection with completing the merger.


                         FEDERAL INCOME TAX CONSEQUENCES


                  The following section describes the material federal income tax consequences of the merger to Community Bankshares shareholders who hold their shares of common stock as capital assets. This section does not address state, local or foreign tax consequences of the merger.

         This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger in your particular circumstances. We do not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

                  -        financial institutions;
                  -        insurance companies;
                  -        tax-exempt organizations;
                  -        dealers in securities or currencies;
                  -        traders in securities that elect to mark to market;
                  - persons who are not for United States federal income tax purposes:
                           -        a citizen or resident of the United States;
                           -        a domestic corporation;

                           - an estate whose income is subject to United States federal income tax regardless of its source; or
                           - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;
                  - persons who acquired or acquire shares of Community Bankshares common stock pursuant to the exercise of employee stock options or otherwise as compensation;
                  - persons who receive cash or shares of Community Bankshares common stock pursuant to the exercise of stock appreciation rights; and
                  - persons who do not hold their shares of Community Bankshares common stock as a capital asset.


YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE FEDERAL INCOME TAX CONSEQUENCES UNDER YOUR OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither we, SouthTrust nor any of SouthTrust's subsidiaries have requested or will receive an advance ruling from the Internal Revenue Service as to any of the federal income tax consequences of the merger to holders of Community Bankshares common stock or to SouthTrust or Community Bankshares. The consummation of the merger is conditioned upon our receipt of an opinion of Bradley Arant Rose & White LLP as to certain of the federal income tax consequences of the merger to our shareholders. The opinion of Bradley Arant Rose & White LLP is based entirely upon the Internal Revenue Code of 1986, as amended, current regulations under the Internal Revenue Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Management of SouthTrust has represented to Bradley Arant Rose & White LLP that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust common stock issued in the merger.

         Unlike a ruling from the IRS, an opinion is not binding on the IRS and neither we nor SouthTrust can assure you that the IRS will not take a position contrary to one or more positions reflected in this document or that the positions stated in the opinion will be upheld by the courts if challenged by the IRS.

         THE FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE MERGER WILL BE DIFFERENT DEPENDING ON WHETHER YOU RECEIVE SHARES OF SOUTHTRUST COMMON STOCK OR CASH IN EXCHANGE FOR YOUR SHARES OF COMMUNITY BANKSHARES COMMON STOCK.

CONVERSION TO SOUTHTRUST COMMON STOCK

         In the opinion of Bradley Arant Rose & White LLP, Community Bankshares shareholders who exchange all of their shares of Community Bankshares common stock for shares of SouthTrust common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

                  (1) The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Community Bankshares, SouthTrust and SouthTrust of Alabama each will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

                  (2) You will recognize no gain or loss upon your exchange of Community Bankshares common stock solely for SouthTrust common stock.

                  (3) The basis of the shares of SouthTrust common stock received by you (including any fractional share interests to which you may be entitled) will be the same as the basis of the shares of Community Bankshares common stock surrendered in exchange therefor.

                  (4) The holding period of the shares of SouthTrust common stock you receive (including any fractional share interest to which you may be entitled) will include the period during which you held the shares of Community Bankshares common stock surrendered in exchange therefore, provided that you held such surrendered shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the time of consummation of the merger.

                  (5) The cash you receive instead of a fractional share of SouthTrust common stock, if any, will be treated as though such fractional share actually was issued in the merger and thereafter redeemed by SouthTrust for cash. The receipt of such cash instead of a fractional share by a holder of Community Bankshares common stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Internal Revenue Code.

         The opinion of Bradley Arant Rose & White LLP is rendered solely with respect to certain federal income tax consequences of the merger under the Internal Revenue Code, and does not extend to the income or other tax consequences of the merger under the laws of any state or any political subdivision of any state. The opinion also does not extend to any tax effects or consequences of the merger to SouthTrust, SouthTrust of Alabama or SouthTrust Bank, other than those expressly stated in the opinion. No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Internal Revenue Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.


OPTIONAL CASH ELECTION OR ALL CASH SCENARIO

         The opinion of Bradley Arant Rose & White LLP does not address the federal income tax consequences to the holders of Community Bankshares common stock of the receipt of cash pursuant to a cash election or because of the conversion of the structure of the transaction to an all-cash transaction. If you receive solely cash in the merger and, following the merger, you own no shares of SouthTrust common stock, either directly or indirectly through the application of the constructive ownership rules of the Internal Revenue Code, you will recognize gain or loss in an amount equal to the difference between the amount of such cash received and the adjusted basis of the Community Bankshares common stock surrendered in the transaction. Your gain or loss will be capital gain or loss if you held the Community Bankshares common stock as a capital asset, and such gain or loss will be long-term capital gain or loss if you held the Community Bankshares common stock as a capital asset for a period greater than one year. If you receive cash in the merger and you actually or constructively own shares of SouthTrust common stock following the merger, your federal income tax consequences will depend upon your individual circumstances and you should consult your own tax advisor concerning the federal income tax consequences of the receipt of such cash.


                     DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

                  The descriptive information below outlines certain provisions of SouthTrust's restated certificate of incorporation, restated bylaws, certificate of designations and the general corporation law of Delaware. The information is not complete and is qualified by the more detailed provisions of SouthTrust's certificate of incorporation, bylaws and certificate of designations, which are incorporated by reference as exhibits to this document, and the general corporation law of Delaware. See "Where You Can Find More Information" on page __ for information on how to obtain copies of these incorporated documents.


GENERAL

         The authorized capital stock of SouthTrust consists of 500,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2001, there were 339,936,512 shares of SouthTrust common stock issued and outstanding, and no shares of SouthTrust preferred stock were outstanding. As of June 30, 2001, 2,000,000 shares of SouthTrust preferred stock designated as Series 1999

Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "Stockholder Rights Plan" on page __.

         Because SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary, including SouthTrust Bank, upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that the claims of SouthTrust itself as a creditor of the subsidiary may be recognized.


SOUTHTRUST COMMON STOCK

         Dividend Rights

         Holders of SouthTrust common stock are entitled to their proportionate share of dividends declared by SouthTrust's board of directors out of funds legally available for payment of dividends, subject to any prior rights of any SouthTrust preferred stock outstanding. Under Delaware law, SouthTrust may pay dividends out of surplus or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiary is a bank, payments made by SouthTrust are limited by law and regulations of the bank regulatory authorities.

         Voting Rights and Other Matters

         SouthTrust stockholders have one vote for each share of common stock held on all matters brought before the stockholders. The holders of SouthTrust common stock do not have the right to cumulate their shares of SouthTrust common stock in the election of directors. SouthTrust's restated certificate of incorporation requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust to approve a transaction or a series of transactions with an "interested stockholder" that would result in SouthTrust being merged into or with another corporation or securities of SouthTrust being issued in a transaction that would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect. An "interested stockholder" is generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder. An exception exists in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's board of directors who are unaffiliated with the interested stockholder and who were directors before the interested stockholder became an interested stockholder.

         SouthTrust common stock does not have any conversion rights, and there are no redemption or sinking fund provisions applicable to SouthTrust common stock. Holders of SouthTrust common stock are not entitled to any preemptive rights to subscribe for any additional securities that may be issued.

         Liquidation Rights

         In the event of liquidation, holders of SouthTrust common stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts required to be paid to the holders of any SouthTrust preferred stock issued by SouthTrust.

         Provisions with Respect to Board of Directors

         SouthTrust's restated certificate of incorporation provides that the members of SouthTrust's board of directors are divided into three classes as nearly equal in number as possible. Stockholders elect each class for a three-year term. At each annual meeting of stockholders of SouthTrust, the stockholders elect roughly one-third of the members of SouthTrust's board of directors for a three-year term, and the other directors remain in office until their three-year terms expire. Therefore, control of SouthTrust's board of directors cannot be changed in one year, and at least two annual meetings must be held before stockholders can change a majority of the members of SouthTrust's board of directors.

         Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The general corporation law of the State of Delaware and the restated certificate of incorporation and by-laws of SouthTrust provide that stockholders may remove a director, or SouthTrust's entire board of directors, only for cause. The restated certificate of incorporation and by-laws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire board of directors from office. Stockholders may amend certain portions of the restated certificate of incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified board of directors, only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.


         Anti-Takeover Effects of Special Provisions

         Some of the provisions contained in the restated certificate of incorporation and by-laws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's board of directors, and may make SouthTrust's board of directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. As a result, these provisions may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

         Stockholder Rights Plan

         Each share of SouthTrust common stock outstanding as of February 22, 1999 (as adjusted for a 2-for-1 stock split declared on April 18, 2001), including those that may be issued under this prospectus, carries with it one-half preferred share purchase right, referred to in this document as a "right." If the rights become exercisable, each right entitles the registered holder of a right to purchase one one-hundredth of a share of the series 1999 junior participating preferred stock at a purchase price of $150.00. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right.

         The rights trade automatically with shares of SouthTrust common stock. A holder of SouthTrust common stock may exercise the rights only under the circumstances described below. The rights will generally cause substantial dilution to a person or group that attempts to acquire SouthTrust common stock on terms not approved by SouthTrust's board of directors. The rights should not interfere with any merger or other business combination that SouthTrust's board of directors approves since they may redeem the rights before a person or group acquires 15% or more of the outstanding shares of SouthTrust's common stock. The rights may, but are not intended to, deter takeover proposals that may be in the interests of SouthTrust's stockholders.

         Holders may exercise their rights only following a distribution date. A distribution date will occur on the earlier of:

                  - 10 days after a public announcement that a person or group has acquired or obtained the right to acquire 15% or more of the outstanding shares of SouthTrust's common stock; or

                  - 10 days after a person or group makes or announces an offer to purchase SouthTrust's common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock; or

                  - 10 days after SouthTrust's board of directors declares that a person or group has become the beneficial owner of at least 10% of the outstanding shares of SouthTrust's common stock, and that this ownership might cause SouthTrust's board of directors to take action that is not in SouthTrust's long-term interests or that will impact SouthTrust to the detriment of its stockholders.

         The rights have additional features that will be triggered upon the occurrence of specified events, including:

                  - if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, holders of the rights, other than such person or group whose rights will have become void, may purchase common stock, instead of SouthTrust's series 1999 junior participating preferred stock, having a value of twice the right's then current purchase price;

                  - if SouthTrust is involved in certain business combinations or the sale of 50% or more of its assets or earning power after a person or group acquires 15% or more of its outstanding common stock, the holders of the rights, other than such person or group whose rights will have become void, may purchase common stock of the acquirer or an affiliated company having a value of twice the right's then-current purchase price; or

                  - if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, SouthTrust's board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the rights, other than rights held or previously held by the 15% or greater stockholder, for common stock at an exchange ratio of one share of SouthTrust common stock per right, subject to adjustment for any stock split, stock dividend or similar transaction.

         At any time prior to the earlier of (1) ten days after a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, or (2) February 22, 2009, SouthTrust's board of directors may redeem all of the rights at a price of $.01 per right, subject to adjustment for stock dividends, stock splits and similar transactions. SouthTrust's board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. However, the board may not redeem any of the rights after it determines that a person or group owning at least 10% of SouthTrust common stock poses a threat to SouthTrust. Immediately after the redemption of the rights, the holder can no longer exercise the rights and can only receive the redemption price described above.

         The rights will expire on February 22, 2009, unless SouthTrust redeems or exchanges them before then or extends the expiration date. SouthTrust's board of directors may amend the terms of the rights, other than the redemption price, without the consent of the holders of the rights at any time prior to a distribution date in any manner the board deems desirable. SouthTrust's board of directors may amend the terms of the rights without the consent of the holders of the rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the rights.

         This description of the rights and the series 1999 participating preferred stock is not complete and is qualified in its entirety by reference to SouthTrust's Amended and Restated Stockholder's Rights Agreement with American Stock Transfer & Trust Company dated as of August 1, 2000 and the certificate of designation for the series 1999 junior participating preferred stock.

         Transfer Agent

         The transfer agent for SouthTrust common stock is American Stock Transfer & Trust Company.


SOUTHTRUST PREFERRED STOCK

         General

         Under SouthTrust's restated certificate of incorporation, SouthTrust's board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust preferred stock in one or more series. SouthTrust's board must adopt a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust preferred stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust preferred stock upon the rights of holders of SouthTrust common stock unless and until SouthTrust's board of directors determines the price and specific rights of the holders of a series of SouthTrust preferred stock. Such effects might include, however:

                  - restrictions on dividends on SouthTrust common stock if dividends on SouthTrust preferred stock have not been paid;

                  - dilution of the voting power of SouthTrust common stock to the extent that SouthTrust preferred stock has voting rights, or that any SouthTrust preferred stock series is convertible into SouthTrust common stock;

                  - dilution of the equity interest of SouthTrust common stock unless the SouthTrust preferred stock is redeemed by SouthTrust; and

                  - SouthTrust common stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust preferred stock.

         While the ability of SouthTrust to issue SouthTrust preferred stock is, in the judgment of SouthTrust's board of directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

         Series 1999 Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's board of directors designated 2,000,000 shares of SouthTrust's authorized but unissued SouthTrust preferred stock as series 1999 junior participating preferred stock. One share of series 1999 preferred stock will be approximately equivalent in terms of dividend and voting rights to 100 shares of SouthTrust common stock. No shares of series 1999 preferred stock have been issued as of the date of this document.


              MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO SOUTHTRUST COMMON STOCK AND COMMUNITY BANKSHARES COMMON STOCK


MARKET PRICE

         SouthTrust common stock is quoted on Nasdaq under the symbol SOTR. Community Bankshares common stock is traded on Nasdaq under the symbol CBIV. The following table sets forth, for the periods indicated, the high and low sales prices per share of SouthTrust common stock and Community Bankshares common stock each as reported by Nasdaq. All prices for SouthTrust are adjusted to reflect a 2-for-1 stock split effected on May 11, 2001.

                                                            SouthTrust                  Community Bankshares
                                                             Price(1)                          Price(1)
                                                       --------------------             --------------------
                                                        High          Low                High          Low
                                                       ------        ------             ------        ------
     1999:
         First Quarter......................           $21.18        $17.69             $26.25        23.00
         Second Quarter.....................            21.44         18.00              26.00        23.25
         Third Quarter......................            19.47         16.38              26.00        20.75
         Fourth Quarter.....................            20.91         16.38              22.00        20.00

     2000:
         First Quarter......................            18.53         10.44              23.25        16.25
         Second Quarter ....................            15.19         11.25              20.00        16.38
         Third Quarter......................            16.06         11.31              19.75        16.50
         Fourth Quarter.....................            20.53         13.75              19.88        17.50

     2001:
         First Quarter......................            24.44         19.25              27.25        17.50
         Second Quarter.....................            24.60         22.64              39.00        25.00
         Third Quarter(2)...................            27.18         21.39              39.86        30.70


-------------------

(1) The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

(2) Through ________, 2001, the most recent date practicable preceding the date of this document.

         On __________, 2001, the most recent date practicable preceding the date of this document, the last reported sale price of SouthTrust common stock as reported by Nasdaq was $ ____, and the last reported sale price for Community Bankshares common stock reported by Nasdaq was $ ____. On June 28, 2001 and July 2, 2001 (the trading days immediately before and after the first public announcement of the merger), the last sale prices of SouthTrust common stock, as obtained from Nasdaq, were $26.04 and $26.19, respectively, and the last sale prices of Community Bankshares common stock, as obtained from Nasdaq, were $31.50 and $38.30, respectively.


DIVIDENDS

         The following table sets forth, for the periods indicated, the dividends declared by SouthTrust and Community Bankshares per share of common stock. The dividends have been adjusted to reflect a two-for-one stock split of SouthTrust common stock effected on May 11, 2001.

                                        SouthTrust          Community Bankshares
                                       Common Stock             Common Stock
                                       Dividend Per             Dividend Per
                                          Share                    Share
                                       ------------         --------------------
1999:
    First Quarter...................    $ 0.1100                  $  0.15
    Second Quarter..................      0.1100                     0.15
    Third Quarter...................      0.1100                     0.16
    Fourth Quarter..................      0.1100                     0.17

2000:
    First Quarter...................      0.1250                     0.18
    Second Quarter..................      0.1250                     0.19
    Third Quarter...................      0.1250                     0.20
    Fourth Quarter..................      0.1250                     0.20

2001:
    First Quarter...................      0.1400                     0.20
    Second Quarter..................      0.1400                     0.20

         Dividends are paid by SouthTrust on SouthTrust common stock at the discretion of SouthTrust's board of directors and are affected by certain legal restrictions on the payment of dividends as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on SouthTrust common stock for 31 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the legal restrictions on the payment of dividends as described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to SouthTrust common stock.

         There are certain limitations on the payment of dividends to SouthTrust by its bank subsidiary. As an Alabama banking corporation, the amount of dividends that SouthTrust's subsidiary bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Alabama Department of Banking. Under the described laws and regulations, at June 30, 2001, approximately $582.5 million was available for payment of dividends to SouthTrust by its bank subsidiary.

         Dividends paid by Community Bankshares on Community Bankshares common stock are at the discretion of Community Bankshares' board of directors and are dependent upon the restrictions on the payment of dividends by corporations chartered in Virginia, certain legal restrictions on the payment of dividends as described below, Community Bankshares' earnings and financial condition and other relevant factors. The current policy of Community Bankshares is to pay dividends on a quarterly basis. Until the merger is completed, Community Bankshares is prohibited from declaring dividends on its common stock in excess of $0.20 per share without first obtaining SouthTrust's consent. Under the merger agreement, the parties have agreed that Community Bankshares may declare a dividend with respect to the quarter in which the merger is completed to the extent necessary to ensure that each stockholder receives a dividend from either Community Bankshares or SouthTrust for that quarter.

         There are certain limitations on the payment of dividends to Community Bankshares by its bank subsidiary. As a Virginia banking corporation, the amount of dividends that Community Bankshares' subsidiary bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Virginia State Corporation Commission. These limitations are described in greater detail under "Supervision and Regulation -- Community Bankshares" on page __. Under the described laws and regulations, at June 30, 2001, approximately $5.9 million was available for payment of dividends to Community Bankshares by its bank subsidiary without additional regulatory approval.


                             COMPARISON OF RIGHTS OF
                         STOCKHOLDERS OF SOUTHTRUST AND
                      SHAREHOLDERS OF COMMUNITY BANKSHARES

         The rights of SouthTrust stockholders are governed by Delaware law and SouthTrust's restated certificate of incorporation and bylaws. The rights of our shareholders are governed by Virginia law and our articles of incorporation and bylaws. There are differences between the respective chartering documents of SouthTrust and Community Bankshares that will affect the relative rights of SouthTrust stockholders and our shareholders.

         The following discussion describes and summarizes the material differences between the rights of SouthTrust stockholders and Community Bankshares shareholders. With respect to each issue described below, the information set forth in the left column describes the rights our shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by SouthTrust's stockholders. If the merger is completed, any Community Bankshares shareholder who becomes a stockholder of SouthTrust will be entitled and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you will need to review the restated certificate of incorporation and bylaws of SouthTrust, the articles of incorporation and bylaws of Community Bankshares, the Virginia Stock Corporation Act and Delaware General Corporation Law. Copies of the respective chartering documents of both SouthTrust and Community Bankshares may be obtained from the corporate secretary of each company. See page __ for details of who to contact to obtain copies of these documents.

                COMMUNITY BANKSHARES                                               SOUTHTRUST

                                                      VOTING RIGHTS

Holders of shares of Community Bankshares common stock are     Holders of shares of SouthTrust common stock are entitled to
entitled to one vote for each share of common stock held.      one vote for each share of common stock held.

                COMMUNITY BANKSHARES                                               SOUTHTRUST

                                                  RIGHTS ON LIQUIDATION
In the event of liquidation, Community Bankshares              In the event of liquidation, SouthTrust stockholders are
shareholders are entitled to receive pro-rata any assets       entitled to receive pro-rata any assets distributable to
distributable to Community Bankshares shareholders with        SouthTrust stockholders with respect to the shares of
respect to the shares of Community Bankshares common stock     SouthTrust common stock held by them, after payment of
held by them, after payment of indebtedness.                   indebtedness and amounts payable to the holders of preferred stock.


                                                  RIGHTS OF PRE-EMPTION

Holders of shares of Community Bankshares common stock do      Holders of shares of SouthTrust common stock do not have any
not have any pre-emptive rights to subscribe to or acquire     pre-emptive rights to subscribe to or acquire additional
additional shares of Community Bankshares common stock that    shares of SouthTrust common stock that may be issued.
may be issued.

                                  RIGHTS TO CALL A SPECIAL MEETING OF THE SHAREHOLDERS

Special meetings of shareholders may be called by              Holders of shares of SouthTrust common stock do not have any
shareholders together holding at least 25% of the number of    rights to call a special meeting of SouthTrust's
shares of capital stock outstanding and entitled to vote       stockholders or to require that SouthTrust's board of
with respect to the business to be transacted at the           directors call a special meeting.
meeting.

                               SHAREHOLDERS' RIGHTS TO AMEND CORPORATE GOVERNING DOCUMENTS

Upon proposal by the board of directors, the holders of more   A majority of the holders of SouthTrust's capital stock who
than two-thirds (2/3) of the outstanding common stock          are entitled to vote may by affirmative vote amend
entitled to vote may, by affirmative vote, amend Community     SouthTrust's restated certificate of incorporation. However,
Bankshares' articles of incorporation. Certain provisions of   certain provisions of SouthTrust's restated certificate of
the articles of incorporation may be amended only by the       incorporation concerning special meetings of stockholders;
affirmative vote of the holders of 85% of the outstanding      the number, election and terms of directors; and business
common stock.                                                  combinations may only be amended by the affirmative vote of holders of at least 70% of the issued and outstanding shares
Holders of a majority of the Community Bankshares common       of SouthTrust capital stock.
stock may by affirmative vote amend the bylaws of Community
Bankshares.                                                    Holders of a majority of SouthTrust capital stock who are
                                                               entitled to vote may by affirmative vote amend the bylaws of
                                                               SouthTrust.


                                  ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

The board of directors of Community Bankshares is classified   The board of directors of SouthTrust is classified into
into three (3) classes of directors. Each director serves      three (3) classes of directors. Each director serves for a
for a three (3) year term. At each annual shareholder          three (3) year term. At each annual stockholder meeting,
meeting, one-third (1/3) of the board of directors is          one-third (1/3) of the board of directors is elected.
elected. Accordingly, control of the board of directors of     Accordingly, control of the board of directors of SouthTrust
Community Bankshares cannot be changed in one year; at least   cannot be changed in one year; at least two annual meetings
two annual meetings must be held before a majority of the      must be held before a majority of the board of directors may
board of directors may be changed. Holders of shares of        be changed. Holders of shares of SouthTrust common stock do
Community Bankshares common stock do not have the right to     not have the right to cumulate their votes in the election
cumulate their votes in the election of directors.             of directors.

                COMMUNITY BANKSHARES                                               SOUTHTRUST

                                         NOMINATION OF DIRECTORS BY SHAREHOLDERS

In addition to the right of the board of directors to make     In addition to the right of the board of directors to make
nominations for the election of directors, any shareholder     nominations for the election of directors, any voting
may nominate a person to stand for election at an annual       stockholder may nominate a person to stand for election at
meeting of the shareholders of Community Bankshares,           an annual meeting of the stockholders of SouthTrust,
provided the shareholder complies with special advance         provided the stockholder complies with special advance
notice requirements.                                           notice requirements.


                                               RIGHTS TO REMOVE A DIRECTOR

A director may be removed only for cause and only by the       Subject to the rights of any preferred stockholders, a
affirmative vote of the holders of 85% of the outstanding      director may be removed "for cause" by the affirmative vote
Community Bankshares common stock entitled to vote.            of SouthTrust stockholders who hold at least 70% of the
                                                               voting power of SouthTrust's issued and outstanding capital stock that is entitled to vote for the election of
                                                               directors. The vacancy created by this type of removal may be filled by a person who is voted on by a majority of the directors then in office. The newly elected director will
                                                               serve for the remainder of the unexpired term of the
                                                               director removed from office.


Any vacancy on Community Bankshares' board of directors may    Any vacancies on SouthTrust's board of directors created by
be filled by a person who is approved by a majority of the     the death, resignation, retirement, disqualification or
directors then in office, though less than a quorum of the     removal from office other than for cause of a director or
board of directors. The new director will serve for the        the creation of a new directorship, may be elected only by a
remainder of the unexpired term of the new director's          majority vote of the directors. The new director will serve
predecessor in office.                                         for the remainder of the unexpired term of the class of
                                                               director to which the director has been appointed.


                                             SHAREHOLDERS' RIGHTS TO REPORT

Our shares of common stock are registered under the            Shares of SouthTrust common stock are registered under the
Securities Exchange Act of 1934. Accordingly, we are           Securities Exchange Act of 1934. Accordingly, SouthTrust is
required to provide annual reports containing audited          required to provide annual reports containing audited
financial statements to our shareholders. Community            financial statements to stockholders. SouthTrust also
Bankshares also provides reports to its shareholders on an     provides reports to its stockholders on an interim basis
interim basis that contain unaudited financial information.    that contain unaudited financial information.

We regularly file reports with the Federal Reserve Board,      SouthTrust and its banking subsidiary SouthTrust Bank
and Commerce Bank files reports with the Virginia State        regularly file reports with the Federal Reserve Board and
Corporation Commission, some of which may be inspected by      the Alabama State Banking Department, some of which may be
the public.                                                    inspected by the public.

                COMMUNITY BANKSHARES                                               SOUTHTRUST

                                        EFFECT OF THE ISSUANCE OF PREFERRED STOCK

Community Bankshares' board of directors is not authorized     SouthTrust's board of directors is authorized to issue up to
to issue preferred stock.                                      5,000,000 shares of preferred stock and can determine the
                                                               class and rights to be attached to any share of preferred
                                                               stock.

                                                               In 1998, the board of directors adopted resolutions that
                                                               created 2,000,000 shares of series 1999 junior participating preferred stock. No shares of this class of preferred stock have been issued yet. However, if and when they are, the
                                                               voting, liquidation, dividend and other rights of holders of shares of SouthTrust common stock will be affected. The
                                                               voting power of each share of SouthTrust common stock will be diluted because each share of this class of preferred
                                                               stock will be entitled to 100 votes on each proposal
                                                               submitted to a vote of SouthTrust's stockholders.

                                                               Shares of preferred stock will have preferential rights with respect to the payment of dividends and the distribution of
                                                               SouthTrust's assets in the event of a liquidation of
                                                               SouthTrust.



                                            RIGHTS ATTACHED TO CAPITAL STOCK

Shares of Community Bankshares common stock have no rights     Each share of SouthTrust common stock that is currently or
attached to them.                                              will be issued has or will have one right attached to it.

                                                               Under specified conditions, each right entitles the
                                                               stockholder to purchase one-one hundredth of a share of
                                                               series 1999 junior participating preferred stock at a
                                                               purchase price of $150.00



                           SUPERVISION AND REGULATION


SOUTHTRUST

         General

         SouthTrust is a bank holding company that is qualified as a financial holding company within the meaning of the Bank Holding Company Act and is registered with the Board of Governors of the Federal Reserve System. The Bank Holding Company Act permits a financial holding company to engage in a variety of financial activities, some of which are not permitted for other bank holding companies that are not financial holding companies. As a financial holding company, SouthTrust is required to file with the Federal Reserve Board quarterly reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         SouthTrust Bank, SouthTrust's Alabama state chartered banking subsidiary that is a member of the Federal Reserve System, is subject to primary federal regulation by the Federal Reserve Board and is also subject to the regulation of the Federal Deposit Insurance Corporation and the Alabama State Banking Department.

         Dividend Restrictions

         Various federal and state statutory provisions limit the amount of dividends SouthTrust Bank can pay to SouthTrust without regulatory approval. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank, like SouthTrust Bank, that is a member of the Federal Reserve System, sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. State member banks may also be subject to similar restrictions imposed by the laws of the states in which they are chartered.

         Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank's surplus is equal to at least 20% of its capital. SouthTrust Bank is also required by Alabama law to obtain the prior approval of the Superintendent of the State Banking Department of Alabama for its payment of dividends if the total of all dividends declared by SouthTrust Bank in any calendar year will exceed the total of (1) SouthTrust Bank's net earnings (as defined by statute) for that year, plus (2) its retained net earnings for the preceding two years, less any required transfers to surplus. In addition, no dividends may be paid from SouthTrust Bank's surplus without the prior written approval of the Superintendent.

         In addition, federal bank regulatory authorities have authority to prohibit SouthTrust Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of SouthTrust Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

         Capital Requirements

         SouthTrust and SouthTrust Bank are subject to the risk-based capital requirements and guidelines imposed by the Federal Reserve Board. For the purposes of the Federal Reserve Board's risk-based capital requirements, SouthTrust's and SouthTrust Bank's assets and certain specified off-balance sheet commitments and obligations are assigned to various risk categories. The capital of SouthTrust and SouthTrust Bank, in turn, is classified in one of three tiers: core ("Tier 1") capital, which includes common and qualifying preferred stockholder's equity, less certain intangibles and other adjustments; supplementary ("Tier 2") capital, which includes, among other items, preferred stockholder's equity not meeting the Tier 1 definition, mandatory convertible securities and subordinated debt and allowances for loan and lease losses, both subject to certain limitations; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

         SouthTrust, like other bank holding companies, is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance sheet items, such as unfunded commitments to extend credit). As of June 30, 2001, SouthTrust's Tier 1 and total capital ratios were 7.61% and 10.93%, respectively, and were in compliance with applicable capital requirements. In addition, in order for a bank to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. As of June 30, 2001, SouthTrust Bank met both requirements, with Tier 1 and total capital equal to 8.30% and 11.24% of its respective total risk-weighted assets.

         The Federal Reserve Board has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

         The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital divided by adjusted quarterly average assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points if the holding company does not meet those requirements. As of June 30, 2001, SouthTrust's leverage ratio was 6.46%.

         Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things, identifies five capital categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would be undercapitalized after making the payment. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         Source of Strength

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provide that if the FDIC suffers or anticipates a loss as a result of a default by a banking subsidiary or by providing assistance to a subsidiary in danger of default, then any other bank subsidiaries may be assessed for the FDIC's loss.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act

         The Interstate Banking Act provides that adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps that prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirors, and the federal deposit caps apply only to initial entry acquisitions.

         Gramm-Leach-Bliley Act

         In 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) incidental to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This legislation makes significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The new law specifies activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. In 2000, SouthTrust elected financial holding company status.

         The legislation also contains a number of other provisions that will affect SouthTrust's operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations likely will require more disclosure to SouthTrust's customers, and in some circumstances, will require consent by the customer before information is allowed to be provided to a third party.

         At this time, SouthTrust is unable to predict the impact this legislation may have upon it or SouthTrust Bank, including its impact on its financial condition and results of operations.

         Changes in Regulations

         Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. SouthTrust cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on it and its subsidiaries.


COMMUNITY BANKSHARES

         Community Bankshares is a registered bank holding company organized under the laws of Virginia. Community Bankshares is registered with the Federal Reserve Board and is therefore subject to regulations that are substantially the same as those to which SouthTrust is subject. Commerce Bank is chartered by the Commonwealth of Virginia, and is subject to comprehensive regulation, examination and supervision by the Federal Deposit Insurance Corporation and the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia.

         Community Bankshares and Commerce Bank are subject to the same capital requirements as those to which SouthTrust and SouthTrust Bank are subject. As of December 31, 2000, Community Bankshares' Tier 1 and total capital ratios were 12.57% and 13.58%, respectively, and were in compliance with applicable capital requirements. Commerce Bank would be considered "well capitalized" as of December 31, 2000, with Tier 1 and total capital equal to 11.78% and 12.82% of its respective total risk-weighted assets. As of December 31, 2000, Community Bankshares' leverage ratio was 10.23%.

         Commerce Bank is subject to substantially the same federal regulatory limitations on the amount of dividends it may pay to Community Bankshares to which SouthTrust Bank is subject. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.


             INFORMATION CONCERNING BUSINESS OF COMMUNITY BANKSHARES


GENERAL

         Community Bankshares is a bank holding company incorporated under the laws of the Commonwealth of Virginia in January 1984 and is headquartered in Richmond, Virginia. Community Bankshares had assets of $416.0 million, total deposits of $372 million and stockholders' equity of $42 million at June 30, 2001. Community Bankshares provides resources and management to its wholly-owned subsidiary commercial bank, Commerce Bank, and serves the marketplace primarily through Commerce Bank.

         Commerce Bank, formerly known as The Community Bank, was incorporated in 1973 under the laws of the Commonwealth of Virginia and was acquired by Community Bankshares on January 1, 1985. On December 11, 2000, Commerce Bank of Virginia and County Bank of Chesterfield were merged with and into Commerce Bank.

         Through Commerce Bank's network of banking facilities, Community Bankshares provides a wide range of commercial banking services to individuals, small to medium-sized businesses, institutions and governments, located in Virginia. Commerce Bank conducts substantially all of the business operations of a typical independent commercial bank, including the acceptance of checking and savings deposits, the making of commercial, real estate, personal, home improvement, automobile and other installment loans. Commerce Bank also offers other related services, such as traveler's checks, safe deposit boxes, depositor transfer, customer note payment, collection, notary public, escrow, drive-in and ATM facilities, and other customary banking services. Commerce Bank does not offer trust services. Commerce Bank is a residential mortgage and residential construction lender and also extends commercial business and commercial real estate loans to small and medium-sized businesses within its primary service area.

EMPLOYEES

         Community Bankshares and Commerce Bank had approximately 154 full-time employees on June 30, 2001.


COMPETITION

         Community Bankshares and Commerce Bank experience keen competition for banking services within their primary market area. Commerce Bank's competitors include commercial banks, investment banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies and other non-bank institutions, such as insurance companies and brokerage firms, within its market area.

PROPERTIES

         Commerce Bank operates thirteen branches in the cities of Richmond, Petersburg, and Colonial Heights, and the counties of Chesterfield, Henrico, Hanover and Goochland. The headquarters of Community Bankshares are located in the headquarters office of Commerce Bank, 11500 West Broad Street, Richmond, Virginia 23233. The Riverfront Tower office is located at 901 East Byrd Street in the financial district of Richmond's downtown. Branch locations in the City of Petersburg are at 200 North Sycamore Street and 2618 South Crater Road. The Colonial Heights branch office is located at 2000 Snead Avenue. Branch offices in Chesterfield County are located at 10400 Hull Street Road, Midlothian, 6435 Ironbridge Road near Chesterfield County's Courthouse complex, 13241 River's Bend Blvd, 906 Branchway Road, near Chesterfield Town Center and 4203 West Hundred Road, Chester. The Henrico County branch is located at 11500 West Broad Street in Short Pump. The Hanover branch office is located at 10035 Sliding Hill Road in Ashland. Goochland County locations are at 3018 River Road West, Goochland Courthouse and 27 Broad Street Road, Centerville. Commerce Bank's operations center is located near the Chesterfield County Airport complex. Commerce Bank owns seven of its branch locations and has entered into operating leases for the other branch locations and its operations center. As of June 30, 2001, Community Bankshares and Commerce Bank had consolidated net premises and equipment, including land, building, furnishings and equipment and leasehold improvements of $7.4 million.

LEGAL PROCEEDINGS

         Other than routine proceedings incidental to the normal business of Community Bankshares and Commerce Bank, Community Bankshares and Commerce Bank have no material pending legal proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the record date, (i) the names and addresses of each beneficial owner of more than 5% of Community Bankshares common stock showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Community Bankshares and the number of shares of Community Bankshares common stock owned beneficially by each of them, and (iii) the number of shares of Community Bankshares common stock owned beneficially by all directors and executive officers as a group.

                                                     Number of Shares of
                                                    Community Bankshares
                                                        Common Stock
Name                                               Beneficially Owned (1)     Percentage of Class (2)
----                                               ----------------------     -----------------------
Sam T. Beale                                             112,814                      4.00% (2)

David E. Hudgins                                          31,000                      1.10% (2)

Richard C. Huffman                                        57,069                      2.02% (2)

Nathan S. Jones, 3rd                                     138,060 (3)                  4.89% (2)

Vernon E. LaPrade, Jr.                                    51,804                      1.83% (2)

Jack W. Miller, Jr.                                       16,880                      0.60% (2)

H. E. Richeson                                            39,542                      1.40% (2)

Alvin L. Sheffield                                        54,540                      1.93% (2)

Harold L. Vaughn                                          30,684                      1.09% (2)

Ray A. Fleming                                                --                      0.00% (2)

John M. Wiatt, Jr.                                         5,628                      0.20% (2)

All executive officers and directors as                  538,021                     19.05% (2)
a group (11 persons)

Community Bankshares Incorporated                        238,258                      8.56% (2)
Employee Stock Ownership Plan
P. O. Box 2166
Petersburg, VA.  23804


-------------------

(1) Includes presently exercisable options to purchase Community Bankshares common stock granted in 1993 to the directors of Commerce Bank (formerly The Community Bank) under Community Bankshares' Incentive Stock Option and Nonstatutory Stock Option Plan and in 1994 and 1996 to the directors of Commerce Bank (formerly the County Bank of Chesterfield).

(2) Percentage ownership is based upon 2,782,676 shares of Community Bankshares common stock issued and outstanding as of September 30, 2001 and assumes the exercise of options to purchase 41,162 shares of Community Bankshares common stock through options currently exercisable by the directors and executive officers as a group.

(3) Does not include unallocated shares held in trust pursuant to Community Bankshares' Employee Stock Ownership Plan by Mr. Jones as trustee. Shares that have not been allocated to participants are voted by the trustee.

                       WHERE YOU CAN FIND MORE INFORMATION

         You may obtain more information about SouthTrust from its web site at http://www.southtrust.com. In addition, you can also obtain more information about SouthTrust and Community Bankshares by reviewing the information that each of us is required by the Securities Exchange Act of 1934 to file with the SEC. The information that SouthTrust and Community Bankshares are required to file includes, among other things, information about their respective businesses, operations and financial condition, executive compensation and other information about their management. You may read and copy this information at the following locations of the SEC:

         Public Reference Section
         Room 1024
         450 Fifth Street, N. W.
         Washington D.C. 20549

         233 Broadway
         New York, NY 10048

         Citicorp Center
         Suite 1400
         500 West Madison Street
         Chicago, Illinois 60601-2511

You may also obtain by mail copies of any document filed with the SEC by SouthTrust from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800- SEC-0330 for further information on the public reference rooms.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including SouthTrust, who file information electronically with the SEC. The web site address is http://www.sec.gov.

         You may also inspect reports, proxy statements and other information that SouthTrust and Community Bankshares have filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

         SouthTrust and Community Bankshares "incorporate by reference" into this document the information they file with the SEC, which means that SouthTrust and Community Bankshares can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document. Some information contained in this document updates the information incorporated by reference, and information that SouthTrust and Community Bankshares file subsequently with the SEC will automatically update this document. In other words, in the case of a conflict or inconsistency between information set forth in this document and information incorporated by reference into this document, you should rely on the information contained in the document that was filed later. SouthTrust and Community Bankshares incorporate by reference the documents listed below and any filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this document and up to and including the final adjournment of the meeting at which Community Bankshares stockholders consider and vote on the merger:

By SouthTrust:

         -        Annual Report on Form 10-K for the year ended December 31,
                  2000;

         - Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         -        Proxy Statement on Schedule 14A, filed on March 9, 2001;

         - The description of SouthTrust common stock set forth in the Amendment No. 1 to the Registration Statement on Form S-3, Registration Number 333-32922, filed on August 1, 2000; and

         - The description of the SouthTrust Rights Agreement set forth in the Registration Statement on Form 8-A/A, as amended, filed on September 29, 2000.

    You can request copies of the documents incorporated by reference in this document by requesting them in writing or by telephone from:

                               Mr. Alton E. Yother
                       Secretary, Treasurer and Controller
                             SouthTrust Corporation
                        420 North 20th Street, 34th Floor
                            Birmingham, Alabama 35203
                        Telephone Number: (205) 254-5000



By Community Bankshares:

         -        Annual Report on Form 10-K for the year ended December 31,
                  2000; and

         - Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

         -        Proxy Statement on Schedule 14A, filed on April 26, 2001.


        You can request copies of the documents incorporated by Community Bankshares by reference in this document by requesting them in writing or by telephone from:

                               Mr. Ray A. Fleming
                             Chief Financial Officer
                        Community Bankshares Incorporated
                                 P. O. Box 29569
                            Richmond, Virginia 23242
                        Telephone Number: (804) 360-2222


         Copies of exhibits to the documents incorporated by reference will not be provided to you unless the exhibits themselves are specifically incorporated into the documents incorporated by reference.

         You should rely only on the information contained in this document or contained in the documents that are incorporated by reference into this document. Neither we nor SouthTrust have authorized anyone to provide you with any information that differs from, or adds to, the information in this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document is correct as of the date of this document. It may not continue to be correct after this date. We have supplied all of the information about Community Bankshares contained in this document and SouthTrust supplied all of the information contained in this document about SouthTrust and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.


                            OTHER EXPERTS AND COUNSEL

         The SouthTrust Corporation consolidated financial statements incorporated by reference in this document and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The Community Bankshares Incorporated consolidated financial statements incorporated by reference in this document and elsewhere in this registration statement have been audited by Mitchell, Wiggins & Company, LLP, independent public accountants, as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Bradley Arant Rose & White LLP, a law firm located in Birmingham, Alabama and counsel for SouthTrust, will give an opinion as to the legality of the shares of SouthTrust common stock to be issued in connection with the merger and will give an opinion on the federal income tax consequences involved in the merger. As of the date of this document, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 3,590,000 shares of SouthTrust common stock.


              SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER MATTERS

         If the merger is completed, Community Bankshares will no longer have annual meetings. If for some reason the merger does not take place, shareholders may submit proposals for consideration by our shareholders at the 2002 Annual Meeting of Shareholders. In order for proposals to be eligible for inclusion in the proxy statement for the 2002 Annual Meeting, the proposal must be received by our corporate secretary no later than December 26, 2001.

         Our bylaws provide an additional procedure for business to be brought before annual meetings of our shareholders. Shareholder proposals may be brought before the meeting, even if they are not eligible to be included in the proxy statement for the meeting, so long as the proposing shareholder complies with the advance notice provisions of our bylaws. If written notice of business proposed to be brought before the 2002 Meeting is delivered to or mailed and received at the principal executive offices of Community Bankshares not less than 60 days nor more than 90 days prior to the scheduled date of the 2002 Meeting, it may be considered at the meeting. If official notice or public disclosure of the date of the 2002 Meeting is provided less than 70 days before the scheduled meeting date, however, shareholder proposals must be received no later than the tenth day after such official notice or public disclosure of the meeting date. You can find information regarding the contents of the required notice in our bylaws, which are available from us upon request.

         Your board of directors does not know of any matters to be presented for consideration at the meeting other than those matters that are described in this proxy statement and in the notice of meeting accompanying this document. If any other matters properly come before the meeting for consideration, it is the intention of the persons named in the accompanying proxy to vote the shares of Community Bankshares common stock in accordance with their best judgment with respect to such other matters.


                                            By Order of the Board of Directors


                                            /S/ RICHARD C. HUFFMAN

                                            Richard C. Huffman
                                            Corporate Secretary
                                            Community Bankshares Incorporated

Richmond, Virginia
_______, 2001


         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                           SOUTHTRUST OF ALABAMA, INC.

                                       AND

                        COMMUNITY BANKSHARES INCORPORATED

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

                                TABLE OF CONTENTS

                                             ARTICLE 1

                                            THE MERGER

Section 1.1       Consummation of Merger; Closing Date...........................................A-1
Section 1.2       Effect of Merger...............................................................A-2
Section 1.3       Further Assurances.............................................................A-2
Section 1.4       Directors and Officers.........................................................A-2
Section 1.5       Stock Option Agreement.........................................................A-2

                                             ARTICLE 2

                            CONVERSION OF CONSTITUENTS' CAPITAL SHARES

Section 2.1       Manner of Conversion of CBI Shares.............................................A-2
Section 2.2       CBI Stock Options and Related Matters..........................................A-4
Section 2.3       Fractional Shares..............................................................A-4
Section 2.4       Effectuating Conversion  ......................................................A-5
Section 2.5       Laws of Escheat................................................................A-6

                                             ARTICLE 2A

                                        ALTERNATIVE STRUCTURE

Section 2A.1      Determination of Alternative Structures and Alternative Cash Price.............A-6
Section 2A.2      Certain Alternative Structures.................................................A-6

                                             ARTICLE 3

                               REPRESENTATIONS AND WARRANTIES OF CBI

Section 3.1       Corporate Organization.........................................................A-7
Section 3.2       Capitalization.................................................................A-8
Section 3.3       Financial Statements; Filings..................................................A-8
Section 3.4       Loan Portfolio; Reserves.......................................................A-9
Section 3.5       Certain Loans and Related Matters..............................................A-9
Section 3.6       Authority; No Violation.......................................................A-10
Section 3.7       Consents and Approvals........................................................A-10
Section 3.8       Broker's Fees.................................................................A-10
Section 3.9       Absence of Certain Changes or Events..........................................A-10
Section 3.10      Legal Proceedings; Etc........................................................A-11
Section 3.11      Taxes and Tax Returns.........................................................A-11
Section 3.12      Employee Benefit Plans........................................................A-12
Section 3.13      Title and Related Matters.....................................................A-13
Section 3.14      Real Estate...................................................................A-13
Section 3.15      Environmental Matters.........................................................A-14
Section 3.16      Commitments and Contracts.....................................................A-15
Section 3.17      Regulatory, Accounting and Tax Matters........................................A-15
Section 3.18      Registration Obligations......................................................A-15
Section 3.19      Antitakeover Provisions.......................................................A-15
Section 3.20      Insurance.....................................................................A-15
Section 3.21      Labor.........................................................................A-15

Section 3.22      Compliance with Laws..........................................................A-16
Section 3.23      Transactions with Management..................................................A-16
Section 3.24      Derivative Contracts..........................................................A-17
Section 3.25      Deposits......................................................................A-17
Section 3.26      Accounting Controls...........................................................A-17
Section 3.27      Proxy Materials...............................................................A-17
Section 3.28      Deposit Insurance.............................................................A-17
Section 3.29      Intellectual Property.........................................................A-17
Section 3.30      SEC Filings...................................................................A-17
Section 3.31      Untrue Statements and Omissions...............................................A-17

                                             ARTICLE 4

                                 REPRESENTATIONS AND WARRANTIES OF
                                       SOUTHTRUST AND ST-SUB

Section 4.1       Organization and Related Matters of SouthTrust................................A-18
Section 4.2       Organization and Related Matters of ST-Sub....................................A-18
Section 4.3       Capitalization................................................................A-18
Section 4.4       Authorization.................................................................A-18
Section 4.5       Financial Statements..........................................................A-19
Section 4.6       Absence of Certain Changes or Events..........................................A-19
Section 4.7       Legal Proceedings, Etc........................................................A-19
Section 4.8       Insurance.....................................................................A-19
Section 4.9       Consents and Approvals........................................................A-19
Section 4.10      Proxy Materials...............................................................A-20
Section 4.11      Accounting, Tax, Regulatory Matters...........................................A-20
Section 4.12      No Broker's or Finder's Fees..................................................A-20
Section 4.13      Untrue Statements and Omissions...............................................A-20

                                             ARTICLE 5

                                      COVENANTS AND AGREEMENTS

Section 5.1       Conduct of the Business of CBI and CBI Subsidiaries...........................A-20
Section 5.2       Current Information...........................................................A-22
Section 5.3       Access to Properties; Personnel and Records...................................A-22
Section 5.4       Approval of CBI Shareholders..................................................A-23
Section 5.5       No Other Bids.................................................................A-23
Section 5.6       Notice of Deadlines...........................................................A-23
Section 5.7       Affiliates....................................................................A-23
Section 5.8       Maintenance of Properties.....................................................A-24
Section 5.9       Environmental Audits..........................................................A-24
Section 5.10      Title Insurance...............................................................A-24
Section 5.11      Surveys; Appraisals...........................................................A-24
Section 5.12      Consents to Assign and Use Leased Premises; Extensions........................A-24
Section 5.13      Compliance Matters............................................................A-24
Section 5.14      Exemption Under Anti-Takeover Statutes........................................A-24
Section 5.15      Conforming Accounting and Reserve Policies....................................A-24
Section 5.16      Subsidiary Merger Agreement...................................................A-24
Section 5.17      Publicity.....................................................................A-25
Section 5.18      Life Insurance Policies.......................................................A-25
Section 5.19      Lease for Sliding Hill Road Branch............................................A-25
Section 5.20      Fixed Asset Inventory.........................................................A-25
Section 5.21      Account Reconciliation........................................................A-25

Section 5.22      Certain Real Estate Contracts.................................................A-25
Section 5.23      Certain Subsidiaries..........................................................A-25

                                             ARTICLE 6

                                ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1       Best Efforts; Cooperation.....................................................A-25
Section 6.2       Regulatory Matters............................................................A-25
Section 6.3       Other Matters.................................................................A-26
Section 6.4       Indemnification...............................................................A-28
Section 6.5       Current Information...........................................................A-28
Section 6.6       Registration Statement........................................................A-28
Section 6.7       Reservation of Shares.........................................................A-28
Section 6.8       Consideration.................................................................A-28

                                             ARTICLE 7

                                   MUTUAL CONDITIONS TO CLOSING

Section 7.1       Shareholder Approval..........................................................A-29
Section 7.2       Regulatory Approvals..........................................................A-29
Section 7.3       Litigation....................................................................A-29
Section 7.4       Proxy Statement and Registration Statement....................................A-29
Section 7.5       Tax Opinion...................................................................A-29

                                             ARTICLE 8

                      CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB

Section 8.1       Representations and Warranties................................................A-29
Section 8.2       Performance of Obligations....................................................A-29
Section 8.3       Certificate Representing Satisfaction of Conditions...........................A-29
Section 8.4       Absence of Adverse Facts......................................................A-30
Section 8.5       Opinion of Counsel............................................................A-30
Section 8.6       Consents Under Agreements.....................................................A-30
Section 8.7       Consents Relating to Leased Real Property.....................................A-30
Section 8.8       Material Condition............................................................A-30
Section 8.9       Matters Relating to Employment Agreements.....................................A-30
Section 8.10      Acknowledgment of Option Cancellation.........................................A-30
Section 8.11      Outstanding Shares of CBI.....................................................A-30
Section 8.12      Certification of Claims.......................................................A-31
Section 8.13      Increase in Borrowing.........................................................A-31
Section 8.14      Matters Relating to Deferred Compensation Arrangements........................A-31
Section 8.15      Matters Relating to the Community Bankshares, Inc. Retirement Savings Plan....A-31

                                             ARTICLE 9

                                 CONDITIONS TO OBLIGATIONS OF CBI

Section 9.1       Representations and Warranties................................................A-31
Section 9.2       Performance of Obligations....................................................A-31
Section 9.3       Certificate Representing Satisfaction of Conditions...........................A-31
Section 9.4       Absence of Adverse Facts......................................................A-31
Section 9.5       Consents Under Agreements.....................................................A-32

Section 9.6       Opinion of Counsel............................................................A-32
Section 9.7       SouthTrust Shares.............................................................A-32
Section 9.8       Fairness Opinion..............................................................A-32

                                             ARTICLE 10

                                 TERMINATION, WAIVER AND AMENDMENT

Section 10.1      Termination...................................................................A-32
Section 10.2      Effect of Termination.........................................................A-33
Section 10.3      Amendments....................................................................A-33
Section 10.4      Waivers.......................................................................A-33
Section 10.5      Non-Survival of Representations and Warranties................................A-33

                                             ARTICLE 11

                                           MISCELLANEOUS

Section 11.1      Alternative Structure.........................................................A-33
Section 11.2      Definitions...................................................................A-33
Section 11.3      Entire Agreement..............................................................A-34
Section 11.4      Notices.......................................................................A-34
Section 11.5      Severability..................................................................A-35
Section 11.6      Costs and Expenses............................................................A-35
Section 11.7      Captions......................................................................A-35
Section 11.8      Counterparts..................................................................A-36
Section 11.9      Persons Bound; No Assignment..................................................A-36
Section 11.10     Governing Law; Arbitration....................................................A-36
Section 11.11     Exhibits and Schedules........................................................A-36
Section 11.12     Waiver........................................................................A-36
Section 11.13     Construction of Terms.........................................................A-36

                         AGREEMENT AND PLAN OF MERGER OF
                           SOUTHTRUST OF ALABAMA, INC.
                                      WITH
                        COMMUNITY BANKSHARES INCORPORATED

                                LIST OF SCHEDULES


Disclosure Schedule 3.1(f)          Subsidiaries of CBI
Disclosure Schedule 3.2             Options and Stock Appreciation Rights
Disclosure Schedule 3.3(f)          Undisclosed Obligations
Disclosure Schedule 3.4             Loan Portfolio; Reserves
Disclosure Schedule 3.5             Certain Loans and Related Matters
Disclosure Schedule 3.6             Conflicts, Breaches and Defaults of Agreements
Disclosure Schedule 3.7             Consents and Approvals
Disclosure Schedule 3.8             Brokers' Engagement Letters
Disclosure Schedule 3.9             Certain Changes or Events
Disclosure Schedule 3.10            Legal Proceedings
Disclosure Schedule 3.11            Taxes and Tax Returns
Disclosure Schedule 3.12(a)         Employee Benefit Plans
Disclosure Schedule 3.12(g)         Effect of Merger on Employee Benefit Plans
Disclosure Schedule 3.12(j)         Tax Exempt Status of Plans
Disclosure Schedule 3.12(k)         Multiple Employer Welfare Arrangements
Disclosure Schedule 3.12(l)         Assets Held in "Rabbi Trust"/Similar Vehicles
Disclosure Schedule 3.12(m)         Continuing Obligations Under Employee Benefit Plans
Disclosure Schedule 3.13(a)         Claims and Encumbrances on Owned Property
Disclosure Schedule 3.13(b)         Claims and Encumbrances on Leased Property
Disclosure Schedule 3.14(a)         List of Real Property
Disclosure Schedule 3.14(b)         Description of Real Property Leases; Landlord Information
Disclosure Schedule 3.16(a)         Certain Commitments and Contracts
Disclosure Schedule 3.16(b)         Defaults Under Material Agreements
Disclosure Schedule 3.20            Insurance Policies
Disclosure Schedule 3.21(d)         Legal Proceedings Related to Labor Matters
Disclosure Schedule 3.22            Compliance with Laws
Disclosure Schedule 3.23            Transactions with Management
Disclosure Schedule 3.24            Derivative Contracts
Disclosure Schedule 3.25            Brokered Deposits; Deposits of Affiliates
Disclosure Schedule 3.29            Licensed Intellectual Property
Disclosure Schedule 3.30            SEC Filings
Disclosure Schedule 4.4             Conflicts, Breaches and Defaults of Agreements
Disclosure Schedule 4.7             Legal Proceedings
Disclosure Schedule 4.9             Consents and Approvals
Disclosure Schedule 5.1(b)(iv)      Certain Capital Expenditures
Disclosure Schedule 5.1(b)(vi)      Certain Bonuses, etc.
Disclosure Schedule 5.6             Notice of Deadlines

                         AGREEMENT AND PLAN OF MERGER OF
                           SOUTHTRUST OF ALABAMA, INC.
                                      WITH
                        COMMUNITY BANKSHARES INCORPORATED

                                LIST OF EXHIBITS


Exhibit 1.5:               Stock Option Agreement
Exhibit 5.7:               Form of Affiliate Letter
Exhibit 5.16:              Subsidiary Merger Agreement
Exhibit 8.5:               Matters as to which Williams, Mullen, Clark & Dobbins, Counsel to CBI, will opine
Exhibit 8.9:               Employment Agreements
Exhibit 9.6:               Matters as to which Bradley Arant Rose & White LLP, Counsel to SouthTrust and ST-Sub, will opine

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                           SOUTHTRUST OF ALABAMA, INC.
                                       AND
                        COMMUNITY BANKSHARES INCORPORATED
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION

                  This AGREEMENT AND PLAN OF MERGER, dated as of the 21st day of September, 2001 (this "Agreement"), by and between SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), and Community Bankshares Incorporated, a Virginia corporation and a registered bank holding company ("CBI"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                                WITNESSETH THAT:

                  WHEREAS, subject to the provisions of Article 2A of the Agreement, the respective Boards of Directors of ST-Sub and CBI deem it in the best interests of ST-Sub and of CBI, respectively, and of their respective shareholders, that ST-Sub and CBI merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986 (as amended, the "Code") (the "Merger"), provided, however, that the parties have agreed in Article 2A hereof that under certain circumstances the transaction may be restructured as a statutory share exchange for cash, and in such event, the parties will enter into an appropriate amendment to the Agreement to reflect such restructuring;

                  WHEREAS, the Boards of Directors of ST-Sub and CBI have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Alabama, the Commonwealth of Virginia and the United States;

                  WHEREAS, SouthTrust, the sole shareholder of ST-Sub, will deliver, or cause to be delivered, to the shareholders of CBI the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and

                  WHEREAS, CBI owns all the issued and outstanding capital stock of Commerce Bank, a Virginia banking corporation ("Commerce Bank"), and ST-Sub owns all of the issued and outstanding capital stock of SouthTrust Bank, an Alabama state banking corporation ("ST-Bank"), and it is contemplated that, in connection with the consummation of this Agreement and pursuant to the terms of a certain Subsidiary Merger Agreement (the "Subsidiary Merger Agreement"), Commerce Bank will be merged with and into ST-Bank (the "Subsidiary Merger");

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that CBI will be merged with and into ST-Sub and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of CBI, par value $3.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.

                                    ARTICLE 1

                                   THE MERGER

         Section 1.1 Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, including, without limitation, Article 2A hereof, CBI shall be merged with and into ST-Sub (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to the laws of the State of Alabama and the Commonwealth of Virginia, and ST-Sub shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which a Certificate or Articles of Merger have been duly filed with the Secretary of State of Alabama and the Virginia State Corporation Commission, unless a later date is specified in such Certificate or Articles of Merger (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and CBI, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under the Merger Agreement or the Subsidiary Merger Agreement and
(ii) the date on which the shareholders of CBI, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree.

                  (b) The closing of the Merger (the "Closing") shall take place at the principal offices of CBI at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

         Section 1.2 Effect of Merger. At the Effective Time of the Merger, CBI shall be merged with and into ST-Sub and the separate existence of CBI shall cease. The Articles of Incorporation and Bylaws of ST-Sub, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Alabama and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of CBI last in office shall execute and deliver or cause to be executed and delivered in the name of CBI such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CBI.

         Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of ST-Sub immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust, at or prior to the Effective Time of the Merger, shall designate in writing.

         Section 1.5 Stock Option Agreement. As a condition to the execution of this Agreement, CBI is executing and delivering to SouthTrust the Stock Option Agreement in the form as annexed hereto as EXHIBIT 1.5.

                                    ARTICLE 2

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1 Manner of Conversion of CBI Shares. Except in the event of the matters set forth in Article 2A hereof, subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of SouthTrust, ST-Sub, CBI or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of ST-Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged and thereafter shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                  (b) Each share of common stock of CBI (the "CBI Shares") held by CBI or by SouthTrust (or any of their subsidiaries), other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                  (c) Except with regard to CBI Shares excluded in (b) above, and except as provided in (d) below, each CBI Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 1.5608 shares of common stock of SouthTrust (and the rights associated therewith pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company (together, the "SouthTrust Shares")), and, subject to
Section 2.2, all outstanding certificates representing CBI Shares shall thereafter represent solely the right to receive SouthTrust Shares. Such number of SouthTrust Shares, as may be adjusted as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the aggregate number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger, such that the aggregate value of the consideration to be delivered by SouthTrust pursuant to this Agreement remains unchanged.

                  (d) Notwithstanding the provisions of Section 2.1(c) above, each holder of CBI Shares shall have an opportunity to elect to receive cash consideration for such holder's CBI Shares in lieu of receiving SouthTrust Shares in accordance with the election procedures set forth below. Holders who elect (subject to Section 2.1(d)(3)(B)) to receive cash in lieu of exchanging their CBI Shares for SouthTrust Shares as specified below shall receive $34.03 in cash (the "Per Share Cash Consideration") for each CBI Share that is so converted; provided, however, that the number of shares that may be exchanged for cash may not exceed 40% of the shares of CBI outstanding immediately prior to the Effective Time.

                  (i) SouthTrust will use its commercially reasonable efforts to cause the Exchange Agent to mail an election form in such form as SouthTrust and CBI shall mutually agree (the "Election Form") at least 20 days prior to the date of the CBI Stockholders' Meeting or on such other date as SouthTrust and CBI shall mutually agree (the "Mailing Date") to each holder of record of CBI Common Stock as of the record date for the CBI Stockholders' Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of CBI Shares to elect to receive cash with respect to all or a portion of such holder's CBI Shares (shares as to which the election is made being referred to as "Cash Election Shares").

                  (ii) Any CBI Shares with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the day of the CBI Stockholders' Meeting (or such other time and date as SouthTrust and CBI may mutually agree) (the "Election Deadline") shall be converted into SouthTrust Shares as set forth in Section 2.1(c) of this Agreement (such shares being referred to as "Exchange Shares"). Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the CBI Shares represented by such Election Form shall become Exchange Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither SouthTrust nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                  (iii) Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, SouthTrust shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of CBI Shares in accordance with the Election Forms as follows:

                           (A) Cash Elections by No More than 40% of the Outstanding CBI Shares. If the number of CBI Shares electing to receive cash does not exceed 40% of the outstanding CBI Shares immediately prior to the Effective Time, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and all of the Exchange Shares shall be converted into the right to receive SouthTrust Common Stock, pursuant to Section 2.1(c).

                           (B)      Cash Elections More Than 40% of the
                                    Outstanding CBI Shares. If the number of
                                    Cash Election Shares exceeds 40% of the
                                    outstanding CBI Shares immediately prior to the Effective Time, then:

                                    1)       the number of Cash Election Shares
                                             designated by each holder of CBI
                                             Shares who properly submitted a
                                             Cash Election Form shall be
                                             automatically reduced to that
                                             number of shares equal to the
                                             product of (A) the number of such
                                             holder's Cash Election Shares
                                             designated in the Election Form and
                                             (B) a fraction, the numerator of
                                             which is 40% of the total number of
                                             CBI Shares outstanding immediately
                                             prior to the Effective Time, and
                                             the denominator of which is the
                                             total number of Cash Election
                                             Shares designated in the Election
                                             Forms;

                                    2)       the Cash Election Shares remaining
                                             after adjustment pursuant to
                                             subsection (1) above shall be
                                             converted into the right to receive
                                             the Per Share Cash Consideration;

                                    3)       the CBI Shares that would have been
                                             Cash Election Shares but for the
                                             adjustment pursuant to sub-section
                                             (1) above shall automatically be
                                             deemed to be Exchange Shares; and

                                    4)       all Exchange Shares shall be
                                             converted into the right to receive
                                             SouthTrust Shares, pursuant to
                                             Section 2.1(c).

         Section 2.2 CBI Stock Options and Related Matters. (a) As of the Effective Time of the Merger, all rights with respect to CBI Shares issuable pursuant to the exercise of stock options ("CBI Options") granted by CBI under the Community Bankshares, Inc. Incentive Stock Option and Nonstatutory Stock Option Plan (the "CBI Stock Option Plan"), which are outstanding immediately prior to the Effective Time of the Merger, whether or not such CBI Options are then exercisable, shall, subject to this section, be canceled as of the Effective Time and shall be converted into the right of the holders thereof to receive the difference between (i) the Conversion Ratio multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger and (ii) the exercise price of each CBI Share under such CBI Option, in cash for each CBI Share under such CBI Option. The market value of the SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Share, as reported by The Nasdaq Stock Market ("NASDAQ") on the last business day preceding the Effective Time of the Merger, or, if SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Exchange Act, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. The amounts payable pursuant to this Section 2.2 will be reduced for applicable withholding.

                  (b) At the election of SouthTrust, CBI shall use its best efforts to procure from each holder of CBI Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgment of the treatment and disposition of such holder's CBI Options.

         Section 2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of CBI Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of a SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Shares, as reported by The Nasdaq Stock Market ("NASDAQ") on the last business day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Exchange Act, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading.

No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.4 Effectuating Conversion (a) American Stock Transfer & Trust Company, or such other institution as SouthTrust and ST-Bank may designate, shall serve as the exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for CBI Shares, along with the appropriate cash payment in lieu of fractional interests in SouthTrust Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of CBI Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing CBI Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing CBI Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of CBI Shares to transfer good and marketable title to such CBI Shares to SouthTrust, free and clear of all liens, claims and encumbrances.

                  (b) At the Effective Time of the Merger, the stock transfer books of CBI shall be closed as to holders of CBI Shares immediately prior to the Effective Time of the Merger and no transfer of CBI Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing CBI Shares shall, without any action on the part of any holder thereof, no longer represent CBI Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which CBI Shares represented thereby were converted in the Merger.

                  (c) In the event that any holder of record as of the Effective Time of the Merger of CBI Shares is unable to deliver the certificate which represents such holder's CBI Shares, SouthTrust, in the absence of actual notice that any CBI Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                  (i) An affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                  (ii) Such security or indemnity as may be reasonably requested by SouthTrust to indemnify and hold SouthTrust harmless in respect of such stock certificate(s); and

                  (iii) Evidence to the satisfaction of SouthTrust that such holder is the owner of CBI Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                  (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing CBI Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                  (e) No holder of CBI Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing CBI Shares, and SouthTrust shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares until such holder shall surrender the certificate or certificates representing CBI Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

         Section 2.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of CBI Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of CBI, SouthTrust, ST-Sub, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of CBI Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

                                   ARTICLE 2A

                              ALTERNATIVE STRUCTURE

         Section 2A.1 Determination of Alternative Structures and Alternative Cash Price. Notwithstanding anything herein to the contrary, the parties hereto have agreed and do hereby agree that in the event that the Average Closing Price per share of SouthTrust Shares on the Determination Date is less than $15.00 per SouthTrust Share, then the transaction shall be converted for all purposes into a statutory share exchange for cash based upon a per share cash price for CBI Shares equal to the Alternative Cash Price, all in the manner and as more particularly set forth in Section 2A.2 below.

                  For purposes of this Article 2A, the following terms shall have the meanings indicated:

                  "Alternative Cash Price" means the price per share that results from dividing:

                           (i) the sum of (A) the product of $34.03 and the number of CBI Shares that equals 40% of the aggregate number of CBI Shares issued and outstanding on the Determination Date, and
                                    (B) the product of (x) the Average Closing
                                    Price per share of SouthTrust Shares on the Determination Date, (y) 1.5608 and (z) the number of CBI Shares that equals 60% of the aggregate number of CBI Shares issued and outstanding on the Determination Date;

                  by       (ii)     the aggregate number of CBI Shares issued
                                    and outstanding on the Determination Date.

                  "Average Closing Price" means the average of the last reported sales price per share of SouthTrust Shares as reported on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the five (5) consecutive trading days ending at the close of trading on the Determination Date.

                  "Determination Date" means the date which is five (5) business days prior to the scheduled date for the Special Meeting of shareholders of CBI to consider the Merger.

                  "Special Meeting" means the special meeting of shareholders of CBI to consider the Merger.

         Section 2A.2 Certain Alternative Structures. In the event that the Average Closing Price per share of SouthTrust Shares on the Determination Date is less than $15.00 per share, then, the parties will execute an appropriate amendment or amendments to this Agreement converting this transaction to a statutory share exchange for cash, pursuant to which each of the CBI Shares will be converted into the right to receive the Alternative Cash Price per share, and each CBI Option will be converted into the right to receive the difference between the exercise price with respect to each such CBI Option and the Alternative Cash Price.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF CBI

         CBI and Commerce Bank hereby jointly and severally represent and warrant to ST-Sub and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) CBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. CBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined herein) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of CBI on a consolidated basis. CBI is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. True and correct copies of the Certificate of Incorporation of CBI and the Bylaws of CBI each as amended to the date hereof, have been delivered to SouthTrust.

                  (b) Commerce Bank is a Virginia banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Commerce Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Commerce Bank is duly licensed or qualified to do business in Virginia and in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Commerce Bank. True and correct copies of the Articles of Incorporation of Commerce Bank and the Bylaws of Commerce Bank, each as amended to the date hereof, have been delivered to SouthTrust.

                  (c) Community Title Insurance Agency ("CTIA") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. CTIA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CTIA. True and correct copies of the Certificate of Incorporation of CTIA and the Bylaws of CTIA each as amended to the date hereof, have been delivered to SouthTrust.

                  (d) Beaver Corporation ("BC") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. BC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on BC. True and correct copies of the Certificate of Incorporation of BC and the Bylaws of BC, each as amended to the date hereof, have been delivered to SouthTrust.

                  (e) Each of CBI, Commerce Bank, CTIA and BC has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (f) None of CBI, Commerce Bank, CTIA and BC owns any capital stock of any subsidiary, or has any interest in any partnership or joint venture except that Commerce Bank is a subsidiary of CBI, CTIA and BC is a subsidiary of Commerce Bank and except as set forth in Disclosure Schedule 3.1(f). Disclosure Schedule 3.1(f) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.

                  (g) The minute books of CBI, Commerce Bank, CTIA and BC contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof) since January 1, 1998.

         Section 3.2 Capitalization. (a) The authorized capital stock of CBI consists of 4,000,000 CBI Shares, par value of $3.00, of which 2,782,676 CBI Shares are issued and outstanding as of the date hereof (none of which is held in the treasury of CBI). All of the issued and outstanding CBI Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of CBI, or any securities or rights convertible into or exchangeable for shares of capital stock of CBI, except for options to purchase 121,377 CBI Shares (which are described in more detail in Disclosure Schedule 3.2).

                  (b) The authorized capital stock of Commerce Bank consists of 500,000 shares of common stock, par value of $ 1.00, of which 461,285 shares are issued and outstanding as of the date hereof (none of which is held in the treasury of Commerce Bank) (the "Commerce Bank Shares"). All of the issued and outstanding Commerce Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Commerce Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of Commerce Bank.

                  (c) The authorized capital stock of CTIA consists of 5,000 shares of common stock, par value of $1.00, of which 100 shares are issued and outstanding as of the date hereof (none of which is held in the treasury of CTIA) (the "CTIA Shares"). All of the issued and outstanding CTIA Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of CTIA, or any securities or rights convertible into or exchangeable for shares of capital stock of CTIA.

                  (d) The authorized capital stock of BC consists of 5,000 shares of common stock, par value of $10.00, of which 100 shares are issued and outstanding as of the date hereof (none of which is held in the treasury of BC (the "BC Shares"). All of the issued and outstanding BC Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of BC, or any securities or rights convertible into or exchangeable for shares of capital stock of BC.

                  (e) All of the issued and outstanding shares of capital stock of Commerce Bank:

                           (i)      are owned by CBI; and

                           (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

                  (f) All of the issued and outstanding shares of capital stock of each of CTIA and BC:

                           (i)      are owned by Commerce Bank; and

                           (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

         Section 3.3 Financial Statements; Filings. (a) The financial statements of CBI as of and for the years ended December 31, 1998, December 31, 1999, and December 31, 2000, and for each subsequent calendar quarter (or other reporting period) or year of CBI (the "Financial Statements of CBI"), the financial statements of Commerce Bank as of and for each of the years ended December 31, 1998, December 31, 1999, and December 31, 2000 and for each subsequent calendar quarter (or other reporting period) or year of Commerce Bank, the financial statements of Commerce Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Commerce Bank"), and the Call Reports of Commerce Bank as of and for each of the three (3) fiscal years ended immediately prior to this Agreement and for the periods after the end of the most recent fiscal year (the "Call Reports of Commerce Bank"), have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of CBI and Commerce Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of CBI, each of the Financial Statements of Commerce Bank, and each of the Call Reports of Commerce Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of CBI on a consolidated basis, as applicable, and the financial position of Commerce Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of CBI on a consolidated basis, as applicable, and the results of operations of Commerce Bank (as the case may be) for the respective periods therein set forth, subject to normal year end audit adjustments in amounts consistent with past experience in the case of unaudited statements.

                  (b) To the extent not prohibited by law, CBI has delivered or made available, to SouthTrust all reports and filings made or required to be made by CBI, Commerce Bank or any of their respective subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause Commerce Bank to furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) Except as set forth in Disclosure Schedule 3.3(f), since March 31, 2001, none of CBI, Commerce Bank or any of their respective subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of CBI on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of CBI, the Financial Statements of Commerce Bank or the Call Reports of Commerce Bank, or reflected in the notes thereto, or
(ii) which were incurred after March 31, 2001, in the ordinary course of business consistent with past practices. Except as set forth in Disclosure
Schedule 3.3(f), since March 31, 2001, neither CBI nor Commerce Bank have incurred or paid any obligation or liability which would be material to the Condition of CBI on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4 Loan Portfolio; Reserves. Except as set forth in Disclosure Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank as of and for the year ended December 31, 2000 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank as of and for the year ended December 31, 2000 were, and the allowance for possible loan losses to be shown on the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of CBI and Commerce Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit);
(iii) the reserve for losses with respect to other real estate owned ("OREO Reserve") shown on the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank as of and for the year ended December 31, 2000 were, and the OREO Reserve to be shown on the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of CBI and Commerce Bank as of the dates thereof; (iv) the reserve for losses in respect of litigation ("Litigation Reserve") shown on the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank as of and for the year ended December 31, 2000 were, and the Litigation Reserve to be shown on the Financial Statements of CBI, the Financial Statements of Commerce Bank, and the Call Reports of Commerce Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to CBI, Commerce Bank and their subsidiaries as of the dates thereof, and (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(d) and applicable regulatory requirements and guidelines.

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, none of CBI, Commerce Bank or their respective subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $50,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or to the knowledge of CBI in default of any other provision as of the date hereof;
(ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by CBI, Commerce Bank or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as "substandard," "doubtful," "loss," "other loans especially mentioned", "other assets especially mentioned", "special mention", "credit risk assets", "classified", "criticized", "watch list", "concerned loans" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of CBI, Commerce Bank or any CBI subsidiary or any five percent (5%) shareholder of CBI, Commerce Bank or any CBI subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to CBI, Commerce Bank or any CBI subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority and which violation could have a Material Adverse Effect on the Condition of CBI.

         Section 3.6 Authority; No Violation. (a) CBI has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of CBI and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of CBI has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to CBI 's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of CBI is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by CBI and delivered by CBI (and assuming due authorization, execution and delivery by SouthTrust and ST-Sub), will constitute a valid and binding obligation of CBI, and will be enforceable against CBI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  (b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by CBI nor the consummation by CBI of the transactions contemplated hereby, nor compliance by CBI with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of CBI or the Articles or Certificate of Incorporation or Bylaws of any CBI subsidiary, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBI, Commerce Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of CBI or Commerce Bank or any of their respective subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which CBI or Commerce Bank or any of their respective subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of CBI pursuant to the proxy statement of CBI relating to the meeting of the shareholders of CBI at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the Regulatory Authorities; (iii) the approval of this Agreement by the shareholders of ST-Sub and CBI; (iv) the filing of a Certificate or Articles of Merger with the State of Alabama and the Commonwealth of Virginia; and (v) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by CBI of this Agreement, and the consummation by CBI of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. Except for Keefe, Bruyette & Woods, Inc., and McKinnon & Company, Inc., whose engagement letters are attached as Disclosure Schedule 3.8, neither of CBI or Commerce Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, (a) since March 31, 2001, there has not been
(i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of CBI Shares or (ii) any change or any event involving a prospective change in the Condition of CBI on a consolidated basis, or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of CBI on a consolidated basis or on CBI or Commerce Bank generally, including, without limitation any change in the administration or supervisory standing or rating of CBI or Commerce Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, none of CBI, Commerce Bank or any of their respective subsidiaries is a party to any, and there are no pending or, to the knowledge of

CBI and each CBI subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against CBI, Commerce Bank or any of their respective subsidiaries challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of CBI and each CBI subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against CBI, Commerce Bank or any of their respective subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against CBI, Commerce Bank or any of their respective subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of CBI on a consolidated basis; there is no default by CBI, Commerce Bank or any of their respective subsidiaries under any material contract or agreement to which CBI, Commerce Bank or any of their respective subsidiaries is a party; and none of CBI, Commerce Bank or any of their respective subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of CBI, Commerce Bank or any of their respective subsidiaries and none of CBI, Commerce Bank or any of their respective subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. (a) CBI has made available to SouthTrust copies of the federal, state and local income tax returns of CBI and, if consolidated returns do not exist for all periods, of Commerce Bank and each of its respective subsidiaries, for the years 1998, 1999 and 2000 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, CBI, Commerce Bank and their respective subsidiaries have duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and CBI, Commerce Bank and any of their respective subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by CBI, Commerce Bank or any of their respective subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of CBI, Commerce Bank and any of their respective subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. None of CBI, Commerce Bank nor any of their respective subsidiaries is responsible for the taxes of any other person other than CBI, Commerce Bank and any of their respective subsidiaries, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                  (b) Except as disclosed in Disclosure Schedule 3.11, neither of CBI, Commerce Bank nor any of their respective subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of CBI, Commerce Bank or any of their respective subsidiaries, have been adequately provided for in the Financial Statements of CBI, or the Financial Statements of Commerce Bank, as the case may be.

                  (c) Except as disclosed in Disclosure Schedule 3.11, neither of CBI, Commerce Bank nor any of their respective subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

                  (d)      There has not been an ownership change, as defined in
Section 382(g) of the Code, of CBI, Commerce Bank or any of their respective subsidiaries that occurred during or after any taxable period in which CBI, Commerce Bank or any of their respective subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of CBI immediately preceding the date of this Agreement.

                  (e) (i) Proper and accurate amounts have been withheld by CBI, Commerce Bank and their respective subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by CBI, Commerce Bank and their respective subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by either CBI or Commerce Bank in the Financial Statements of CBI or the Financial Statements of Commerce Bank.

         Section 3.12 Employee Benefit Plans. (a) None of CBI, Commerce Bank or any of their respective subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure
Schedule 3.12(a) ("Employee Benefit Plans"). CBI, Commerce Bank and their respective subsidiaries have, with respect to each such plan, delivered to SouthTrust true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation ("PBGC")).

                  (b) No Employee Benefit Plan is a defined benefit pension plan and neither CBI, Commerce Bank, nor any of their respective subsidiaries has ever maintained a defined benefit pension plan.

                  (c) None of CBI, Commerce Bank or any of their respective subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multiemployer plan as such term is defined in Section 3(37) of ERISA.

                  (d) Except as set forth in Disclosure Schedule 3.12 (j), all Employee Benefit Plans comply, in all material respects with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such "employee benefit plans." None of CBI, Commerce Bank or any of their respective subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of CBI or the Financial Regulatory Reports of CBI and Commerce Bank.

                           For purposes of this Agreement, "COBRA" means the
provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and "HIPAA" means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

                  (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under
Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a Material Adverse Effect on the Condition of CBI, Commerce Bank or any of their respective subsidiaries; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                  (f)      [Intentionally Omitted]

                  (g) Except as described in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of CBI, Commerce Bank or any of their respective subsidiaries under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (h) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. CBI, Commerce Bank and their respective subsidiaries have never been a party to or participant in a multiemployer plan.

                  (i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any employee benefit plan or against the assets of any employee benefit plan. No assets of CBI, Commerce Bank or their respective subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

                  (j) Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Except as set forth in Disclosure Schedule 3.12(j), no event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

                  (k) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. Except as set forth in Disclosure Schedule 3.12(k), no employee benefit plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                  (l)      Each employee pension benefit plan, as defined in
Section 3(2) of ERISA , that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as set forth in Disclosure Schedule 3.12(l), no assets of CBI, Commerce Bank or their respective subsidiaries are allocated to or held in a "rabbi trust" or similar funding vehicle.

                  (m) Except as set forth on Disclosure Schedule 3.12(m), no Employee Benefit Plan provides benefits to any current or former employee of CBI, Commerce Bank or their respective subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of CBI, CBI Bank or their respective subsidiaries.

         Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a), each of CBI, CBI Bank and their respective subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them on the Financial Statements of CBI, the Financial Statements of Commerce Bank, or the Call Reports of Commerce Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2000), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of CBI, the Financial Statements of Commerce Bank, and the Call Reports of Commerce Bank or incurred in the ordinary course of business after December 31, 2000, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of CBI on a consolidated basis.

                  (b) Except as set forth in Disclosure Schedule 3.13(b), all agreements pursuant to which CBI, Commerce Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Condition of CBI on a consolidated basis. Except as set forth in Disclosure Schedule 3.13(b), CBI, Commerce Bank and their respective subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

                  (c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by CBI, Commerce Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by CBI, Commerce Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by CBI, Commerce Bank or their respective subsidiaries or in which CBI, Commerce Bank or their respective subsidiaries has any ownership or leasehold interest.

                  (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord's property manager (if any), under which CBI or Commerce Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of CBI or Commerce Bank.

                  (c) None of CBI, Commerce Bank or their respective subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (d) As to each parcel of real property owned or used by CBI, Commerce Bank or any of their respective subsidiaries, none of CBI or Commerce Bank has received notice of any pending or, to the knowledge of CBI and each CBI subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic's or materialmen's liens.

         Section 3.15      Environmental Matters.

                  (a) Each of CBI, Commerce Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (b) There is no litigation pending or, to the knowledge of CBI, Commerce Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which CBI, Commerce Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or
(ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on or involving a site owned, leased or operated by CBI, Commerce Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (c) There is no litigation pending or, to the knowledge of CBI, Commerce Bank or any of their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or CBI or Commerce Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (d) To the knowledge of CBI, Commerce Bank or any of their respective subsidiaries, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (e) During the period of (i) ownership or operation by CBI or Commerce Bank of any of their respective current properties, (ii) participation by CBI or Commerce Bank in the management of any Participation Facility, or (iii) holding by CBI or Commerce Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

                  (f) Prior to the period of (i) ownership or operation by CBI or Commerce Bank of any of their respective current properties, (ii) participation by CBI or Commerce Bank in the management of any Participation Facility, or (iii) holding by CBI or Commerce Bank of a security interest in any Loan Property, to the knowledge of CBI, Commerce Bank or any of their respective subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of CBI on a consolidated basis.

         Section 3.16 Commitments and Contracts. (a) Except as set forth in Disclosure Schedule 3.16, none of CBI, Commerce Bank or their respective subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                  (i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by CBI or Commerce Bank);

                  (ii)     Any labor contract or agreement with any labor union;

                  (iii) Any contract covenants which limit the ability of CBI or Commerce Bank to compete in any line of business or which involve any restriction of the geographical area in which CBI or Commerce Bank may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

                  (iv) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $10,000 or more; or

                  (v) Any other contract or agreement which would be required to be disclosed in reports filed by CBI with the SEC, the FRB, the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia or the FDIC and which has not been so disclosed.

                  (b) Except as set forth in Disclosure Schedule 3.16(b), there is not, under any agreement, lease or contract to which CBI, Commerce Bank or any of their respective subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

         Section 3.17 Regulatory, Accounting and Tax Matters. None of CBI, Commerce Bank or any of their respective subsidiaries has taken or agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.18 Registration Obligations. Neither of CBI or Commerce Bank is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 Antitakeover Provisions. CBI, Commerce Bank and their respective subsidiaries have taken all actions required to exempt CBI, this Agreement, the Merger, the Subsidiary Merger Agreement, the Subsidiary Merger and the Stock Option Agreement from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

         Section 3.20 Insurance. CBI, Commerce Bank and their respective subsidiaries are presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of CBI and Commerce Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of CBI and each CBI subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which CBI or Commerce Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. (a) No work stoppage involving CBI, Commerce Bank or any of their respective subsidiaries is pending as of the date hereof or, to the knowledge of CBI, Commerce Bank and their respective subsidiaries, threatened. None of CBI, Commerce Bank or any of their respective subsidiaries is involved in, or, to the knowledge of CBI, Commerce Bank and their respective subsidiaries, threatened with or affected by, any proceeding asserting that CBI, Commerce Bank or any of their respective subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on CBI. No union represents or claims to represent any employees of CBI, Commerce Bank or their respective subsidiaries, and, to the knowledge of CBI, Commerce Bank and their respective subsidiaries, no labor union is attempting to organize employees of CBI, Commerce Bank or their respective subsidiaries.

                  (b) CBI, Commerce Bank or their respective subsidiaries have made available to SouthTrust a true and complete list of all employees of CBI, Commerce Bank and their respective subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

                  (c) CBI, Commerce Bank and their respective subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

                  (d) Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and, to the knowledge of CBI, Commerce Bank or any of their respective subsidiaries, there is not threatened any proceeding against or affecting CBI, Commerce Bank or their respective subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting CBI, Commerce Bank or their respective subsidiaries.

         Section 3.22 Compliance with Laws. Each of CBI, Commerce Bank and their respective subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Condition of CBI on a consolidated basis. Except as disclosed in Disclosure Schedule 3.22, none of CBI or Commerce Bank:

                  (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on the Condition of CBI on a consolidated basis; and

                  (b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that CBI or Commerce Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on the Condition of CBI on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on the Condition of CBI on a consolidated basis, (iii) requiring CBI or Commerce Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or
                           (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of CBI or Commerce Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Commerce Bank at the time such deposits were entered into, (b) the loans listed on Disclosure Schedule 3.5, (c) the agreements listed on Disclosure Schedule 3.16, (d) obligations under employee benefit plans of CBI, Commerce Bank and their respective subsidiaries set forth in Disclosure Schedule 3.12 and (e) the items described on Disclosure Schedule
3.23 and any loans or deposit agreements entered into in the ordinary course with customers of Commerce Bank, there are no contracts with or commitments to present or former stockholders who, to the knowledge of CBI, own or owned more than 1% of CBI's outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

         Section 3.24 Derivative Contracts. Neither of CBI or Commerce Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of CBI and the Financial Statements of Commerce Bank which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in Disclosure Schedule 3.24.

         Section 3.25 Deposits. Except as set forth in Disclosure Schedule 3.25, none of the deposits of Commerce Bank are "brokered" deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of CBI 's except as set forth in Disclosure Schedule 3.25.

         Section 3.26 Accounting Controls. Each of CBI, Commerce Bank and their respective subsidiaries has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of CBI, Commerce Bank and their respective subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as CBI, Commerce Bank and their respective subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of CBI, Commerce Bank and their respective subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of CBI, Commerce Bank and their respective subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

         Section 3.27 Proxy Materials. None of the information relating to CBI or Commerce Bank to be included in the Proxy Statement which is to be mailed to the shareholders of CBI in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by SouthTrust concerning SouthTrust or any SouthTrust Subsidiary) shall be and remain with CBI, Commerce Bank and their respective subsidiaries.

         Section 3.28 Deposit Insurance. The deposit accounts of Commerce Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Commerce Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.29 Intellectual Property. Except as set forth in Disclosure Schedule 3.29, each of CBI, Commerce Bank and their respective subsidiaries owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its businesses; neither of CBI or Commerce Bank has received any notice of conflict with respect thereto that asserts the right of others.

         Section 3.30 SEC Filings. CBI has filed all forms, reports and documents required to be filed by CBI with the SEC since December 31, 1998 (collectively, the "CBI SEC Reports"). Except as set forth on Disclosure
Schedule 3.30, the CBI SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CBI SEC Reports or necessary in order to make statements in CBI SEC Reports, in light of the circumstances under which they were made, not misleading.

         Section 3.31 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                              SOUTHTRUST AND ST-SUB

         SouthTrust and ST-Sub hereby jointly and severally represent and warrant to CBI as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to CBI.

                  (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.2 Organization and Related Matters of ST-Sub. (a) ST-Sub is, or as of the Effective Time of the Merger will be a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. ST-Sub has, or will have, as of the Effective Time of the Merger, the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is or will be licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Sub, or the character or location or the properties and assets owned or leased by ST-Sub make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Incorporation and Bylaws of ST-Sub, as each may be amended to the date hereof, will be made available to CBI.

                  (b) ST-Sub, as of the Effective Time of the Merger, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.3 Capitalization. As of March 31, 2001, the authorized capital stock of SouthTrust consisted of 500,000,000 shares of common stock, par value $2.50 per share, 169,053,000 shares (which includes the rights associated with such shares pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust and ST-Sub, and no other corporate proceedings on the part of SouthTrust or ST-Sub are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust and ST-Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of

Incorporation or Bylaws of SouthTrust or the Articles or Certificate of Incorporation or Bylaws of ST-Sub or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust or ST-Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust or ST-Sub is a party, or by which SouthTrust or ST-Sub or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust or ST-Sub or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.4; and (Y) with respect to
(B) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.5 Financial Statements. (a) SouthTrust has made available to CBI copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1999 and 2000, and for the period ended March 31, 2001, and SouthTrust will make available to CBI, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                  (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                  (c) Since December 31, 2000, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 2000 in the ordinary course of business consistent with past practices. Since December 31, 2000, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Absence of Certain Changes or Events. Since December 31, 2000, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

         Section 4.7 Legal Proceedings, Etc. Except as set forth on Disclosure Schedule 4.7 hereto, or as disclosed in any registration statement filed by SouthTrust with the SEC and made available to CBI hereunder, neither SouthTrust nor any of its affiliates is a party to any, and there have been no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.8 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.9 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Sub and CBI; (iii) filing of Articles or Certificate of Merger with the States of Alabama and Virginia; and (iv) as disclosed in Disclosure Schedule 4.9, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Sub or, to the knowledge of SouthTrust, by CBI of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.10 Proxy Materials. None of the information relating solely to SouthTrust or any Subsidiary to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of CBI in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of CBI to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

         Section 4.11 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement.

         Section 4.12 No Broker's or Finder's Fees. Neither SouthTrust nor ST-Sub or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.13 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Disclosure Schedules of SouthTrust or ST-Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS

         Section 5.1       Conduct of the Business of CBI and CBI Subsidiaries.
(a) During the period from the date of this Agreement to the Effective Time of the Merger, CBI shall, and shall cause Commerce Bank and its respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for SouthTrust its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of CBI or SouthTrust to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                  (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, CBI shall not, and it shall not permit any CBI subsidiary, without the prior written consent of SouthTrust, to:

         (i) change, delete or add any provision of or to the Articles or Certificate of Incorporation or Bylaws of CBI or Commerce Bank;

         (ii) except for the issuance of CBI Shares pursuant to the terms of the CBI Options, change the number of shares of the authorized, issued or outstanding capital stock of CBI, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of CBI, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of CBI; provided, however, that CBI may, but shall not be obligated to, declare and pay regular quarterly cash dividends on the CBI Shares at a rate not in excess of $0.20 per share with usual and regular record and payment dates in accordance with past practice, provided that CBI and SouthTrust will cooperate in selecting the Effective Time and in declaring the CBI quarterly dividend to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of CBI Shares do not become entitle to receive both a dividend in respect to their CBI Shares and a dividend in respect to SouthTrust Shares, or fail to be entitled to receive any quarterly dividend;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000 other than pursuant to binding commitments existing on March 31, 2001 and disclosed in a Disclosure Schedule delivered pursuant to Article 5 of this Agreement or in the annexed Disclosure
                  Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) except for residential real property owned by and reflected on the books of CBI or Commerce Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

         (vi) except as disclosed in Disclosure Schedule 5.1(b)(vi), pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to CBI or Commerce Bank that involves an aggregate of $25,000 or more;

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing CBI subsidiaries which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by Commerce Bank or any other CBI subsidiary engaged in banking in a fiduciary capacity or (D) the creation of any new CBI subsidiary organized to conduct and continue activities otherwise permitted by this Agreement;

         (ix) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with CBI and Commerce Bank's past practices;

         (x) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

         (xi) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage

                  Association, the Federal National Mortgage
                  Association or Home Loan Mortgage Corporation, or any Derivative Contract; or

         (xii) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against CBI, Commerce Bank or any of their respective subsidiaries for material money damages or restrictions upon any of their operations.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, CBI will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of CBI. CBI will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of CBI or Commerce Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting CBI or a CBI subsidiary, the institution or the threat of material litigation, claims, threats or causes of action involving CBI or Commerce Bank, and will keep SouthTrust fully informed of such events. CBI will furnish to SouthTrust, promptly after the preparation and/or receipt by CBI thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Reports of Commerce Bank.

         Section 5.3 Access to Properties; Personnel and Records. (a) For so long as this Agreement shall remain in effect, CBI, Commerce Bank and their respective subsidiaries shall permit SouthTrust or its agents full access, during normal business hours and upon reasonable notice, to the properties of CBI, Commerce Bank and their respective subsidiaries, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of CBI or Commerce Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and CBI, Commerce Bank and their respective subsidiaries shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of CBI's and CBI subsidiaries' accountants. During the period from the date of this Agreement to the Effective Time of the Merger, CBI shall permit a SouthTrust representative to attend CBI Board meetings, except that such representative may not attend, unless otherwise permitted by CBI, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving CBI is being discussed and counsel for CBI has advised CBI that the presence of SouthTrust representatives may jeopardize the attorney/client privilege. CBI, Commerce Bank and their respective subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of CBI or Commerce Bank or would violate any confidentiality agreement; provided that CBI, Commerce Bank and their respective subsidiaries shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by CBI, Commerce Bank and their respective subsidiaries.

                  (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to insure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of CBI Shareholders. CBI will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of CBI will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and CBI will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of CBI will not be obligated to make any such recommendation if it has been advised in writing by its counsel that to do so would cause a breach of its fiduciary duties.

         Section 5.5 No Other Bids. For as long as this Agreement is in effect, except with respect to this Agreement and the transactions contemplated hereby, neither CBI nor any "affiliate" (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, "representative") retained by CBI, Commerce Bank or any of their respective subsidiaries shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "takeover proposal" (as defined below) by any other party. Except to the extent CBI's Board of Directors has been advised in writing by counsel to such Board of Directors that the failure to do so could be a breach of its fiduciary duties, neither CBI nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but CBI may communicate information about such a takeover proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations as advised in writing by counsel. CBI shall promptly notify SouthTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. CBI shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, an "affiliate" of a party means (i) any other party directly or indirectly controlling, controlled by or under common control with such party, (ii) any executive officer, director, partner, employer or direct or indirect beneficial owner of a 10% or greater equity or voting interest in such party, or (iii) any other party for which a party described in clause (ii) acts in any such capacity. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving CBI, Commerce Bank or any of their respective subsidiaries or for the acquisition of a significant equity interest in CBI, Commerce Bank or any of their respective subsidiaries or for the acquisition of a significant portion of the assets or liabilities of CBI, Commerce Bank or any of their respective subsidiaries.

         Section 5.6 Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which CBI or Commerce Bank is a party.

         Section 5.7 Affiliates. No later than thirty (30) days following the execution of this Agreement, CBI shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of CBI, "affiliates" of CBI for purposes of Rule 145 under the Securities Act of 1933. In addition, CBI shall use commercially reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to SouthTrust not later than thirty
(30) days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of CBI Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the SouthTrust Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder. SouthTrust shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of 1933 for the purposes of resale of SouthTrust Shares by such persons.

         Section 5.8 Maintenance of Properties. CBI, Commerce Bank and their respective subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9 Environmental Audits. At the election of SouthTrust, CBI will, at its own expense, with respect to each parcel of real property that CBI or Commerce Bank owns, leases, subleases or is obligated to purchase, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.10 Title Insurance. At the election of SouthTrust, CBI will, at its own expense, with respect to each parcel of real property that CBI or Commerce Bank owns, leases, subleases or is obligated to purchase, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner's title insurance in such amounts and by such insurance company reasonably acceptable to SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

         Section 5.11 Surveys; Appraisals. (a) At the election of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, CBI, at its own expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

                  (b) At the election of SouthTrust, CBI, at its own expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, an appraisal of the real estate owned by CBI or Commerce Bank on which the 200 North Sycamore Street, Petersburg, Virginia branch is located, which appraisal shall be reasonably acceptable to and shall be prepared by a licensed appraiser reasonably acceptable to SouthTrust.

         Section 5.12 Consents to Assign and Use Leased Premises; Extensions. (a) With respect to the leases disclosed in Disclosure Schedule 3.14(b), CBI will, or shall cause Commerce Bank and each applicable subsidiary of CBI and Commerce Bank to, obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of CBI, Commerce Bank and their respective subsidiaries to ST-Bank and to permit the use and operation of the leased premises by ST-Bank.

                  (b) At the election of SouthTrust, with respect to each lease disclosed in Disclosure Schedule 3.14(b) that expires on or prior to December 31, 2002, CBI shall take, or shall cause to be taken, all steps reasonably requested by SouthTrust to negotiate extensions of such leases on such terms as are reasonably acceptable to SouthTrust.

         Section 5.13 Compliance Matters. Prior to the Effective Time of the Merger, CBI shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by CBI or Commerce Bank; provided, however, neither SouthTrust nor ST-Sub shall be responsible for discovering or have any obligation to disclose the existence of such defects to CBI nor shall SouthTrust or ST-Sub have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.14 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, CBI will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

         Section 5.15 Conforming Accounting and Reserve Policies. (a) At the request of SouthTrust, CBI shall immediately prior to Closing establish and take such reserves and accruals as SouthTrust reasonably shall request to conform Commerce Bank's loan, accrual, reserve and other accounting policies to the policies of ST-Bank, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on CBI. No adjustment shall violate any law, rule or regulation applicable to CBI.

                  (b) CBI and Commerce Bank shall establish appropriate accruals with respect to the bonuses listed on Disclosure 5.1(b)(vi).

         Section 5.16 Subsidiary Merger Agreement. Prior to the Effective Time of the Merger, ST-Bank and Commerce Bank shall have executed and delivered the Subsidiary Merger Agreement substantially in the form annexed hereto as Exhibit 5.16. CBI agrees that it shall vote by action by written consent or as otherwise required the shares of capital stock of Commerce Bank held by CBI in favor of such Subsidiary Merger Agreement and the transactions contemplated thereby.

         Section 5.17 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither ST-Sub nor CBI shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

         Section 5.18 Life Insurance Policies. CBI and Commerce Bank each covenant and agree to take such actions with respect to those life insurance policies entered into in connection with deferred compensation arrangements as SouthTrust may reasonably request.

         Section 5.19 Lease for Sliding Hill Road Branch. CBI shall, or shall cause Commerce Bank to either, at the election of SouthTrust, negotiate and execute a new lease agreement with respect to the 11785 Sliding Hill Road, Ashland, Virginia branch of Commerce Bank on such terms as are reasonably acceptable to SouthTrust, to replace that certain Office Lease dated September 1, 1998, as amended, between Commerce Bank and Beechwood Associates which appears to have terminated by its terms, or to obtain a waiver with respect to the termination of such lease.

         Section 5.20 Fixed Asset Inventory. At least thirty (30) days prior to the Effective Time of the Merger, CBI shall take, or shall cause to be taken, an inventory of all fixed assets of CBI, Commerce Bank and their respective subsidiaries, to verify the presence of all items listed on their respective depreciation schedules, and CBI shall allow SouthTrust representatives, at the election of SouthTrust, to participate in or be present for such inventory and shall deliver to SouthTrust copies of all records and reports produced in connection with such inventory.

         Section 5.21 Account Reconciliation. At least ten (10) days prior to the Effective Time of the Merger, CBI shall cause the reconciliation process with respect to the Community Bankers Bank Correspondent Account to be made current and thereafter to be reconciled on a daily basis.

         Section 5.22 Certain Real Estate Contracts. With respect to the real estate contracts that CBI and/or Commerce Bank has for that certain Virginia Center Station site and that certain Colonial Heights site, none of CBI, Commerce Bank or any of their respective subsidiaries shall waive any conditions or in any way modify or amend such contracts without the prior approval of SouthTrust, and CBI and Commerce Bank shall communicate to SouthTrust any and all new information or developments of which they become aware with respect to such sites and such contracts and shall cooperate with all reasonable requests by SouthTrust with respect to such sites and such contracts.

         Section 5.23 Certain Subsidiaries. CBI and Commerce Bank shall take such actions as SouthTrust may request to insure that CBC Insurance Agency, Inc. and Commerce Bank Service Corp., Inc. are properly dissolved with the Virginia State Corporation Commission and that any outstanding liabilities of such corporations, whether to the Commonwealth of Virginia or otherwise, are satisfied in full.

                                    ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) As promptly as practicable following the execution and delivery of this Agreement, SouthTrust and CBI shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of CBI. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                  (b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of CBI, Commerce Bank or any of their respective subsidiaries or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                  (b) The parties agree that appropriate steps shall be taken to terminate the Community Bankshares, Inc. Retirement Savings Plan (the "CBI Savings Plan") and the CBI Employee Stock Ownership Plan (the "CBI ESOP") as of a date prior to the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of the CBI Savings Plan and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination, SouthTrust shall take appropriate steps to wind up the CBI Savings Plan and distribute the assets of its trust in accordance with the terms of the CBI Savings Plan and applicable law. In addition, the parties agree that appropriate steps shall be taken to terminate all Employee Benefit Plans of CBI, Commerce Bank or any of their respective subsidiaries other than the CBI Savings Plan or the CBI ESOP immediately prior to, at or as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this Section 6.3(b) and of paragraphs (i)-(ii) below are then met and provided further that all employees of CBI, Commerce Bank or any of their respective subsidiaries who were participating immediately prior to the Merger in Employee Benefit Plans for which SouthTrust maintains a corresponding plan shall commence participation in SouthTrust's corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the Employee Benefit Plans without any gap or interruption in coverage (including any gap affecting any of CBI employee's dependents), whether a gap in time of coverage or in waiting or elimination periods. Notwithstanding the foregoing, employees of CBI, Commerce Bank and their respective subsidiaries shall not be enrolled in those SouthTrust Plans described in Section 6.3(c) until the Applicable Date (as defined herein). Subject to Section 6.3(c) hereof and except as otherwise specifically provided below, SouthTrust agrees that the officers and employees of CBI, Commerce Bank or any of their respective subsidiaries who SouthTrust or its subsidiaries employ shall be eligible to participate in SouthTrust's Employee Benefit Plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay, severance guidelines and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                           (i) with respect to each SouthTrust group health plan (within the meaning of Section 5000(b)(1) of the Code), SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of CBI, Commerce Bank or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                           (ii) credit for each such employee's past service with CBI, Commerce Bank or any of their respective subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to each such employee, as if such service had been performed for SouthTrust, for purposes of:

                                    (A)      determining vacation, severance,
                           sick leave and other leave benefits and accruals, in accordance with the established policies of SouthTrust;

                                    (B)      establishing eligibility for
                           participation in and vesting under SouthTrust's welfare and fringe benefit plans, and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service.

                  (c) From and after the Applicable Date (as hereinafter defined) and subject to applicable law, SouthTrust shall recognize the service of all employees of CBI, Commerce Bank or any of their respective subsidiaries for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the SouthTrust Pension Plan (the "ST Pension Plan") and the SouthTrust Discount Stock Payroll Purchase Plan (the "ST Discount Stock Plan") as follows:

                           (i) for purposes of vesting and eligibility under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the ST Pension Plan and the ST Discount Stock Plan all Past Service Credit shall be credited as if such service had been performed for SouthTrust and all service performed for SouthTrust from and after the Effective Time of the Merger shall be credited; and

                           (ii) for purposes of benefit accrual under the ST Pension Plan, all service performed for SouthTrust from and after the Applicable Date shall be credited.

The "Applicable Date" with respect to a plan is as specified below:

                            Plan                                          Applicable Date
                            ----                                          ---------------

                  SouthTrust 401(k) Plan        With respect to individuals employed by CBI at Closing, the
                                                Applicable Date shall be the date on which participation would commence under the terms of the SouthTrust 401(k) Plan taking into account service credited with CBI as well as with
                                                SouthTrust.

                  SouthTrust Employee Stock
                  Ownership                     Plan With respect to individuals employed by CBI at Closing, the Applicable Date shall be the date on which participation would commence under the terms of the SouthTrust Employee
                                                Stock Ownership Plan taking into account service credited with
                                                CBI as well as with SouthTrust.

                  ST Pension Plan               January 1, 2002

                  ST Discount Stock Plan        January 1, 2002

                  (d) SouthTrust shall enter into such employment agreements with employees or executives of CBI or Commerce Bank as SouthTrust may deem advisable, provided, however, that such agreements shall provide that any change in control payments to be made thereunder shall be subject to reduction until no portion of such payment is nondeductible as a result of
Section 280G of the Code.

                  (e) Consistent with Section 6.3(b) of this Agreement, the parties agree that appropriate steps will be taken to terminate the CBI ESOP as of a date prior to the Effective Time of the Merger. CBI, as sponsor of the CBI ESOP agrees that as soon as administratively feasible following the execution of this Agreement, independent counsel ("CBI ESOP Counsel") for the CBI ESOP Trustees (the "Trustees") shall be appointed to advise the Trustees with regard to the exercise, in connection with the proposed Merger, of their power and responsibility to vote unallocated CBI Shares held by the trust associated with the CBI ESOP (the "CBI ESOP Trust"). The parties agree that, following the termination of the CBI ESOP and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination, SouthTrust shall take appropriate steps as soon as practicable to wind up the CBI ESOP and distribute the assets of its trust in accordance with the terms of the CBI ESOP and applicable law. Moreover, the parties agree that as soon as practicable following the Effective Time of the Merger, by means of a process conducted in a manner consistent with the requirements of the Code, ERISA, other applicable law and the terms of the CBI ESOP, any existing liability of the CBI ESOP collateralized on the Closing Date with employer stock (currently CBI Shares) shall be paid off by the CBI ESOP through application of proceeds from the sale of a sufficient amount of SouthTrust Shares which, incident to the Merger, has been substituted as the collateral for such liabilities; the parties further agree subject to the requirements of the Code, ERISA, other applicable law and the terms of the CBI ESOP, that any residual sale proceeds and any residual unallocated SouthTrust Shares pledged with respect to the liabilities paid incident to such sale shall be allocated after payment of permissible administrative and Trustee expenses (which shall include, but not be limited to, the expenses associated with CBI ESOP Counsel) as earnings to the account balances of the participants, alternate payees, or beneficiaries of the CBI ESOP.

         Section 6.4 Indemnification. (a) For a period of three (3) years after the Effective Time of the Merger, SouthTrust shall indemnify, defend and hold harmless each person entitled to indemnification from CBI (each an "Indemnified Party") against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in CBI's and Commerce Bank's Articles or Certificate of Incorporation or Bylaws, in each case as in effect as of the date hereof.

                  (b) After the Effective Time of the Merger, directors, officers and employees of CBI and Commerce Bank, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of SouthTrust and its subsidiaries would be entitled under the Restated Certificate or Certificate or Articles of Incorporation and Bylaws of SouthTrust or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as SouthTrust may then make available to officers, directors and employees of SouthTrust and its subsidiaries.

                  (c) SouthTrust shall use its best efforts (and CBI shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of three (3) years after the Effective Time of the Merger CBI's existing directors' and officers' liability insurance policy (provided that SouthTrust may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or
(ii)with the consent of CBI (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that SouthTrust shall not be obligated to make premium payments for such three (3) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to CBI's and Commerce Bank's directors and officers, 150% of the average annual premium payments during the last three (3) years on CBI's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthTrust shall use its reasonable efforts to maintain the most advantageous policies of director's and officer's liability insurance obtainable for a premium equal to the Maximum Amount.

                  (d) If SouthTrust or any of its successors or assigns shall consolidate with or merge into any other person and shall not be continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of SouthTrust shall assume the obligations set forth in this Section 6.4.

         Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with CBI and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.6 Registration Statement. SouthTrust shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the meeting of CBI's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. CBI, Commerce Bank and their respective subsidiaries will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

         Section 6.7 Reservation of Shares. SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

         Section 6.8 Consideration. SouthTrust shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

                                    ARTICLE 7

                          MUTUAL CONDITIONS TO CLOSING

         The obligations of SouthTrust and ST-Sub, on the one hand, and CBI, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of CBI and the sole shareholder of ST-Sub.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or CBI, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of SouthTrust or CBI, as the case may be, on a consolidated basis.

         Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and SouthTrust shall have received all state securities laws, or "blue sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.

         Section 7.5 Tax Opinion. CBI and SouthTrust shall have received an opinion of Bradley Arant Rose & White LLP, in form and substance reasonably satisfactory to CBI and SouthTrust and their respective counsel, on or before the Effective Time of the Merger, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of CBI to the extent that they receive SouthTrust Shares in exchange for their CBI Shares in the Merger.

                                    ARTICLE 8

             CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB

         The obligations of SouthTrust and ST-Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of CBI set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations to be true and correct, either individually, or in the aggregate, and without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties, will have or are reasonably likely to have, a Material Adverse Effect on the condition of CBI on a consolidated basis or the condition of the Surviving Corporation.

         Section 8.2 Performance of Obligations. CBI shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. CBI shall have delivered to SouthTrust and ST-Sub a certificate of the Chief Executive Officer of CBI dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of CBI under Article 3 of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of CBI on a consolidated basis or the consummation of the transactions contemplated by this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of SouthTrust on a consolidated basis or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Williams, Mullen, Clark & Dobbins or other counsel to CBI acceptable to SouthTrust in substantially the form set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. CBI shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of CBI under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of SouthTrust, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Consents Relating to Leased Real Property. CBI shall have delivered evidence that each consent required (in the reasonable judgment of SouthTrust) with respect to the Leased Real Property, shall have been obtained by CBI, Commerce Bank and any of their respective subsidiaries, as appropriate.

         Section 8.8 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or any SouthTrust Subsidiary, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of CBI, Commerce Bank and their respective subsidiaries, or any other SouthTrust Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of CBI or any SouthTrust Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

         Section 8.9 Matters Relating to Employment Agreements. Each of Nathan S. Jones, III, H.E. Richeson, Zirkle Blakey, III, Ray A. Fleming John M. Wiatt, Jr., shall have entered into employment agreements in substantially the form set forth in Exhibit 8.9. With respect to any other employment agreements, whether written or oral, between CBI or any of its subsidiaries and any executive or employee thereof, such agreements shall be terminated in their entirety as of the Effective Time of the Merger; provided, however, that with respect to those certain employment agreements between CBI or any of its subsidiaries, on the one hand, and each of Joseph F. Uzzle and Larry D. McCoy, on the other hand, such employment agreements shall only be terminated if SouthTrust and such executives or employees agree on replacement employment agreements between each of such executives or employees and SouthTrust or the Surviving Corporation. Any such replacement employment agreements shall be subject to Section 6.3(d) of this Agreement.

         Section 8.10 Acknowledgment of Option Cancellation. Each CBI Option shall be canceled and terminated in accordance with Section 2.2 hereof as of the Effective Time of the Merger and CBI shall use its best efforts to obtain from each holder of a CBI Option outstanding immediately prior to the Effective Time of the Merger such documents as

SouthTrust, with the advice of counsel, may deem necessary to evidence the cancellation and termination of such CBI Options and the release of any rights under the CBI Options and the CBI Stock Option Plans.

         Section 8.11 Outstanding Shares of CBI. The total number of CBI Shares outstanding as of the Effective Time of the Merger and the total number of CBI Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any CBI Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for CBI Shares, shall not exceed 2,904,053 shares in the aggregate.

         Section 8.12 Certification of Claims. CBI shall have delivered a certificate to SouthTrust that CBI is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of CBI, Commerce Bank or any of their respective subsidiaries.

         Section 8.13 Increase in Borrowing. As of the date of any Financial Statement of CBI, any Financial Statement of Commerce Bank or any Call Report of Commerce Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of CBI, the Financial Statements of Commerce Bank and the Call Report of Commerce Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through
(iii) of Section 3.5 and in Disclosure Schedule 3.5.

         Section 8.14 Matters Relating to Deferred Compensation Arrangements. (a) With respect to The Community Bank Director Deferred Income Agreements (the "Community DDI Agreements"), The Community Bank Executive Supplemental Income Agreements (the "Community ESI Agreements"), the Commerce Bank of Virginia Directors' Deferred Income Agreements and the Commerce Bank of Virginia Officers Deferred Income Agreements (collectively, the "Deferred Income Agreements"), CBI and CBI Bank shall use its best efforts to cause each of the parties to these agreements to terminate or amend such agreements upon SouthTrust's prior approval and upon terms and conditions satisfactory to SouthTrust.

                  (b) At the request of SouthTrust, CBI shall obtain and pay for an actuarial valuation for each Deferred Income Agreement identified by SouthTrust, which valuation shall be conducted by an actuary acceptable to SouthTrust and shall be delivered to SouthTrust no later than fifteen (15) days prior to the Effective Time.

         Section 8.15 Matters Relating to the Community Bankshares, Inc. Retirement Savings Plan. In the reasonable estimation of SouthTrust and its counsel, the aggregate exposure to CBI, Community Bank, or SouthTrust and its affiliates associated with pending, threatened or potential litigation or claims (regulatory or otherwise), and related expenses (including without limitation attorneys fees) arising out of the matters disclosed in Disclosure Schedule 3.12(j) shall not exceed $75,000, and CBI, Community Bank and their affiliates shall have taken all steps reasonably requested by SouthTrust to mitigate such exposure.

                                    ARTICLE 9

                        CONDITIONS TO OBLIGATIONS OF CBI

         The obligation of CBI to consummate the Merger as contemplated herein is subject to fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST-Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects, as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

         Section 9.2 Performance of Obligations. SouthTrust and ST-Sub shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-Sub shall have delivered to SouthTrust and ST-Sub a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-Sub under Article 4 of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by CBI that any fact, event or condition exists or has occurred that, in the judgment of CBI, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-Sub shall have obtained the consent or approval of each Person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of CBI, individually or in the aggregate, have a Material Adverse Effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. CBI shall have received the opinion of Bradley Arant Rose & White LLP, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 9.8 Fairness Opinion. The Board of Directors of CBI shall have received Opinion Letters from Keefe, Bruyette & Woods, Inc. and McKinnon & Company, Inc. (the "Fairness Opinions") dated prior to or as of the date the Proxy Statement is delivered to the shareholders of CBI in connection with the solicitation of their approval of the Merger, stating that the Merger is fair, from a financial point of view, to the shareholders of CBI and the Fairness Opinion shall not have been withdrawn prior to or as of the Effective Time of the Merger.

                                   ARTICLE 10

                        TERMINATION, WAIVER AND AMENDMENT

         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                  (a) by the mutual consent in writing of the Board of Directors of SouthTrust, ST-Sub and CBI; or

                  (b) by the Board of Directors of SouthTrust, ST-Sub, or CBI if the Merger shall not have occurred on or prior to February 28, 2002, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b); or

                  (c) by the Board of Directors of SouthTrust, ST-Sub or CBI (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of CBI and
Section 9.1 in the case of SouthTrust or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of CBI and Section 9.1 of this Agreement in the case of SouthTrust; or

                  (d) by the Board of Directors of SouthTrust, ST-Sub or CBI (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of CBI and
Section 9.1 in the case of SouthTrust or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or

                  (e) by the Board of Directors of SouthTrust, ST-Sub or CBI in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of CBI fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at CBI's shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (f) by the Board of Directors of SouthTrust, ST-Sub or CBI (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of CBI and
Section 9.1 in the case of SouthTrust or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement as the date after which such party may terminate this Agreement.

         Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Sub, and CBI.

         Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, SouthTrust and ST-Sub, on the one hand, and CBI, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust or ST-Sub, or CBI shall not survive the Effective Time of Merger, except that Article II, Sections 5.3(b), 6.3(b), 6.4, and 6.6 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, CBI (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of SouthTrust, ST-Sub or CBI contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust or ST-Sub, on the one hand, and CBI, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub or CBI and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE 11

                                  MISCELLANEOUS

         Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, ST-Sub shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a SouthTrust Subsidiary in the place of ST-Sub prior to the Merger, whereby such other SouthTrust Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of
Section 368(a) of the Code, and not change the amount of consideration to be received by CBI's shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of CBI's shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         Section 11.2 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                           "Affiliate" of a person shall mean (i) any other
person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                           "Consent" shall mean a consent, approval or
authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

                           "Environmental Law" means any applicable federal,
state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by CBI, Commerce Bank or any of their subsidiaries, or in which CBI, Commerce Bank or any of their subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which CBI, Commerce Bank or any of their subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility; "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

                           "Material Adverse Effect" on SouthTrust or CBI shall
mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business, prospects or shareholders equity of SouthTrust or CBI, (ii) materially impairs the ability of SouthTrust or CBI to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, or (iii) involves CBI and would be materially adverse to the interests of SouthTrust; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of SouthTrust or CBI taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger; provided that with respect to CBI, only if and to the extent any such expenses payable to third parties are disclosed by CBI or incurred by CBI following the date hereof as permitted by this Agreement.

                           "Regulatory Authorities" shall mean, collectively,
the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

         Section 11.3 Entire Agreement. This Agreement and the documents referred to herein (including, without limitation, the Stock Option Agreement referenced in Section 1.5 hereof) contain the entire agreement among SouthTrust, ST-Sub and CBI with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                           If to CBI:

                                    Community Bankshares Incorporated
                                    11500 West Broad Street
                                    P. O. Box 29569
                                    Richmond, Virginia 23242
                                    Attention: Nathan S. Jones, 3rd
                                    Fax: (804) 364-1845

                           with a copy to:

                                    Wayne A. Whitham, Jr.
                                    Williams, Mullen, Clark & Dobbins
                                    Two James Center
                                    16th Floor
                                    Richmond, Virginia 23218-1320
                                    Fax: (804) 783-6473

                           If to ST-Sub or SouthTrust, then to:

                                    SouthTrust Corporation
                                    420 North 20th Street
                                    Birmingham, Alabama 35203
                                    Attention: Alton E. Yother
                                    Fax: (205) 254-5022

                           with a copy to:

                                    Bradley Arant Rose & White LLP
                                    2001 Park Place, Suite 1400
                                    Birmingham, Alabama 35203-2736
                                    Attention: Paul S. Ware, Esq.
                                    Fax: (205) 521-8800

                           All such notices or other communications shall be
deemed to have been delivered (i) upon receipt when delivery is made by hand,
(ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.6 Costs and Expenses. Expenses incurred by CBI on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Sub to another affiliate of SouthTrust).

         Section 11.10 Governing Law; Arbitration. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama (without respect to its conflicts of laws principles). ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by SouthTrust, one of whom shall be selected by CBI, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this Agreement to arbitrate is governed by and enforceable under 9 U.S.C. ss.ss. 1 et seq. The place of arbitration shall be Birmingham, Alabama.

         Section 11.11 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.12 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.13 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]
                                          COMMUNITY BANKSHARES INCORPORATED


                                    By:
                                       ------------------------------------------
                                                 Nathan S. Jones, 3rd
ATTEST                                        Its Chief Executive Officer


----------------------------------
          Its Secretary

[CORPORATE SEAL]
                                             SOUTHTRUST OF ALABAMA, INC.


                                    By:
                                       ------------------------------------------
                                                    Alton E. Yother
ATTEST:                                       Its Secretary and Treasurer


----------------------------------
         Gary E. Kennedy
     Its Assistant Secretary

[CORPORATE SEAL]
                                                 SOUTHTRUST CORPORATION


                                    By:
                                       -----------------------------------------
                                                     Alton E. Yother
ATTEST:                                 Its Secretary, Treasurer and Controller


----------------------------------
         Gary E. Kennedy
     Its Assistant Secretary

                                                                     EXHIBIT B-1

October 11, 2001

The Board of Directors
Community Bankshares Incorporated
11500 West Broad Street
Richmond, Virginia 23242

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Community Bankshares Incorporated ("Community") of the consideration in the proposed merger (the "Merger") of Community Bankshares Incorporated into SouthTrust of Alabama, Inc., a wholly-owned subsidiary of SouthTrust Corporation ("SouthTrust"), pursuant to the Agreement and Plan of Merger, dated as of September 21, 2001, between Community and SouthTrust (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $3.00 per share, of Community (the "Common Shares") will be converted into
1.5608 shares of common stock, par value $2.50 per share, of SouthTrust (the "Stock Consideration"). In addition, Community shareholders will be given the option of exchanging their Common Shares for $34.03 per share in cash, subject to not more than 40% of Common Shares exchanging for cash (the "Cash Consideration"). We note that the Agreement provides that, if the average closing price of SouthTrust's common stock is less than $15.00 for a specified time period as defined in the Agreement, Community shareholders will receive 100% cash consideration less than $27.66 per share. Because Community believes that such a scenario is currently unlikely, we have not been asked to opine on the fairness of this portion of the Agreement. In the event Community believes that such a provision may come into operation as a result of a decline in the price of SouthTrust common stock, we will opine on the fairness of such provision of the Agreement. The Stock Consideration and Cash Consideration are hereinafter collectively referred to as the "Consideration". The terms and conditions of the Merger are more fully set forth in the Agreement.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Community and SouthTrust, and we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community and SouthTrust for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Community in rendering this fairness opinion and will receive a fee from Community for our services.

         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Community and SouthTrust and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2000 of Community and SouthTrust; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Community and SouthTrust and certain other communications from Community and SouthTrust to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Community and SouthTrust furnished to us by Community and SouthTrust for purposes of our analysis. We have also held discussions with senior management of Community and SouthTrust regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Community and SouthTrust with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

                                     B-1-1

                                                                     EXHIBIT B-1


         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Community and SouthTrust as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Community and SouthTrust are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Community or SouthTrust, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Community and SouthTrust; (ii) the assets and liabilities of Community and SouthTrust; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Community or any other business combination in which Community might engage.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

                                             Very truly yours,

                                             Keefe, Bruyette & Woods, Inc.


                                     B-1-2

                                                                     EXHIBIT B-2

                               October 11, 2001

Board of Directors
Community Bankshares Incorporated
11500 West Broad Street
Richmond, Virginia 23242-0569

Dear Board Members:

         In connection with the proposed affiliation of Community Bankshares Incorporated ("CBI") with SouthTrust Corporation ("ST") you have asked us to render an opinion as to whether the financial terms of the Agreement and Plan of Merger (the "Agreement") dated as of September 21, 2001, between CBI and SouthTrust of Alabama, Inc., a wholly owned subsidiary of ST ("SI-Sub"), joined in by ST, are fair from a financial point of view, to the shareholders of CBI. The Agreement provides for the merger of CBI with and into ST-Sub, and assuming the average trading price of ST common stock is greater than $15 for a specified period as defined in the Agreement, shareholders of CBI will receive common stock of ST and/or, if they so elect, $34.03 per share in cash, subject to the condition that not more than 40% of the total shares of CBI common stock may be exchanged for cash (the "Merger").

         McKinnon & Company, Inc. ("McKinnon") is an investment banking firm that specializes in Virginia community banks and thrifts. In fourteen years McKinnon has been lead managing underwriter in approximately forty public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in CBI's Common Stock on the NASDAQ National Market System. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulletin Board. McKinnon believes it has a thorough working knowledge of the banking industry in Virginia.

         In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of CBI, ST, and, on a pro forma basis, CBI and ST combined, and material proposed in connection with the Agreement, including, among other things, the following:

         (1) the Agreement and Plan of Merger, dated as of September 21, 2001 among CBI and ST-Sub;

         (2) the registration statement filed with the Securities and Exchange Commission in connection with the proposed Merger, including a prospectus relating to 4,532,646 shares of common stock of ST, and the Proxy Statement relating to the special meetings of shareholders of CBI to be held on November 29, 2001;

         (3) CBI's and ST's financial results for fiscal years 1991 through 2000, and the two quarters ended June 30, 2001, respectively, and certain documents and information we deem relevant to our analysis;

                                     B-2-1

         (4) held discussions with senior management of CBI and ST regarding past and current business operations of, and outlook for, CBI and ST, including trends, the terms of the proposed Merger, and related matters;

         (5) reviewed the reported price and trading activity of CBI's and ST's Common Stock and compared financial and stock market information for CBI and ST with similar information for certain other companies, and securities for which are publicly traded;

         (6) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part;

         (7) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on CBI and ST;

         (8) reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of CBI and ST. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of CBI or ST. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         We have been retained by you as a financial advisor to CBI with respect to the proposed Merger. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of CBI listed on the NASDAQ National Market System. Our opinion is directed to the Board of Directors of CBI. We participated in some of the discussions but we did not recommend the structure or give any opinion regarding the business reasons for doing this proposed Merger.

         On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, and based upon the trading price of ST at this time, the terms of the Agreement are fair, from a financial point of view, to the holders of CBI Common Stock. If the average closing price of ST common stock were less than $15 in the specified time period as defined in the Agreement, we would, from a financial point of view, have to reconsider whether the terms of the Agreement were fair depending upon the circumstances at that time.

                                             Very truly yours,


                                             McKinnon & Company, Inc.


                                     B-2-2

                                                                       EXHIBIT C

                             STOCK OPTION AGREEMENT

                  This STOCK OPTION AGREEMENT, dated as of September 21, 2001 (the "Agreement"), is by and between Community Bankshares Incorporated, a Virginia corporation and a registered bank holding company ("Issuer"), and SouthTrust Corporation, a Delaware corporation ("Grantee").

                  WHEREAS, Issuer and SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of Grantee ("ST-Sub"), have entered into an Agreement and Plan of Merger dated as of the date hereof, and joined into by Grantee (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into ST-Sub, and contemplating the merger of Commerce Bank, a Virginia banking corporation wholly owned by Issuer, with and into SouthTrust Bank, an Alabama banking corporation wholly owned by a subsidiary of Grantee, with SouthTrust Bank as the surviving corporation; and

                  WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 577,907 shares (the "Option Shares") of Common Stock of Issuer, par value $ 3.00 per share ("Issuer Common Stock"), at a purchase price per Option Share (the "Purchase Price") equal to $ 41.41; provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

         3.       Exercise of Option.

         (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or in the Merger Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of the Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time, but only following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earlier to occur of (A) the Effective Time of the acquisition of Issuer by Grantee pursuant to the Merger Agreement, (B) the termination of the Merger Agreement before the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a breach by Issuer of a covenant or agreement contained in the Merger Agreement, as the case may be (an "Issuer Default Termination")); (C) the close of business on the 365th day after the occurrence of an Issuer Default Termination (provided, however, that if within twelve (12) months after such an Issuer Default termination, a Purchase Event or Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein the Option shall terminate on the close of business on the 365th day following the first occurrence of such an event); and
(D) the close of business on the 365th day after termination of the Merger Agreement (other than an Issuer Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event (hereinafter sometimes referred to as the "Termination Date"); provided that any purchase of Option Shares upon the exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956 (the "BHCA"), and any required consent of any regulatory authority. The rights set forth in Section 8 of this Agreement shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

         (b) As used herein, a "Purchase Event" means any of the following events:

                  (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into a agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries (other than transactions solely between Issuer's subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its subsidiaries representing in either case 20% or more of the consolidated assets of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 9.9% or more of the voting power of Issuer or any of its significant subsidiaries; or

                  (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 9.9% or more (or, if such person or group is the beneficial owner of 9.9% or more on the date hereof, such person or group acquires an additional 5% or more) of the voting power of Issuer or any of its significant subsidiaries.

         (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                  (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 5% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); or

                  (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case, after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under Virginia banking or corporate law or any other applicable law seeking, including, without limitation, the BHCA, approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

         (e) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) subject to the next sentence, a place and date not earlier than three (3) business days nor later than fifteen
(15) business days after the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or consent of any regulatory authority is required in connection with such purchase, then, notwithstanding the prior occurrence of the Termination Date, the Closing Date shall be extended for such period as shall be necessary to enable such prior notification or consent to occur or to be obtained (and the expiration of any mandatory waiting period). Issuer shall co-operate with Grantee in the filing of any applications or documents necessary to obtain any required consent or in connection with any required prior notification and the Closing shall occur immediately following receipt of such consent (or the filing of any such prior notification and the expiration of any mandatory waiting periods).

         4.       Payment and Delivery of Certificates.

         (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified herein.

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a) above, (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and
(B) if the Option is exercised in part only, a new Stock Option Agreement, executed by Issuer, with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 21, 2001. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(e) of this Agreement, the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Grantee or its assignee, transferee, or designee.

         (e) Issuer agrees (i) that it shall at all times maintain, free from pre-emptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by amendment to its Articles of Incorporation or Bylaws or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying (if applicable) with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder and (B) in the event, under any federal or state law, prior notice to consent of any regulatory authority is necessary before the Option may be exercised, co-operating fully with Grantee in preparing any required application or notice and providing such information to such regulatory authority as such regulatory authority may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

         5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

         (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and is a valid and binding obligation of Issuer enforceable in accordance with its terms.

         (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 of this Agreement upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7 of this Agreement, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any pre-emptive right of any shareholder of Issuer, but subject to the voting restrictions contained in the Articles of Incorporation of Issuer.

         (c) No Violation. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Certificate or Articles of Incorporation or By-laws of Issuer or any subsidiary of Issuer or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any subsidiary of Issuer or their respective properties or assets which violation would have a material adverse effect on the condition of Issuer on a consolidated basis. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the State Corporation Commission of Virginia, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.

         6. Representations and Warrants of Grantee. Grantee hereby represents and warrants to Issuer that:

         (a) Due Authorization. Grantee has all requisite corporate power and authority to enter to this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

         (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         7.       Adjustment upon Changes in Capitalization, etc.

         (a) In the event of any change in Issuer Common Stock by reason of a stock dividend stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common

Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         (b) In the event that, prior to the Termination Date, Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer where Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein, the Option, notwithstanding the fact that as of the date of consummation of such transaction the Termination Date shall have occurred, shall be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such entity being referred to as the "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, because of the applicability of any law or regulation, have the exact terms as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of each share of Substitute Common Stock subject to the Substitute Option (the "Substitute Purchase Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

         (e)      The following terms have the meanings indicated:

                  (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with respect to which Issuer is one of the parties (if other than Issuer), (y) the Issuer in a consolidation or merger or in which the Issuer is the continuing or surviving corporation, and (z) the transferee of all or any substantial part of the Issuer's assets (or the assets of its subsidiaries).

                  (ii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (z) the highest last sales price per share of Issuer Common Stock quoted on any national securities exchange (including the NASDAQ
         - National Market System) (or if Issuer Common Stock is not quoted on any such national securities exchange, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) within the six-month period immediately preceding the agreement described in Section 7(b) above; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event a Tender Offer or Exchange Offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee.

                  (iii) "Average Price" shall mean the average last sales price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, as quoted on any national securities exchange (including the NASDAQ - National Market System), and if the Substitute Common Stock is not quoted on any such national securities exchange, the average of the bid price for the one year period described above, as quoted on the principal trading market or securities exchange on which such Substitute Common Stock is traded, as reported by a recognized source, as chosen by Grantee, but in no event higher than the last sales price or closing price or the bid price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

                  (iv) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon the exercise of the Substitute Option.

         (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the amount of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) in excess of (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

         (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all of the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguished from or have lesser economic value (other than any diminution resulting from the fact that the Substitute Common Stock is "restricted securities" within the meaning of Rule 144 under the Securities Act) than other shares of common stock issued by the Substitute Option Issuer).

         (h) The provisions of Sections 8, 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

         8.       Repurchase at the Option of Grantee.

         (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending at the close of business 365 days thereafter, Issuer shall repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to complete or partial exercise of the Option with respect to which Grantee then has beneficial ownership;

                  (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

         (b) If Grantee exercises its rights under this Section 8, Issuer shall, within ten (10) business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or consent of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, or Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver from time to time, and as permitted by applicable law or regulation, that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying within five business days after the date on which Issuer is no longer prohibited; provided, however, that if Issuer at any time is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Grantee the Section 8 Repurchase Consideration, in full (and Issuer hereby undertakes to use its best efforts to obtain all required consents of regulatory authorities and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Grantee may, at its option, revoke its request that Issuer repurchase the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering; and (ii) deliver, to the Grantee either (A) a new Stock Option Agreement evidencing the right of Issuer to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to the Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then prohibited from repurchasing.

         Notwithstanding anything herein to the contrary, all of Grantee's rights under this Section 8 shall terminate on the Termination Date of this Option pursuant to Section 3(a) of this Agreement.

         (c) For purposes of this Agreement, the "Applicable Price" means the highest of: (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) below; (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) above; or (iii) the highest last sales price per share of Issuer Common Stock quoted on any national securities exchange (including the NASDAQ - National Market System) (or if Issuer Common Stock is not quoted on any such national securities exchange, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) during the sixty (60) business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

         9.       Registration Rights.

         (a) Demand Registration Rights. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by Grantee, as expeditiously as possible prepare and file a registration statement under the Securities Act (or similar document under analogous bank securities regulations) if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee (and any permitted transferee) of its intention to do so and, upon the written request of Grantee (or any such permitted transferee of Grantee) given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee (or such permitted transferee)), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that the Issuer may elect not to cause all of the shares for which the Grantee has requested participation in such registration to be registered and included in such underwritten public offering if the underwriters, for good business reasons and in good faith, object to such inclusion.

         (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, Issuer shall not be required to register Option Shares under the Securities Act pursuant to subparagraph (a) above:

                  (i) prior to the earliest of (a) termination of the Merger Agreement, and (b) a Purchase Event or a Preliminary Purchase Event;

                  (ii)     on more than two occasions;

                  (iii)    more than once during any calendar year; and

                  (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the holder or holders of the Option Shares concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested.

         In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 180 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares.

         (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all of its expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses, legal expenses, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above; provided, however, that fees and expenses of counsel to the Grantee and any other expenses incurred by the Grantee in connection with such registration shall be borne by the Grantee.

         (e) Indemnification. In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the holder of the Option Shares, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such holder of the Option Shares, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this subparagraph
(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall the holders of the Option Shares be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

         In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each holder of any Option Shares (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

         (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the holder thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time. Issuer shall at its expense provide the holder of any Option Shares with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

         (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Grantee harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

                  10. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any national securities exchange or any other automated quotations system maintained by a self-regulatory organization, Issuer, upon request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any national securities exchange or any other automated quotations system maintained by a self- regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

                  11. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         12.      Miscellaneous.

         (a) Expenses. Except as otherwise provided in Section 9 of this Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision if such waiver is in writing. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement, and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

         (e) Descriptive Heading. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or a such other address for a party as shall be specified by like notice):

                           If to Issuer to:  Community Bankshares Incorporated
                                             11500 West Broad Street
                                             P.O. Box 29569
                                             Richmond, Virginia 23242
                                             Attention: Nathan S. Jones 3rd

                           with a copy to:   Williams, Mullen, Clark & Dobbins
                                             Two James Center, 16th Floor
                                             Richmond, Virginia 23218-1320
                                             Telecopy Number: (804)783-6473
                                             Attention: Wayne A. Whitham, Jr.,
                                             Esq.

                           If to Grantee to: SouthTrust Corporation
                                             420 North 20th Street
                                             Birmingham, Alabama 35203
                                             Telecopy Number: (205) 254-6695
                                             Attention: Alton E. Yother
                                             Senior Vice President

                           with a copy to:   Bradley Arant Rose & White LLP
                                             2001 Park Place, Suite 1400
                                             Birmingham, Alabama 35203
                                             Telecopy Number: (205) 251-8800
                                             Attention: Paul S. Ware, Esq.

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                   COMMUNITY BANKSHARES INCORPORATED


                                   By:
                                       -----------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------


ATTEST:


By:
    -----------------------
Name:
     ----------------------
Its:
    -----------------------

[CORPORATE SEAL]

                                                SOUTHTRUST CORPORATION


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------
ATTEST:


By:
    -----------------------
Name:
     ----------------------
Its:
    -----------------------

[CORPORATE SEAL]

                             [FRONT OF PROXY CARD]

                        COMMUNITY BANKSHARES INCORPORATED
                                 P.O. BOX 29569
                            RICHMOND, VIRGINIA 23242
                                 (804) 360-2222


PROXY SOLICITED BY BOARD OF DIRECTORS FOR SPECIAL MEETING OF SHAREHOLDERS - NOVEMBER 29, 2001.

The undersigned acknowledges receipt of the accompanying notice of special meeting and proxy statement, each dated _________ ___, 2001, and revoking all prior proxies, hereby appoints, Sam T. Beale, Richard C. Huffman and Vernon E. LaPrade, Jr., or any one of them, with full power of substitution in each, proxies to vote all the common stock of Community Bankshares Incorporated which the undersigned may be entitled to vote at the special meeting of shareholders to be held on November 29, 2001, and at any adjournment thereof, as follows:


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Proposal to approve the Agreement and Plan of Merger, dated as of September 21, 2001, as amended, by and between SouthTrust of Alabama, Inc. and Community Bankshares Incorporated, joined in by SouthTrust Corporation, as more fully described in the combined proxy statement and prospectus dated _________ ___, 2001.

               For__________     Withheld__________     Abstain_________


2. Other Matters: If any other business properly comes before the meeting, this proxy will be voted at the discretion of the proxy holders.


             (Continued and to be dated and signed on reverse side)


                              [BACK OF PROXY CARD]


IF NO DIRECTIONS ARE GIVEN THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Please date, sign your name(s) exactly as shown on your stock certificate, and return this proxy card in the accompanying envelope as promptly as practical. If signing on behalf of a trust, corporation or other entity, please indicate title of person signing. If stock is held jointly, both shareholders must sign.




__________, 2001           __________________________________
Date                       Signature


__________, 2001           __________________________________
Date                       Signature

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The restated certificate of incorporation and the restated by-laws of the registrant provide that the registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he was not adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed as part of this registration statement:


2        Agreement and Plan of Merger of SouthTrust of Alabama, Inc. and Community Bankshares Incorporated
         joined in by SouthTrust Corporation, as amended (included as Exhibit A to the combined proxy statement and prospectus filed as part of this registration statement).

*3(a)    Composite Restated Bylaws of SouthTrust Corporation which were filed as Exhibit 4(e) to the
         Registration Statement on Form S-4 of SouthTrust Corporation (Registration No. 33-61557).

*3(b)    Composite Restated Certificate of Incorporation of SouthTrust Corporation which was filed as Exhibit
         3 to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 333-34947).

*4(a)    Certificate of Designation of Preferences and Rights of Series 1999 Junior Participating Preferred
         Stock, adopted December 16, 1998 and effective February 22, 1999, which was filed as Exhibit A to
         Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 001-14781).

*4(b)    Amended and Restated Shareholder's Rights of Agreement, dated as of August 1, 2000, between
         SouthTrust Corporation and American Stock Transfer & Trust Company, Rights Agent, which was filed as
         Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 001-14781).

*4(c)    Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank USA,
         which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S-3
         (Registration No. 33- 13637).

*4(d)    Subordinated Indenture, dated as of May 1, 1992, between SouthTrust Corporation and Chemical Bank, which was filed as Exhibit 4(b)(ii) to the Registration Statement on Form S-3 of SouthTrust
         Corporation (Registration No. 33-52717).

*4(e)    Form of Senior Indenture which was filed as Exhibit 4(b)(i) to the Registration Statement on Form S-3
         of SouthTrust Corporation (Registration No. 33-52717).

5        Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.

8        Form of opinion of Bradley Arant Rose & White LLP regarding certain tax matters.

23(a)    Consent of Arthur Andersen LLP (with respect to SouthTrust Corporation).

23(b)    Consent of Mitchell, Wiggins & Company, LLP (with respect to Community Bankshares Incorporated).

23(c)    Consent of Keefe, Bruyette & Woods, Inc.

23(d)    Consent of McKinnon & Company, Inc.

23(e)    Consent of Bradley Arant Rose & White LLP (included in Exhibits 5 and 8).

24       Powers of Attorney.

99(a)    Form of Opinion of Keefe, Bruyette & Woods, Inc. (included as Exhibit B-1 to the combined proxy statement and prospectus filed as part of this registration statement).

99(b)    Form of Opinion of McKinnon & Company, Inc. (included as Exhibit B-2 to the combined proxy statement and prospectus filed as part of this registration statement).

99(c)    Cash Election Form.

-------------------
  *  Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      (1)      The undersigned registrant hereby undertakes as
                           follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on October 19, 2001.


                                                     SOUTHTRUST CORPORATION


                                 By:/S/ WALLACE D. MALONE, JR.
                                    --------------------------------------------
                                 Its: Chairman of the Board of Directors,
                                 President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                             Title                             Date
               ---------                                             -----                             ----
     /S/ WALLACE D. MALONE, JR.                      Chairman, President, Chief Executive        October 19, 2001
------------------------------------                           Officer, Director
       Wallace D. Malone, Jr.                            (Principal Executive Officer)



         /S/ ALTON E. YOTHER                               Secretary, Treasurer and              October 19, 2001
------------------------------------                         Controller (Principal
           Alton E. Yother                                      Accounting and
                                                              Financial Officer)


        /s/ JULIAN W. BANTON                                        Director                     October 19, 2001
------------------------------------                     (Chairman and Chief Executive
          Julian W. Banton                                 Officer, SouthTrust Bank)



                  *                                                Director                      October 19, 2001
------------------------------------
           Carl F. Bailey


                   *                                               Director                      October 19, 2001
------------------------------------
          John M. Bradford


                  *                                                Director                      October 19, 2001
------------------------------------
          William A. Coley


                  *                                                Director                      October 19, 2001
------------------------------------
          H. Allen Franklin


                  *                                                Director                      October 19, 2001
------------------------------------
          William C. Hulsey


                  *                                                Director                      October 19, 2001
------------------------------------
           Donald M. James


                  *                                                Director                      October 19, 2001
------------------------------------
        Allen J. Keesler, Jr.


                  *                                                Director                      October 19, 2001
------------------------------------
           Rex J. Lysinger


                  *                                                Director                      October 19, 2001
------------------------------------
            Van L. Richey


                  *                                                Director                      October 19, 2001
------------------------------------
           Judy M. Merritt


                  *                                                Director                      October 19, 2001
------------------------------------
          Garry N. Drummond



By       /S/ ALTON E. YOTHER
  ----------------------------------
           Alton E. Yother
          Attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT
   NO.                  DESCRIPTION
-------              -------------------
2        Agreement and Plan of Merger of SouthTrust of Alabama, Inc. and Community Bankshares Incorporated
         joined in by SouthTrust Corporation, as amended (included as Exhibit A to the combined proxy statement and prospectus filed as part of this registration statement).

*3(a)    Composite Restated Bylaws of SouthTrust Corporation, which were filed as Exhibit 4(e) to the
         Registration Statement on Form S-4 of SouthTrust Corporation (Registration No. 33-61557).

*3(b)    Composite Restated Certificate of Incorporation of SouthTrust Corporation which was filed as Exhibit
         3 to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 333-34947).

*4(a)    Certificate of Designation of Preferences and Rights of Series 1999 Junior Participating Preferred
         Stock, adopted December 16, 1998 and effective February 22, 1999, which was filed as Exhibit A to
         Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 001-14781).

*4(b)    Amended and Restated Shareholder's Rights of Agreement, dated as of August 1, 2000, between
         SouthTrust Corporation and American Stock Transfer & Trust Company, Rights Agent, which was filed as
         Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 001-14781).

*4(c)    Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank USA,
         which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S-3
         (Registration No. 33- 13637).

*4(d)    Subordinated Indenture, dated as of May 1, 1992, between SouthTrust Corporation and Chemical Bank, which was filed as Exhibit 4(b)(ii) to the Registration Statement on Form S-3 of SouthTrust
         Corporation (Registration No. 33-52717).

*4(e)    Form of Senior Indenture which was filed as Exhibit 4(b)(i) to the Registration Statement on Form S-3
         of SouthTrust Corporation (Registration No. 33-52717).

5        Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered.

8        Form of opinion of Bradley Arant Rose & White LLP regarding certain tax matters.

23(a)    Consent of Arthur Andersen LLP (with respect to SouthTrust Corporation).

23(b)    Consent of Mitchell, Wiggins & Company, LLP (with respect to Community Bankshares Incorporated).

23(c)    Consent of Keefe, Bruyette & Woods, Inc.

23(d)    Consent of McKinnon & Company, Inc.

23(e)    Consent of Bradley Arant Rose & White LLP (included in Exhibits 5 and 8).

24       Powers of Attorney.

99(a)    Form of Opinion of Keefe, Bruyette & Woods, Inc. (included as Exhibit B-1 to the combined proxy statement and prospectus filed as part of this registration statement).

99(b)    Form of Opinion of McKinnon & Company, Inc. (included as Exhibit B-2 to the combined proxy statement and prospectus filed as part of this registration statement).

99(c)    Cash Election Form.


-------------------
  *  Incorporated by reference.